Exhibit 4.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT
IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT
TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION HAS BEEN MARKED AS
“[REDACTED]”.

Confidential
Dated 21 July 2025
WIND KEEPER LIMITED
as Borrower
DNB BANK ASA
KFW IPEX-BANK GMBH
SPAREBANK 1 SØR-NORGE ASA
as Mandated Lead Arrangers
with
DNB BANK ASA
as Agent
DNB BANK ASA
as Security Agent
THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1
as Original Lenders
guaranteed by
CADELER A/S and others

FACILITY AGREEMENT FOR A GREEN TERM LOAN FACILITY of up to €125,000,000

THIS AGREEMENT is dated 21 July 2025 and made between:
(1)WIND KEEPER LIMITED details of which are specified in Schedule 1 (The original parties) as borrower (the Borrower);
(2)CADELER A/S details of which are specified in Schedule 1 (The original parties) as guarantor
(Guarantor A);
(3)CADELER INTERNATIONAL LIMITED details of which are specified in Schedule 1 (The original parties) as guarantor (Guarantor B);
(4)CADELER HOLDINGS LIMITED details of which are specified in Schedule 1 (The original parties) as guarantor (Guarantor C);
(5)CADELER UK LIMITED details of which are specified in Schedule 1 (The original parties) as guarantor (Guarantor D, and together with Guarantor A, Guarantor B and Guarantor C, the
Original Guarantors);
(6)DNB BANK ASA as bookrunner and co-ordinator (the Bookrunner);
(7)DNB BANK ASA as green loan advisor (the Green Loan Advisor);
(8)DNB BANK ASA, KFW IPEX-BANK GMBH and SPAREBANK 1 SØR-NORGE ASA as
mandated lead arrangers (whether acting individually or together, the Arrangers);
(9)THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as hedging providers (the Original Hedging Providers);
(10)THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as lenders (the Original Lenders);
(11)DNB BANK ASA as agent of the other Finance Parties (other than the Security Agent) (the
Agent); and
(12)DNB BANK ASA as security agent and trustee for the other Finance Parties (the Security
Agent).
IT IS AGREED as follows:
Section 1 -  Interpretation
1Definitions and interpretation
1.1Definitions
In this Agreement and (unless otherwise defined in the relevant Finance Document) the other
Finance Documents:
Acceptable Bank means:
(a)a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of “A-” or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or “Baa1” or higher by Moody's Investor Services Limited or a comparable rating from another internationally recognised credit rating agency; or
(b)any other bank or financial institution approved by the Majority Lenders, and which is approved by the Borrower.
Accession Deed means a document substantially in the form set out in Schedule 7 (Form of
Accession Deed).

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 29 (Bank accounts).
Account Bank means, in relation to any Account, the bank or financial institution specified as such in Schedule 1 (The original parties), any Lender, or another bank or financial institution approved by the Majority Lenders at the request of the Borrower.
Account Holder(s) means, in relation to any Account, each Obligor in whose name that
Account is held.
Account Security means, in relation to an Account, a deed or other instrument executed by the relevant Account Holder(s) in favour of the Security Agent or any other Finance Party in an agreed form conferring a Security Interest over that Account.
Accounting Reference Date means 31 December or such other date as may be approved by the Majority Lenders.
Additional Guarantor means a legal entity which becomes or is to become a guarantor under this Agreement (on a joint and several basis with the Original Guarantors and any other
Guarantor) in accordance with, and defined as such in, clause 35.5 (Additional Guarantors) and
Additional Guarantors means any or all of them.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agent includes any person who may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointed under clause 37.8 (Additional trustees).
Ancillary Commencement Date means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the
Ancillary Facility Availability Period.
Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the
maximum amounts in euro (or the equivalent in euro of any other currency) which that Ancillary
Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility in accordance with the terms of clause 6
(Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.
Ancillary Document means each document relating to or evidencing the terms of an Ancillary
Facility.
Ancillary Facility means any ancillary facility made available by an Ancillary Lender in accordance with clause 6 (Ancillary Facilities) and Ancillary Facilities means any or all of them.
Ancillary Facility Availability Period means, in relation to an Ancillary Facility, the period starting on the Utilisation Date and ending on the earlier of (a) the Final Repayment Date under this Agreement and (b) the date specified as such in the relevant Ancillary Facility.
Ancillary Lender means each Lender which makes available an Ancillary Facility in accordance with clause 6 (Ancillary Facilities) and Ancillary Lenders means any or all of them.
Ancillary Outstandings means, at any time, in relation to an Ancillary Lender and an Ancillary
Facility then in force, the aggregate of the equivalents (as calculated by that Ancillary Lender) in euro of the face amount of each guarantee, bond and letter of credit under that Ancillary Facility, as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.
Annex VI means Annex VI of the Protocol of 1997 (as subsequently amended from time to time)
to amend the International Convention for the Prevention of Pollution from Ships 1973
(MARPOL), as modified by the Protocol of 1978 relating thereto.
Anti-Corruption Laws means any laws, rules and regulations of any jurisdiction, concerning bribery or corruption, including (without limitation):

(a)the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.);
(b)the U.K. Bribery Act 2010; and
(c)sections 387 – 389 (combined with Section 15) of the Norwegian Penal Code of 2005.
Anti-Money Laundering Laws means any laws, rules and regulations relating to money laundering or terrorist financing, including (without limitation), the anti-money laundering provisions and anti-terrorism financing included in sections 337 – 341 (combined with Section
15) and sections 135 and 136 (combined with Section 15) of the Norwegian Penal Code of
2005.
Approved Flag State means Denmark, Norway, the Republic of Cyprus, the Republic of
Panama, the United Kingdom, the Marshall Islands, Liberia or any other flag state approved by the Majority Lenders.
Approved Shareholder means any legal entity (other than the Borrower or the Original
Guarantors) which:
(a)is a wholly-owned direct or indirect Subsidiary of Guarantor C; and
(b)is incorporated, registered or formed under the laws of a jurisdiction in all respects acceptable to all the Lenders.
Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
Auditors means EY Godkendt Revisionspartnerselskab or any other “Big Four” accounting firm appointed by Guarantor A or, as applicable, on and from the Share Exchange Completion, UK
ListCo to act as its or their statutory auditors.
Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.
Available Commitment means a Lender's Commitment minus the amount of its participation in the Loan.
Balloon Instalment shall have, in respect of the Loan, the meaning given to it in clause 7.2
(Scheduled repayment of Facility).
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In Legislation means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)in relation to any other state other than such an EEA Member Country and the United
Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
Bareboat Charter means a bareboat charter for the Ship between the Borrower as owner and a
Bareboat Charterer as charterer in the agreed form (and includes the Initial Bareboat Charter and a JV Bareboat Charter) and Bareboat Charters means any or all of them.
Bareboat Charterer means Guarantor A, Guarantor D or any other Group Member which becomes a bareboat charterer under a Bareboat Charter of the Ship pursuant to the terms of clause 24.8 (Chartering).
Basel Accords means the Basel II Accord, the Basel III Accord and Reformed Basel III.

Basel Regulation means either a Basel II Regulation or a Basel III Regulation.
Basel II Accord means the "International Convergence of Capital Measurement and Capital
Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in
June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.
Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel Accords.
Basel II Regulation means:
(a)any law or regulation in force as at the date hereof implementing the Basel II Accord
(including the relevant provisions of CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord or Reformed Basel
III; and
(b)any Basel II Approach adopted by a Finance Party or any of its Affiliates.
Basel III Accord means, together:
(a)the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010,
each as amended, supplemented or restated;
(b)the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in
November 2011, as amended, supplemented or restated; and
(c)any further guidance or standards published by the Basel Committee on Banking
Supervision relating to “Basel III”, including Reformed Basel III.
Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates)
and includes a CRR Increased Cost.
Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRR) save to the extent that such law or regulation re-enacts a Basel
II Regulation.
Break Costs means the amount (if any) by which:
(a)the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or any relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of the
Loan or any relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)the amount which that Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Copenhagen, London, Frankfurt am Main, New York and Oslo, and (in
relation to any date for payment or purchase of euro) any TARGET Day.

BW Group means BW Altor Pte. Ltd. of the Republic of Singapore and its Subsidiaries from time to time.
Change of Control occurs if, at any time and without the prior written approval of all the
Lenders:
(a)the Borrower ceases to be a wholly-owned direct Subsidiary of Guarantor B, unless
(subject to the proviso at the end of this definition) the Borrower has become a wholly-
owned direct Subsidiary of an Approved Shareholder or Guarantor C; or
(b)the Borrower or Guarantor B ceases to be a wholly-owned direct or indirect Subsidiary of
Guarantor C; or
(c)the Borrower that (subject to the proviso at the end of this definition) has become a wholly-owned direct Subsidiary of an Approved Shareholder or Guarantor C pursuant to paragraph (a) above ceases to be a wholly-owned direct Subsidiary of that Approved
Shareholder or Guarantor C, unless (subject to the proviso at the end of this definition)
the Borrower has become a wholly-owned direct Subsidiary of another Approved
Shareholder or, as the case may be, Guarantor C; or
(d)any Approved Shareholder that (subject to the proviso at the end of this definition) owns shares in the Borrower ceases to be a wholly-owned direct or indirect Subsidiary of
Guarantor C; or
(e)on and following the Share Exchange Completion and prior to the completion of the
Squeeze Out, UK ListCo ceases to be the direct shareholder of at least 90 per cent. of the issued and outstanding voting share capital (excluding shares held in treasury by
Guarantor A) in Guarantor A; or
(f)Guarantor B ceases to be a direct wholly-owned Subsidiary of Guarantor C unless
(subject to the proviso at the end of this definition) Guarantor B has become a wholly-
owned direct Subsidiary of an Approved Shareholder; or
(g)on and following the Transfer of Guarantor A, Guarantor A ceases to be a wholly-owned direct Subsidiary of Guarantor C unless (subject to the proviso at the end of this definition) Guarantor A has become a wholly-owned direct Subsidiary of an Approved
Shareholder; or
(h)prior to the Guarantor C Acquisition, Guarantor C ceases to be a direct wholly-owned
Subsidiary of Guarantor A; or
(i)on and following the Guarantor C Acquisition, Guarantor C ceases to be a wholly-owned direct Subsidiary of UK ListCo; or
(j)Guarantor D ceases to be a direct wholly-owned Subsidiary of Guarantor B unless
(subject to the proviso at the end of this definition) Guarantor D has become a wholly-
owned direct Subsidiary of an Approved Shareholder; or
(k)Guarantor A (at any time prior to the Guarantor C Acquisition) or UK ListCo (on and following the Guarantor C Acquisition) ceases to have the right or ability to control the affairs, or the composition of the majority of the board of directors, of the Borrower and/or
Guarantor C and/or any Bareboat Charterer, and/or any Approved Shareholder that
(subject to the proviso at the end of this definition) owns shares in the Borrower and/or any Bareboat Charterer; or
(l)any Bareboat Charterer ceases to be Guarantor A, Guarantor D or a direct or indirect
(and wholly-owned, unless it is a Bareboat Charterer under a JV Bareboat Charter)
Subsidiary of, prior to the Guarantor C Acquisition, Guarantor A or, on and from the
Guarantor C Acquisition, Guarantor C; or
(m)any person or group of persons acting in concert (other than Swire Pacific, Scorpio Group or the BW Group) hold legally and beneficially more than 25% of either (i) the issued and outstanding share capital and/or (ii) the issued and outstanding voting share capital, of, prior to the Share Exchange Completion, Guarantor A or, on and following the Share
Exchange Completion, UK ListCo,
Provided however that it shall not constitute a Change of Control under:

(i)paragraphs (a) or (c) above, if, in the case of a transfer of all (but not part of) the shares and/or voting shares in the Borrower from Guarantor B to an Approved
Shareholder under paragraph (a) above, or between Approved Shareholders under paragraph (c) above; or
(ii)paragraph (f) above, if, in the case of a transfer of all (but not part of) the shares and/or voting shares in Guarantor B from Guarantor C to an Approved Shareholder under paragraph (f) above; or
(iii)paragraph (g) above, if, on and following the Transfer of Guarantor A, in the case of a transfer of all (but not part of) the shares and/or voting shares in Guarantor A from Guarantor C to an Approved Shareholder under paragraph (g) above; or
(iv)paragraph (j) above, if, in the case of a transfer of all (but not part of) the shares and/or voting shares in Guarantor D from Guarantor B to an Approved Shareholder under paragraph (j) above; or,
(v)at the time of such transfer:
(i)such Approved Shareholder has delivered to all Finance Parties any “know your customer” and other similar documents as required by any of them and the relevant
Finance Parties are satisfied with the same and their relevant internal checks; and
(ii)such Approved Shareholder becomes an Additional Guarantor pursuant to the terms of clause 35.5 (Additional Guarantors) and grants a Security Interest over the shares of the Borrower which it acquires or is to acquire on terms materially similar to the relevant Share Security and in agreed form (which shall constitute Finance
Documents), together with any documents and evidence of the type referred to in
Schedule 3 (Conditions precedent) in respect of such Security Interest and the
Approved Shareholder; and
(iii)the Parties have entered into such other amendments and documents (including any amendment to this Agreement) as the Agent (acting reasonably) may require in respect of the above matters (at the cost and expense of the Borrower); and
(iv)the entry by such Approved Shareholder into any of the above documents does not otherwise constitute a Default nor would otherwise cause or result in an Event of
Default (and the Obligors’ Agent has confirmed the same in writing to the Agent).
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.
Charter means, in relation to the Ship, any charter commitment (other than a Bareboat Charter), which is entered into during the Facility Period between (a) either the Borrower or the Bareboat
Charterer as disponent owner; and (b) any person (other than a Bareboat Charterer or any
Group Member or any Affiliate of any of them) as charterer or counterparty of the Borrower or
(as applicable) such Bareboat Charterer thereunder, and which is capable of lasting in excess of
12 months (without taking into account any options to extend or renew contained therein), and it includes the Initial Charter, and Charters means any or all of them.
Charter Documents means, in relation to the Ship and a Charter, any documents supplementing it and any Charter Guarantee.
Charter Guarantee means, in relation to the Ship and a Charter, any guarantee or security given by any person for the relevant Charterer’s obligations under it.
Charter Guarantor means, in relation to the Ship and a Charter, the guarantor or counterparty of the Borrower or Bareboat Charterer under the Charter Guarantee for that Charter.
Charterer means, in relation to a Charter, the charterer or counterparty of the Borrower or
Bareboat Charterer under that Charter (and it includes the Initial Charterer).
Classification means an appropriate classification available to vessels of this type (being on the date of this Agreement the classification specified in respect of the Ship in Schedule 2 (Ship information)) with the relevant Classification Society selected by the Borrower.

Classification Society means the classification society specified in Schedule 2 (Ship information), Lloyd’s Register, American Bureau of Shipping or Bureau Veritas or another classification society (being a member of the International Association of Classification Societies
(IACS) or, if such association no longer exists, any similar association nominated by the Agent)
approved by the Majority Lenders as its Classification Society, at the request of the Borrower.
Code means the US Internal Revenue Code of 1986, as amended.
Commitment means:
(a)in relation to an Original Lender, the amount set opposite its name under the heading
"Commitment" in Schedule 1 (The original parties) and the amount of any other
Commitment assigned to it under this Agreement; and
(b)in relation to any other Lender, the amount of any Commitment assigned to it under this
Agreement,
to the extent not cancelled, reduced or assigned by it under this Agreement.
Compliance Certificate means a certificate substantially in the form set out in Schedule 9
(Form of Compliance Certificate) or otherwise approved.
Confirmation shall have, in relation to any Hedging Transaction, the meaning given to that term in the relevant Hedging Master Agreement.
Confidential Information means all information relating to an Obligor, the Group, the
Transaction Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the
Facility from either:
(a)any Group Member or any of its advisers; or
(b)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers,
in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)information that:
(A)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 51 (Confidential Information); or
(B)is identified in writing at the time of delivery as non-confidential by any Group
Member or any of its advisers; or
(C)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that
Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)any Funding Rate or Reference Bank Quotation.
Confidentiality Undertaking means a confidentiality undertaking substantially in the form recommended by the Loan Market Association.
Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).
Corrective Action Plan or CAP means a plan produced by the Borrower specifying the corrective actions (including the timing(s) and responsibility for such action(s)) being taken or proposed to be taken in order to remedy or mitigate all adverse consequences caused by an
Environmental Incident, Social Incident, Environmental Claim, Social Claim, or IMO Code Claim,
as may be amended or updated from time to time.
CRR means either CRR-EU or, as the context may require, CRR-UK.
CRR-EU means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.
CRR Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with the CRR (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
CRR-UK means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement)
Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations
2019.
CTA means the Corporation Tax Act 2009.
Debt Purchase Transaction means, in relation to a person, a transaction where such person:
(a)purchases by way of assignment or transfer;
(b)enters into any sub-participation in respect of; or
(c)enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,
any Commitment or amount outstanding under the Loan under this Agreement.
Declassification Date means the date on which the Agent (acting on the instructions of the
Majority Lenders) exercises its right to declassify the Loan as a "green loan" in accordance with paragraph (a) of clause 23.14 (Declassification Event).
Declassification Event means:
(a)the Agent receives a Declassification Request from the Borrower;
(b)the Borrower ceases to be in compliance with the Green Asset Criteria; or
(c)the Borrower fails to comply with the requirements of clause 21.14 (Green Loan
Compliance Certificate and Green Loan Report), unless the failure to comply is capable of remedy and it is remedied within 10 Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.
Declassification Request means a notice signed by the Borrower requesting that the Loan is no longer to be classified as a “green loan” for the purposes of the “Green Loan Provisions”.
Such notice shall:
(a)be signed by a director of the Borrower;
(b)state the proposed Declassification Date; and
(c)set out in reasonable detail the green loan related information demonstrating why the
Loan should no longer be a “green loan”.
Deed of Covenant means, if the Mortgage is in account current form and where it is customary to grant a deed of covenant, a first priority deed of covenant in respect of the Ship by the
Borrower in favour of the Security Agent in the agreed form.
Default means an Event of Default or any event or circumstance specified in clause 32 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an
Event of Default.
Defaulting Lender means any Lender:
(a)which has failed to make its participation in the Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the
Loan available) by the Utilisation Date in accordance with clause 5.4 (Lenders'
participation);
(b)which has otherwise rescinded or repudiated a Finance Document; or
(c)with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and,
payment is made within three Business Days of its due date; or
(ii)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed by the
Security Agent.
Deloitte Report means the Project Albion Draft Extract Strawman Report dated 8 May 2025.
Disposal Repayment Date means in relation to:
(a)a Total Loss of the Ship, the applicable Total Loss Repayment Date; or
(b)a sale of the Ship by the Borrower, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price (and upon or immediately prior to such completion).
Disruption Event means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the
Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-
related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance
Documents,
and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Earnings means, in relation to the Ship and a person, all money at any time payable to that person for or in relation to the use or operation of the Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from the Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment and contributions of any nature whatsoever in respect of general average (including all moneys payable to the Borrower and/or a Bareboat
Charterer of the Ship under any Charter, Charter Guarantee or Bareboat Charter in respect of the Ship, respectively).
Earnings Account means any account with an Account Bank which is defined as such in any
Account Security or which is designated as an "Earnings Account" under clause 29 (Bank accounts).
EBITDA has the meaning given to that term in clause 22.2 (Financial definitions).
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a Group Member.
Environmental Approval means any permit, license, consent, approval and other authorisations required under any Environmental Law.
Environmental Claim means any claim or proceeding by any person or company or any formal notice, whether in respect to any investigation by relevant public authorities or otherwise which has been commenced against any Obligor or the Ship in respect of (i) any material breach of or material non-conformity with Environmental Law or (ii) any material breach of or material non-
conformity with or a revocation or suspension of an Environmental Approval.
Environmental Incident means any spill, release or discharge of Environmentally Sensitive
Material which is capable of materially polluting the environment in circumstances where:
(a)a Fleet Vessel or its owner, operator or manager is involved; and/or
(b)any Obligor is reasonably expected to be liable for Environmental Claims arising from such spill, release or discharge (other than Environmental Claims arising and fully satisfied before the date of this Agreement).
Environmental Law means any applicable law, regulation, convention or treaty, judgment, order or any other executive or legislative measure or act having the force of law in any jurisdiction in which any Obligor conducts business and which relates to the pollution or protection of, or the prevention of harm or damage to, the environment, including, without limitation, the manufacturing, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmentally Sensitive Material.
Environmentally Sensitive Material means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
EU Bail-In Legislation Schedule means the document described as such and published by the
Loan Market Association (or any successor person) from time to time.
EU Ship Recycling Regulation means Regulation (EU) No 1257/2013 of the European
Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation
(EC) No 1013/2006 and Directive 2009/16/EC (Text with EEA relevance).
EURIBOR means, in relation to the Loan or any part of it and any Unpaid Sum:
(a)the applicable Screen Rate as of 11:00 a.m. (Brussels time) on the relevant Quotation
Day for a period equal in length to the Interest Period of the Loan or relevant part of it or
Unpaid Sum; or
(b)as otherwise determined pursuant to clause 12.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.
Event of Default means any event or circumstance specified as such in clause 32 (Events of
Default).

Existing Facilities Agreement means the facilities agreement dated 22 May 2025 made between, amongst others, the Borrower as borrower and DNB Bank ASA as agent, in relation to loan facilities of up to €150,000,000 for the purpose of financing the acquisition cost of the Ship.
Existing Indebtedness means, together, at any relevant time, the aggregate amount of principal, interest and all other amounts outstanding and owing by the Borrower or any other
Obligor under the Existing Facilities Agreement or related Finance Documents (as such term is defined in the Existing Facilities Agreement).
External Reviewer means S&P Global or any replacement external reviewer being a member firm of Deloitte, Ernst & Young Global Limited, KPMG International Limited,
PricewaterhouseCoopers International Limited or DNV or any other person approved by the
Majority Lenders as may be appointed from time to time by Guarantor A (up to the Share
Exchange Completion) or UK ListCo (on and from the Share Exchange Completion), provided that any such replacement is:
(a)an independent professional services firm, environmental consultancy firm or ratings agency which is regularly engaged in the application and monitoring of ESG standards and ESG calculation methodologies; and
(b)not an Affiliate of an Obligor.
Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).
Facility Office means:
(a)in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or
(b)in respect of any other Finance Party, the office in the jurisdiction in which it is resident for
Tax purposes.
Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the
Obligors under the Finance Documents has been irrevocably and unconditionally and discharged in full.
FATCA means:
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
FATCA Application Date means:
(a)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code
(which relates to payments of interest and certain other payments from sources within the
US), 1 July 2014; or
(b)in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
FATCA Deduction means a deduction or withholding from a payment under a Finance
Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA
Deduction.
FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which could be required to make a FATCA Deduction.
Fee Letters means any letters entered into between (a) any Finance Parties and (b) any
Obligors by reference to this Agreement in relation to any fees payable to any Finance Parties and Fee Letter means any one of them.
Final Repayment Date means, subject to clause 44.7 (Business Days), the date falling 60
Months after the Utilisation Date.
Finance Documents means this Agreement, any Accession Deed, any Ancillary Document, any
Compliance Certificate, any Green Loan Compliance Certificate, any Fee Letter, the Utilisation
Request, any Quiet Enjoyment Agreement in relation to the Ship, the Security Documents, any
Transfer Certificate, any Hedging Contracts, any Hedging Master Agreement and any other document designated as such by the Agent and the Borrower.
Finance Party means the Agent, the Security Agent, any Arranger, the Bookrunner, the Green
Loan Advisor, any Hedging Provider, a Lender or any Ancillary Lender.
Financial Indebtedness means any indebtedness for or in respect of:
(a)moneys borrowed and debit balances at banks or other financial institutions;
(b)any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under IFRS);
(f)any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
(g)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under IFRS;
(i)any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;
(j)any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS; and
(k)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

Financial Year means the annual accounting period of the Group ending on or about the
Accounting Reference Date in each year.
First Repayment Date means, subject to clause 44.7 (Business Days), the date falling three
Months after the Utilisation Date.
Flag State means, in relation to the Ship, (i) the country specified in Schedule 2 (Ship information), (ii) any other Approved Flag State in which the Ship is, or is to be, registered at the request of the Borrower, subject to the provisions of paragraph (b) of clause 24.2 (Ship’s name and registration) or (iii) such other state or territory as may be approved by the Majority Lenders at the request of the Borrower (such approval or, where such state or territory is not approved by the Majority Lenders, such rejection, not to be unreasonably delayed), subject to the provisions of paragraph (b) of clause 24.2 (Ship’s name and registration) as being the “Flag State” of the
Ship for the purposes of the Finance Documents.
Fleet Vessel means the Ship and any other vessel owned, operated, managed or crewed by any Group Member.
Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 12.4 (Cost of funds).
General Assignment means in relation to the Ship and each Bareboat Charterer, a first assignment of its interest in the Ship's Insurances, Earnings (including Earnings under any
Charter and any Charter Guarantee for the Ship, if and to the extent it would not constitute a breach of the relevant Charter or Charter Guarantee (as applicable) for the Ship (unless clause
24.8(e)(ii) applies)), Requisition Compensation and, subject to the terms of clause 24.8(e)(ii) in relation to a Charter, the Charter Documents for such Charter, and, in the case of the Borrower only, any Bareboat Charter for the Ship, one such assignment executed by the Borrower and each Bareboat Charterer of the Ship in favour of the Security Agent or any other Finance Party in the agreed form.
GHG Protocol means the Greenhouse Gas Protocol: A Corporate Accounting and Reporting
Standard, Revised Edition 2015, published by the World Business Council for Sustainable
Development and the World Resources Institute, as updated from time to time.
GLP means the Green Loan Principles together with the "Guidance on Green Loan Principles", published on 23 February 2023 by the Loan Market Association (LMA), the Loan Syndications
and Trading Association (LSTA) and the Asia Pacific Loan Market Association (APLMA) and the
accompanying guidance in force as at the date of this Agreement.
Green Asset Criteria means, at any relevant time:
(a)the proceeds of the Loan are used for the purpose of financing Green Assets;
(b)not more than 5% of the aggregate combined annual turnover of the Borrower attributable to the Green Assets (as shown in the then most recent audited annual financial statements of the Borrower delivered pursuant to clause 21.3 (Financial statements)) is derived from non-offshore renewable energy activities; and
(c)the aggregate market value of the Green Assets (as most recently determined by valuations obtained in accordance with clause 27 (Minimum Security Value)) is equal to or exceeds the outstanding amount of the Green Loan,
save that paragraphs (b) and (c) shall not apply for the purposes of a Pre-Utilisation Green Loan
Compliance Certificate provided pursuant to clause 10.2(b) (Green Loan Margin Adjustment).
Green Assets means the Ship for as long as it falls within "green project categories" as defined in the Green Finance Framework.
Green Finance Framework means the green finance framework dated December 2023 and prepared by Guarantor A on sustainability reporting.
Green Finance Second Party Opinion means the green finance second party opinion dated 1
December 2023 and issued by the External Reviewer as the same may be updated or amended from time to time to confirm, inter alia, the alignment of the Green Finance Framework with the
GLP.

Green Loan means the outstanding amount of the Loan until a Declassification Event occurs and is continuing.
Green Loan Compliance Certificate means a certificate substantially in the form set out in
Schedule 10 (Form of Green Loan Compliance Certificate) delivered pursuant to clause 21.14
(Green Loan Compliance Certificate and Green Loan Report) (and it also includes a Pre-
Utilisation Green Loan Compliance Certificate).
Green Loan Compliance Certificate Inaccuracy has the meaning given to it in clause 21.15
(Green Loan Compliance Certificate Inaccuracy).
Green Loan Information means all information which has been:
(a)provided by or on behalf of a Group Member to a Finance Party; or
(b)approved by any Group Member,
solely in connection with, and to the extent it relates to, any Green Loan Compliance Certificate or any Green Loan Report,
Green Loan Provisions means each of paragraph (g) of clause 20.8 (No misleading information), clause 21.14 (Green Loan Compliance Certificate and Green Loan Report) to
clause 21.16 (Green Loan Information) (inclusive), clause 23.14 (Declassification Event) and clause 23.15 (Green Loan publicity).
Green Loan Report has the meaning given to that term in clause 21.14 (Green Loan
Compliance Certificate and Green Loan Report).
Group means:
(a)on and from the date of this Agreement and up until the Share Exchange Completion,
Guarantor A; and
(b)on and from the date of the Share Exchange Completion and until the end of the Facility
Period, UK ListCo,
(c)and, in each case, its Subsidiaries for the time being and, for the purposes of clause 21.3
(Financial statements) and clause 22 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with IFRS and/or any applicable law.
Group Member means any Obligor and any other entity which is part of the Group.
Guarantee means the obligations of the Guarantors under clause 19 (Guarantee and indemnity).
Guarantor means an Original Guarantor or an Additional Guarantor which has become a guarantor under this Agreement pursuant to clause 35.5 (Additional Guarantors) and
Guarantors means any or all of them.
Guarantor Affiliate means any Guarantor and each of its Affiliates, any trust of which such
Guarantor or any of its Affiliates is a trustee, any partnership of which such Guarantor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, such Guarantor or any of its Affiliates.
Guarantor C Acquisition means the acquisition by UK ListCo of 100% of the share capital of
Guarantor C from Guarantor A, which will follow the Share Exchange Completion and the completion of the Squeeze Out.
Hedging Contract means any Hedging Transaction between the Borrower and any Hedging
Provider pursuant to any Hedging Master Agreement and includes any Hedging Master
Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging
Transaction constituted and/or evidenced by them and Hedging Contracts means any or all of them.

Hedging Contract Security means a deed or other instrument by the Borrower in favour of the
Security Agent in the agreed form conferring a Security Interest over any Hedging Contracts.
Hedging Exposure means, as at any relevant date and in relation to any Hedging Provider, the aggregate of the amount certified by that Hedging Provider to the Agent to be the net amount in euro:
(a)in relation to all Hedging Contracts with that Hedging Provider that have been closed out on or prior to the relevant date, that is due and owing by the Borrower to that Hedging
Provider in respect of such Hedging Contracts on the relevant date; and
(b)in relation to all Hedging Contracts with that Hedging Provider that are continuing on the relevant date, that would be payable by the Borrower to that Hedging Provider under (and calculated in accordance with) the early termination provisions of such Hedging Contracts as if an Early Termination Date (under and as defined in the relevant Hedging Master
Agreement) had occurred on the relevant date in relation to all such continuing Hedging
Contracts.
Hedging Master Agreement means each agreement made or (as the context may require) to be made between the Borrower and a Hedging Provider comprising an ISDA Master Agreement and the Schedule thereto in the agreed form and Hedging Master Agreements means any or all of them.
Hedging Provider means:
(a)any Original Hedging Provider; and
(b)any entity which has become a Party as a Hedging Provider in accordance with clause
34.12 (Accession of Hedging Providers to this Agreement),
and Hedging Providers means any or all of them.
Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term "Transaction" in that Hedging Master Agreement and Hedging Transactions means any or all of them.
Holding Company means, in relation to a person, any other person in respect of which it is a
Subsidiary.
IFRS means International Financial Reporting Standards (IFRS Standards) applicable from time to time.
IMO Code Claim means any formal notice of or claim from relevant authorities for a material breach of the ISM Code, the ISPS Code, the Polar Code, SOLAS, MARPOL or the STCW/
STCW-F being made against any Obligor or otherwise in connection with the Ship or any actual or threatened withdrawal, suspension, cancellation or modification of the SMC, the ISSC or the
DOC or any “major non-conformity”, as such term is defined in the ISM Code.
Impaired Agent means the Agent at any time when:
(a)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)the Agent otherwise rescinds or repudiates a Finance Document;
(c)(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or
(d)an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or

(B)a Disruption Event; and
payment is made within 3 Business Days of its due date; or
(ii)the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
Increased Costs has the meaning given to that term in clause 15.1 (Increased costs).
Indemnified Person means:
(a)each Finance Party, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;
(b)each Affiliate of those persons; and
(c)any officers, directors, employees, advisers, representatives or agents of any of the above persons.
Initial Bareboat Charter means the Bareboat Charter for the Ship the details of which are provided in Schedule 2 (Ship information).
Initial Charter means, in relation to the Ship, the charter commitment for the Ship, details of which are provided in Schedule 2 (Ship information).
Initial Charterer means, in relation to the Ship and the Initial Charter, the charterer under such
Initial Charter, whose details are set out in Schedule 2 (Ship information).
Insolvency Event in relation to an entity means that the entity:
(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d)
above and:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;
(g)has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);
(i)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(j)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i)
above; or
(k)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Insurance Notice means a notice of assignment of Insurances in the form scheduled to any of the Ship's General Assignments or in another approved form.
Insurances means:
(a)all policies and contracts of insurance; and
(b)all entries in a protection and indemnity or war risks or other mutual insurance association,
in relation to the Ship, in the name of the Borrower or the joint names of the Borrower and any other person in respect of or in connection with the Ship and includes all benefits thereof
(including the right to receive claims and to return of premiums), but it excludes loss of hire or
Earnings insurances.
Interbank Market means the European interbank market.
Interest Period means, in relation to the Loan, each period determined in accordance with clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 10.4 (Default interest).
Interpolated Screen Rate means, in relation to EURIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)the applicable Screen Rate for the longest period (for which that Screen Rate is available)
which is less than the relevant Interest Period; and
(b)the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,
each as of 11:00 a.m. (Brussels time) on the relevant Quotation Day.
Inventory of Hazardous Material means a statement of compliance issued by the relevant
Classification Society and which includes a list of any and all materials known to be potentially hazardous utilised in the construction of the Ship and which also may be referred to as a List of
Hazardous Material.
ITA means the Income Tax Act 2007.
JV Bareboat Charter means, in relation to the Ship, a bareboat charter entered into pursuant to the terms of, and defined as such in, clause 24.8(c) (Chartering).
Last Availability Date means the earlier of (i) 31 October 2026 or (ii) the Utilisation Date, or
such other date as may be approved by the Lenders.

Legal Opinion means any legal opinion delivered to the Agent and the Security Agent under clause 4 (Conditions of Utilisation).
Legal Reservations means:
(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)the time barring of claims under the Limitation Act 1980 and the Foreign Limitation
Periods Act 1984;
(c)the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;
(d)similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(e)any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
Lender means:
(a)any of the Original Lenders; and
(b)any bank, financial institution, trust, fund or other entity which has become a Party as a
Lender in accordance with any provisions of this Agreement,
which in each case has not ceased to be a Party as Lender in accordance with the terms of this
Agreement, and Lenders means all of them.
Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
Loss Payable Clauses means the provisions concerning payment of claims under the
Insurances in the form scheduled to any of the Ship's General Assignments or in another approved form.
Losses means any costs, expenses (including, but not limited to, legal fees), payments, charges, losses, demands, liabilities, taxes (including VAT), claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.
Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.
Major Casualty Amount means the amount specified as such in Schedule 2 (Ship information)
for the Ship or the equivalent in any other currency.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66
2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).
Management Agreement means the agreement between the Borrower or Bareboat Charterer
(as applicable) of the Ship and a Manager relating to the appointment of that Manager in respect of the Ship.
Manager means, in relation to the Ship, the Bareboat Charterer of the Ship (including where a separate Management Agreement has been entered into between the Borrower and the relevant
Bareboat Charterer) from time to time as technical manager and commercial manager of the
Ship, or another manager appointed by the Borrower or Bareboat Charterer (as applicable) of the Ship as the technical and/or commercial manager of the Ship in accordance with clause
24.4 (Manager).
Manager's Undertaking means a first priority undertaking by any manager of the Ship (other than where such manager is also the Bareboat Charterer of the Ship and a Guarantor) to the
Security Agent in the agreed form, including pursuant to clause 24.4 (Manager).

Mandatory Declassification Event means a Declassification Event under paragraphs (b) and/
or (c) of the definition of Declassification Event.
Margin means:
(a)two point ten per cent. (2.10%); or
(b)such other rate per annum as may be determined to be the Margin from time to time in accordance with the adjustment provisions of clause 10.2 (Green Loan Margin
Adjustment).
Material Adverse Effect means a material adverse effect on:
(a)the operations, property or condition (financial or otherwise) of the Obligors taken as a whole; or
(b)the ability of an Obligor to perform its obligations under any of the Finance Documents; or
(c)the legality, validity or enforceability of, or the effectiveness or ranking of any Security
Interest granted or purporting to be granted pursuant to any of, the Finance Documents or any of the rights or remedies of any Finance Party under any of the Finance Documents.
Measurement Period has the meaning given to that term in clause 22.2 (Financial definitions).
Minimum Bareboat Charter Hire means, in relation to the Ship, the Borrower, and a Bareboat
Charter relevant to it, an amount which, for the entire tenor of that Bareboat Charter is, in the reasonable opinion of all the Lenders, sufficient:
(a)to allow the Borrower to pay when they fall due under the Finance Documents all amounts of principal in respect of the Loan, interest thereon, all amounts payable under all Hedging Contracts relating to the Loan, any other amounts relating to the Loan and to pay and/or prepay, or otherwise meet all their obligations when they fall due under, the
Ancillary Outstandings; and
(b)to allow the Borrower to pay when they fall due any and all costs and expenses (including operating costs and expenses) of the Ship which are for the account of the Borrower under the terms of the Bareboat Charter, including any and all maintenance, management, drydocking, insurance, general and administrative costs, expenses, indemnities and any and all other costs, expenses and Taxes of the Borrower in connection with its own and the Ship’s administration, operation, corporate existence, ownership of assets and taxation (as applicable); and
(c)to allow for an additional amount of 10% of all the above sums under paragraphs (a) and
(b) at any given time as contingency for additional payments which the Borrower may have to make,
in each case, as any such amounts may fall due during the entire tenor of that Bareboat Charter or are otherwise connected with that Bareboat Charter and provided that the charter hire under a Bareboat Charter shall not at any time exceed the maximum amount permitted by transfer pricing regulations applicable to the relevant Bareboat Charterer and/or the Borrower.
Minimum Value means, at any time, the amount in euro which is at that time one hundred and forty per cent. (140%) of the amount which is the sum of:
(a)the Loan;
(b)minus
(c)the value of any additional security then held by the Security Agent or any other Finance
Party provided pursuant to clause 27.13 (Security shortfall) in the form of cash deposit in euros (but always subject to clause 27.14 (Creation of additional security)).
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)(subject to paragraph (c) below) if the numerically corresponding day is not a Business
Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);
(b)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)if an Interest Period begins on the last Business Day of a calendar month, that Interest
Period shall end on the last Business Day in the calendar month in which that Interest
Period is to end.
The above rules will only apply to the last Month of any period.
Mortgage means a first priority or (as the case may be) first preferred mortgage of the Ship in the agreed form by the Borrower in favour of the Security Agent or any other Finance Party.
Mortgage Period means the period from the date the Mortgage is executed and registered until the date the Mortgage is released and discharged or, if earlier, the Total Loss Repayment Date.
New Lender has the meaning given to that term in clause 34 (Changes to the Lenders).
Notifiable Debt Purchase Transaction has the meaning given to that term in clause 35.3
(Disenfranchisement of Debt Purchase Transactions entered into by Guarantor Affiliates).
Obligors means the Borrower, the Guarantors and any Manager (with the exception of any
Manager who is not a Group Member), and Obligor means any one of them.
Obligors' Agent means:
(a)from the date of this Agreement and up to the Share Exchange Completion, Guarantor A;
and
(b)from the Share Exchange Completion and up to the end of the Facility Period, UK ListCo.
Original Financial Statements means the audited consolidated financial statements of
Guarantor A for its Financial Year ended 31 December 2024.
Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that
Obligor is incorporated as at the date of this Agreement or, in the case of an Additional
Guarantor, as at the date on which that Additional Guarantor becomes Party.
Original Obligors means the Borrower and the Original Guarantors and Original Obligor
means any of them.
Original Schedule of Repayment Amounts means Schedule 6 (Original Schedule of
Repayment Amounts) to this Agreement.
Original Security Documents means:
(a)the Mortgage;
(b)the Deed of Covenant if the Mortgage is in account current form and where it is customary to grant a deed of covenant;
(c)the General Assignments, one by the Borrower and each Bareboat Charterer of the Ship;
(d)the Share Security;
(e)the Account Security in relation to each Account;
(f)the Hedging Contract Security;
(g)any Subordination Deed; and

(h)any Manager’s Undertaking.
Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this Agreement.
Permitted Distribution means a dividend or other distribution (in cash or in kind) made by
Guarantor A (up to the Share Exchange Completion) or UK ListCo (on and from the Share
Exchange Completion) in respect of a prior Financial Year provided that Guarantor A (up to the
Share Exchange Completion) or UK ListCo (on and from the Share Exchange Completion)
confirms to the Finance Parties by submitting a written certificate signed by its Chief Financial
Officer or its Chief Executive Officer, that:
(a)the dividend or other distribution constitutes no more than 50% of Guarantor A’s (up to the
Share Exchange Completion) or UK ListCo’s (on and from the Share Exchange
Completion) consolidated net profit for such prior Financial Year, as the same is shown in the then latest Annual Financial Statements (as defined in clause 21 (Information undertakings)) for the Measurement Period corresponding to such Financial Year; and
(b)the financial covenants under clause 22 (Financial Covenants) forecasted and calculated on a pro forma basis for the 12-month period starting on the date of the certificate will be complied with.
Permitted Maritime Liens means:
(a)unless a Default is continuing, any ship repairer's or outfitter's possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount;
(b)any lien on the Ship for master's, officer's or crew's wages outstanding in the ordinary course of its trading;
(c)any lien for master’s disbursements incurred in the ordinary course of trading;
(d)any lien on the Ship for salvage; and
(e)any liens arising on the Ship by operation of law in the ordinary course of trading provided they secure obligations not more than 30 days overdue.
Permitted Reorganisation means, the reorganisation of Guarantor A and its Subsidiaries as described in more detail in the Deloitte Report, upon the completion of which each of the following shall have occurred:
(a)the Squeeze Out;
(b)Guarantor C Acquisition;
(c)the Transfer of Guarantor A;
(d)Guarantor C shall become a direct wholly-owned Subsidiary of UK ListCo; and
(e)Guarantor A shall become a direct wholly-owned Subsidiary of Guarantor C.
Permitted Security Interests means, in relation to the Ship, any Security Interest over it which is:
(a)up to the Utilisation Date, granted pursuant to the Existing Indebtedness;
(b)granted by the Finance Documents; or
(c)a Permitted Maritime Lien; or
(d)approved by the Majority Lenders.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.
Pre-Utilisation Green Loan Compliance Certificate means a Green Loan Compliance
Certificate to be provided pursuant to paragraph (b) of clause 10.2 (Green Loan Margin
Adjustment) in such form similar to that of Schedule 10 (Form of Green Loan Compliance
Certificate) (but adjusted to take into account only those of the Green Asset Criteria applicable to the Pre-Utilisation Green Loan Compliance Certificate) as is acceptable to the Agent (acting reasonably).
QPP Certificate has the meaning given to it in clause 14 (Tax gross up and indemnities).
QPP Lender has the meaning given to it in clause 14 (Tax gross up and indemnities).
Qualifying Lender has the meaning given to that term in clause 14 (Tax gross up and indemnities).
Quasi-Security has the meaning given to that term in clause 30.2 (General negative pledge).
Quiet Enjoyment Agreement means a letter by the Security Agent addressed to, and acknowledged by, a charterer of the Ship (other than a Bareboat Charterer) in the agreed form.
Quotation Day means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice in the Interbank
Market differs, in which case the Quotation Day shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).
Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.
Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank under any Finance Document.
Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:
(a)(other than where paragraph (b) below applies) as the rate at which the relevant
Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or
(b)if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.
Reference Banks means, in relation to EURIBOR, such entities as may be appointed by the
Agent in consultation with the Borrower.
Reformed Basel III means the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as
amended, supplemented or restated.
Registry means such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the Ship, the Borrower’s title to the Ship and the
Mortgage, and (if applicable) the Deed of Covenant under the laws of its Flag State.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Jurisdiction means, in relation to an Obligor:

(a)its Original Jurisdiction;
(b)any jurisdiction where any Charged Property owned by it is situated;
(c)any jurisdiction where it conducts its business; and
(d)any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Repayment Date means, subject to clause 44.7 (Business Days) and in respect of the Loan:
(a)the First Repayment Date;
(b)each of the dates falling at intervals of three Months thereafter up to but not including the
Final Repayment Date; and
(c)the Final Repayment Date.
Repeating Representations means each of the representations set out in clauses 20.2
(Status) to 20.7 (Governing law and enforcement), 20.8(b) and 20.8(e) (No misleading information), 20.9(a) to 20.9(c) (Original Financial Statements), 20.10 (Pari passu ranking),
20.11 (Ranking and effectiveness of security), 20.22 (Anti-Corruption Laws and Anti-Money
Laundering Laws) and 20.23 (Security and Financial Indebtedness).
Replacement Schedule of Repayment Amounts means any replacement Schedule of
Repayment Amounts calculated by the Agent in accordance with clause 7 (Repayment).
Requisition Compensation means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Ship.
Resolution Authority means any body which has authority to exercise any Write-down and
Conversion Powers.
Restricted Party means a person that is:
(a)listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person);
(b)located in or incorporated under the laws of any Sanctioned Country;
(c)directly or indirectly owned or controlled by, or acting on behalf, at the direction, or for the benefit, of a person referred to in paragraphs (a) and/or (to the extent relevant under
Sanctions) (b) above; or
(d)otherwise, or will become with the expiry of any period of time, subject to Sanctions.
Sanctioned Country means a country or territory whose government is the target of, or that is subject to, comprehensive, country-wide or territory-wide Sanctions (including, as at the date of this Agreement, Sudan, Cuba, Syria, Iran, North Korea and Crimea as well as the Donetsk,
Luhansk, Zaporizhzhia and Kherson regions of Ukraine).
Sanctions means any applicable (to any Obligor, Group Member, each of their directors, officers and employees and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes or other restrictive measures enacted or enforced by a Sanctions Authority.
Sanctions Advisory means the sanctions advisory for the Maritime Industry, Energy and
Metals Sectors, and Related Communities issued May 14, 2020 by the US Department of the
Treasury, Department of State and Coast Guard, as may be amended or supplemented, and any similar future advisory.
Sanctions Authority means the Norwegian State, the United Nations, the European Union,
each of the present or future Member States of the European Union, the United Kingdom, the
United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary
Authority and the respective governmental institutions and agencies of the foregoing, including, but not limited to, His Majesty’s Treasury (HMT), the Office of Foreign Assets Control of the US

Department of Treasury (OFAC), the United States Department of State, and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions and any governmental authority with jurisdiction over an Obligor.
Sanctions List means:
(a)the lists of Sanctions designations and/or targets maintained by any Sanctions Authority;
(b)any other Sanctions designation or target listed and/or adopted by a Sanctions Authority;
and/or
(c)any similar list maintained by, or any public announcement of Sanctions designation made by, any Sanctions Authority,
in all cases, as amended, supplemented or replaced from time to time.
Schedule of Repayment Amounts means the Original Schedule of Repayment Amounts or, as the case may be, a Replacement Schedule of Repayment Amounts.
Scorpio Group means Scorpio Holdings Limited of the Republic of the Marshall Islands and its
Subsidiaries from time to time.
Screen Rate means the euro interbank offered rate administered by the European Money
Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement
Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.
Secured Obligations means all indebtedness and obligations at any time of any Obligor to any
Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance
Parties) under, or related to, the Finance Documents and the Ancillary Documents.
Security Agent includes any person as may be appointed as such under the Finance
Documents and includes any separate trustee or co-trustee appointment under clause 37.8
(Additional trustees).
Security Documents means:
(a)the Original Security Documents; and
(b)any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.
Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Property means:
(a)the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Finance Parties and all proceeds of that Transaction Security;
(b)all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Secured Obligations to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the
Finance Parties; and
(c)any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the
Finance Documents to hold as trustee on trust for the Finance Parties.

Security Value means, at any time, the amount in euro which, at that time, is the aggregate of:
(a)the value of the Ship (or, if less, the maximum amount capable of being secured by the
Mortgage) provided that the Ship has not then become a Total Loss; and
(b)the value of any additional security then held by the Security Agent or any other Finance
Party provided under clause 27 (Minimum security value),
(c)in each case as most recently determined in accordance with this Agreement (but excluding the value of any additional security then held by the Security Agent or any other
Finance Party provided pursuant to clause 27.13 (Security shortfall) in the form of cash deposits in euro).
Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection
Notice) given in accordance with clause 11 (Interest Periods).
Share Exchange Completion means the acceptance by at least ninety per cent (90%) of the shareholders in Guarantor A of the offer by UK ListCo to acquire the shares in Guarantor A in exchange for the issue of the same number of new shares in UK ListCo (the Share Exchange
Offer) and the transfer of at least ninety per cent (90%) of the shares in Guarantor A in favour of
UK ListCo.
Share Security means, in relation to the Borrower, the document constituting a first Security
Interest by the person(s) described as its shareholder(s) in Schedule 1 (The original parties) in favour of the Security Agent or any other Finance Party in the agreed form in respect of all of the shares in the Borrower.
Ship means the ship described as such in Schedule 2 (Ship information).
Ship Representations means each of the representations and warranties set out in clauses
20.33 (Ship status) and 20.34 (Ship's employment).
Social Claim means any claim or proceeding by any person or company or any formal notice with respect to any investigation by relevant public authorities having been commenced against any Obligor or the Ship in respect of (i) any material breach of or material non-conformity with any Social Law or (ii) any material breach of or material non-conformity with or revocation or suspension of a social approval.
Social Incident means:
(a)an incident or accident related to the Ship or any Obligor:
(i)resulting in death or serious or multiple injury; or
(ii)which may, following completion of proper investigation by any relevant labour authority, result into fines or sanctions from labour authorities; or
(b)a significant community or worker related grievance or protest related to the Ship or any
Obligor.
Social Law means any applicable law, regulation, convention or treaty or any other executive or legislative measure or act having the force of law in any jurisdiction where any Obligor conducts business and which relates to human health and safety, labour (and/or the conditions of the workplace) or human rights issues.
Squeeze Out means the squeeze out procedure whereby the non-consenting shareholders to the Share Exchange Offer (limited to 10% of shareholders) will receive cash consideration for their shares.
Statement of Compliance means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.
Subordination Deed means, in respect of any Financial Indebtedness owing from the Borrower to any other Group Member, a subordination deed in an agreed form between (inter alios) the
Security Agent and the lender and borrower of the relevant Financial Indebtedness providing
(inter alia) that:

(a)such Financial Indebtedness is in all respects subject and subordinate to all amounts owing to the Finance Parties under the Finance Documents;
(b)if and for as long as an Event of Default is continuing, the lender of such Financial
Indebtedness will not be entitled to demand payment or make any claim in respect of the same, whether for principal, interest or any other amounts in connection with the same;
(c)such Financial Indebtedness, all contracts and agreements in which it is documented and all rights of the lenders of such Financial Indebtedness arising from such contracts or agreements or in connection with such Financial Indebtedness are assigned and/or pledged in favour of the Security Agent; and
(d)the lender of such Financial Indebtedness owing by the Borrower will procure and agree to the full release, discharge and forgiveness of such Financial Indebtedness if any
Finance Party has exercised any remedies or rights (or attempted to do so) under any
Share Security over the shares in the Borrower.
Subsidiary of a person means any other person:
(a)directly or indirectly controlled by such person; or
(b)of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than fifty per cent. (50%), and a person is a "wholly-owned Subsidiary" of another person if it has no members except that other person and that other person's wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.
Swire Pacific means Swire Pacific Limited of 33/F, One Pacific Place, 88 Queensway, the
HKSAR, the People’s Republic of China and its Subsidiaries from time to time.
T2 means the real time gross settlement system operated by the Eurosystem, or any successor system.
TARGET Day means any day on which T2 is open for the settlement of payments in euro.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature
(including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.
Total Commitments means the aggregate of the Commitments, being €125,000,000 at the date of this Agreement.
Total Loss means, in relation to a vessel, its:
(a)actual, constructive, compromised, agreed or arranged total loss; or
(b)requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention for more than
90 days.
Total Loss Date means, in relation to the Total Loss of a vessel:
(a)in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;
(b)in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)the date notice of abandonment of the vessel is given to its insurers; or
(ii)if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel's insurers;
(c)in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)in the case of hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened.
Total Loss Repayment Date means, where the Ship has become a Total Loss, the earlier of:
(a)the date 180 days after its Total Loss Date; and
(b)the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.
Transaction Document means:
(a)each Bareboat Charter for the Ship;
(b)each Charter Document for the Ship; and
(c)each of the Finance Documents.
Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.
Transfer Certificate means a certificate substantially in the form set out in Schedule 8 (Form of
Transfer Certificate) or any other form agreed between the Agent and the Borrower.
Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:
(a)the proposed Transfer Date specified in the Transfer Certificate; and
(b)the date on which the Agent executes the Transfer Certificate.
Transfer of Guarantor A means the contribution by UK ListCo of the shares in Guarantor A to
Guarantor C against the issuance of new shares in Guarantor C to UK ListCo which will follow the Share Exchange Completion and the completion of the Squeeze Out and the Guarantor C
Acquisition.
Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
UK ListCo means an English public limited company to be established as part of the Permitted
Reorganisation.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance
Documents.
US means the United States of America.
Utilisation means the making of the Loan.
Utilisation Date means the date on which the Utilisation is to be made.
Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation
Request).

VAT means:
(a)any value added tax imposed by the Value Added Tax Act 1994;
(b)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.
Voluntary Declassification Event means a Declassification Event under paragraph (a) of the definition of Declassification Event.
Write-down and Conversion Powers means:
(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU
Bail-In Legislation Schedule;
(b)in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-
In Legislation that are related to or ancillary to any of those powers; and
(c)in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that
Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation.
1.2Construction
(a)Unless a contrary indication appears, a reference in any of the Finance Documents to:
(i)Sections, clauses and Schedules are to be construed as references to the
Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;
(ii)a Finance Document or any other agreement or instrument is a reference to that
Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;
(iii)words importing the plural shall include the singular and vice versa;
(iv)a time of day are to Central European time (CET);
(v)any person includes its successors in title, permitted assignees or transferees;
(vi)the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(vii)two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares, partnership interest or units or limited liability company interest in an entity by any of them, either directly or indirectly, to obtain or consolidate control of that entity;
(viii)a document in agreed form means:
(A)where a Finance Document has already been executed by all of the relevant parties to it, such Finance Document in its executed form;
(B)prior to the execution of a Finance Document, the form of such Finance
Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Agent;
(ix)approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the
Agent acting on the instructions of the Majority Lenders (on such conditions as the
Agent (acting on the instructions of the Majority Lenders) may impose) and approval and approve shall be construed accordingly;
(x)assets includes present and future properties, revenues and rights of every description;
(xi)an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;
(xii)charter commitment means, in relation to a vessel, any charter or other contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any contract of affreightment or any contract for services relating to that vessel and any agreement for pooling or sharing income derived from any such charter or other contract;
(xiii)control of an entity means:
(A)the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(1)cast, or control the casting of, more than fifty per cent. (50%) of the maximum number of votes that might be cast at a general meeting of that entity; or
(2)appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(3)give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or
(B)the holding beneficially of more than fifty per cent. (50%) of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital),
and controlled shall be construed accordingly;
(xiv)a Lender's cost of funds in relation to its participation in the Loan (or any relevant part of it) is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan (or any relevant part of it) for a period equal in length to the Interest Period for the Loan (or any relevant part of it);
(xv)the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security
Interest;
(xvi)the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11.00 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the
Agent (with the relevant exchange rate of any such purchase being the Agent's spot rate of exchange);
(xvii)a government entity means any government, state or agency of a state;
(xviii)a group of Lenders or a group of Finance Parties includes all the Lenders or (as the case may be) all the Finance Parties;
(xix)a guarantee means (other than in clause 19 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(xx)indebtedness includes any obligation (whether incurred as principal or as surety)
for the payment or repayment of money, whether present or future, actual or contingent;
(xxi)an obligation means any duty, obligation or liability of any kind;
(xxii)something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);
(xxiii)pay, prepay or repay in clause 30 (Business restrictions) includes by way of set-
off, combination of accounts or otherwise;
(xxiv)a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity
(whether or not having separate legal personality);
(xxv)a regulation includes any regulation, rule, official directive, request or guideline
(whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation)
any Basel Regulation which is applicable to that Lender;
(xxvi)right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;
(xxvii)trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxviii)(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and
(xxix)a provision of law is a reference to that provision as amended or re-enacted from time to time.
(b)The determination of the extent to which a rate is "for a period equal in length" to an
Interest Period shall disregard any inconsistency arising from the last day of that Interest
Period being determined pursuant to the terms of this Agreement.
(c)Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.
(d)Section, clause and Schedule headings are for ease of reference only.
(e)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(f)The Borrower providing cash cover for an Ancillary Facility means the Borrower paying an amount in the currency of the Ancillary Facility to an account and the following conditions being met:
(i)either:
(A)the account is in the name of the Borrower and is with the Ancillary Lender for which that cash cover is to be provided and, until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; or
(B)the account is in the name of the Ancillary Lender for which that cash cover is to be provided; and
(ii)the Borrower has executed documentation in form and substance satisfactory to the Finance Party for which that cash cover is to be provided, creating a first ranking security interest or other collateral arrangement, in respect of the amount of that cash cover.
(g)A Default (other than an Event of Default) is continuing if it has not been remedied (if capable of being remedied) or waived and an Event of Default is continuing if it has not been waived.
(h)Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.
(i)The Borrower repaying or prepaying Ancillary Outstandings means:
(i)the Borrower providing cash cover in respect of the Ancillary Outstandings;
(ii)the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or
(iii)the Ancillary Lender being satisfied that it has no further liability under that Ancillary
Facility,
and the amount by which Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.
(j)An amount borrowed includes any amount utilised under an Ancillary Facility.

1.3Currency symbols and definitions
(a)€, EUR and euro denote the lawful currency of the Participating Member States.
(b)dollar, $ and USD mean the lawful currency of the United States of America;
1.4Third party rights
(a)Unless expressly provided to the contrary in a Finance Document, a provision expressed to be for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third
Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.
(b)Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this
Agreement).
(c)An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.
1.5Finance Documents
Where any other Finance Document provides that this clause 1.5 shall apply to that Finance
Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.
1.6Conflict of documents
The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.
1.7Sanctions – Restricted Lender
(a)In relation to:
(i)KfW IPEX-Bank GmbH; and
(ii)each other Lender that notifies the Agent to this effect, each a Restricted Lender), clause 20.32 (Sanctions), clause 23.13 (Sanctions), paragraphs (b), (c) or (d) of clause 25.16 (Lawful use), clause 32.3(b) (Financial covenants; Sanctions) (together, the Sanctions Provisions) shall only apply for the benefit of that Restricted Lender to the extent that the Sanction Provisions would not result in any violation of, conflict with or liability under:
(A)Council Regulation (EC) 2271/1996; or
(B)section 7 of the German Foreign Trade Regulation
(Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1
no.3 of the German Foreign Trade Act (Außenwirtschaftsgesetz)); or
(C)any similar applicable anti-boycott law or regulation imposed by the
European Union or any of its member states,

in each case protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (together, the Anti-Boycott Regulations). For the avoidance of doubt, Sanctions imposed by the
Security Council of the United Nations, the European Union and/or any of its member states shall be deemed not to result in any violation of the Anti-Boycott Regulations.
(b)A Restricted Lender must notify the Agent (each such notice, an Exclusion Notice) if the
Commitments, Ancillary Commitments and/or consent and/or approval, as applicable, of that Restricted Lender shall be excluded in connection with any actual or potential amendment, waiver, determination or direction relating to any part of a Sanction Provision of which such Restricted Lender does not have the benefit pursuant to paragraph (a)
above for the purpose of determining whether the consent and/or approval of the Majority
Lenders (or, as the case may be, all the Lenders or a specific group of Lenders or such other relevant Lender) has been obtained or whether the determination or direction by the
Majority Lenders (or, as the case may be, all the Lenders or a specific group of Lenders or such other relevant Lender) has been made. Absent an Exclusion Notice by a
Restricted Lender the Agent is not permitted to exclude that Restricted Lender for the purpose of determining whether the consent and/or approval of the Majority Lenders (or, as the case may be, all the Lenders or a specific group of Lenders or such other relevant
Lender) has been obtained or whether the determination or direction by the Majority
Lenders (or, as the case may be, all the Lenders or such other relevant Lender) has been made.

Section 2 -  The Facility
2The Facility
2.1The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.
2.2Finance Parties' rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a
Finance Party from an Obligor is a separate and independent debt in respect of which a
Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below.
The rights of each Finance Party include any debt owing to that Finance Party under the
Finance Documents and, for the avoidance of doubt, the Loan (or any relevant part of it) or any other amount owed by an Obligor which relates to a Finance Party's participation in the
Facility or its role under a Finance Document (including any such amount payable to the
Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)A Finance Party may, except as specifically provided in the Finance Documents (including clause 42 (Finance Parties acting together)), separately enforce its rights under or in connection with the Finance Documents.
2.3Obligors’ Agent
(a)Each Obligor (other than an Obligor appointed (or to be appointed) as Obligors’ Agent pursuant to the terms of this Agreement) by its execution of this Agreement or an Accession
Deed irrevocably appoints Guarantor A (on and from the date of this Agreement until the
Share Exchange Completion) and UK ListCo (on and from the Share Exchange Completion until the end of the Facility Period) (in each case) acting through one or more authorised signatories to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)such Guarantor on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Borrower, the Utilisation Request), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that
Obligor; and
(ii)each Finance Party to give any notice, demand or other communication to that
Obligor pursuant to the Finance Documents to such Guarantor,
(iii)and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, the Utilisation Request) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance
Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3Purpose
3.1Purpose
The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause
3.
3.2Existing Indebtedness
The Total Commitments shall be made available solely for the purpose of assisting the Borrower to refinance the Existing Indebtedness provided that if the Total Commitments exceed the amount required to discharge the Existing Indebtedness, then the Borrower may use any such surplus for the purpose of financing the Ship.
3.3Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4Conditions of Utilisation
4.1Initial conditions precedent
The Borrower (or the Obligors’ Agent on its behalf) may not deliver the Utilisation Request unless the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 (Initial conditions precedent) of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent.
4.2Conditions precedent before Utilisation
The Commitments may only be borrowed under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of
Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably).
4.3Further conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if:
(a)on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;
(b)on the date of the Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 20 (Representations) (except the Ship Representations and the representations set out in clauses 20.14 (No filing or stamp taxes) to 20.17 (Other
Tax matters) and clause 20.28 (No adverse consequences)) are true in all material respects;
(c)on the date of the Utilisation Request and on the proposed Utilisation Date, no events, facts, conditions or circumstances shall exist or have arisen or occurred (and neither the
Agent nor any Lender shall have become aware of other events, facts, conditions or circumstances not previously known to it), which the Agent (acting on the instructions of the
Majority Lenders) shall determine, have had or could reasonably be expected to have, a
Material Adverse Effect; and
(d)where the proposed Utilisation Date is to be the first day of the Mortgage Period, the Ship
Representations are true on the proposed Utilisation Date.
4.4Conditions subsequent
The Borrower shall, as soon as practicable after the Utilisation Date and in any event within the time period stated in Part 3 of Schedule 3 (Conditions precedent), deliver to the Agent all of the documents and evidence listed in Part 3 of Schedule 3 (Conditions precedent), in form and substance satisfactory to the Agent.
4.5Waiver of conditions precedent
The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

Section 3 -  Utilisation
5Utilisation
5.1Delivery of the Utilisation Request
The Borrower (or the Obligors’ Agent on its behalf) may utilise the Facility by delivery to the
Agent of a duly completed Utilisation Request not later than 10:00 a.m. (Oslo time) five
Business Days before the proposed Utilisation Date (or such later date before the proposed
Utilisation Date as may be approved by all the Lenders).
5.2Completion of the Utilisation Request
(a)The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilisation Date is a Business Day falling not later than the Last
Availability Date;
(ii)the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);
(iii)the proposed Interest Period complies with clause 11 (Interest Periods); and
(iv)it identifies the purpose for the Utilisation and that purpose complies with clause 3
(Purpose).
(b)Only one Utilisation Request may be submitted and the Total Commitments may only be borrowed in one Loan in a single amount.
5.3Currency and amount
(a)The currency specified in the Utilisation Request must be euro.
(b)The total amount available and advanced under the Facility shall not exceed the lower of:
(i)the Total Commitments; and
(ii)the amount in euro which is 65% of the market value of the Ship as shown by the valuation made pursuant to Part 2 (Conditions precedent before Utilisation) of
Schedule 3 (Conditions precedent).
5.4Lenders' participation
(a)If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by 11:00 am (CET time) on the relevant Utilisation Date through its Facility Office.
(b)The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.
(c)The Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan, in each case by 11:00 a.m. (CET time) on the date falling two
Business Days before the relevant Quotation Day.
(d)The Agent shall pay all amounts received by it in respect of the Loan (and its own participation in it, if any) to the Borrower or DNB Bank ASA as lender or agent under the
Existing Facilities Agreement, in each case in accordance with the instructions contained in the Utilisation Request.

6Ancillary Facilities
6.1Type of Facility
(a)An Ancillary Facility may be by way of a guarantee, bonding, documentary or stand-by letter of credit facility, in connection with the business of the Group and which is agreed by
Guarantor A or Guarantor C (as applicable) with an Ancillary Lender.
(b)The Lenders shall have the right of first refusal to enter into any a guarantee, bonding, documentary or stand-by letter of credit facility (through Ancillary Facilities) for which any
Group Member is considering to enter into such facility for the purpose of procuring the issuance of guarantees, bonds, letters of credit in relation to the trading of the Ship and/or otherwise in connection with this Facility.
6.2Availability
(a)An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Borrower (or the Obligors’ Agent on its behalf):
(i)a notice in writing of the establishment of an Ancillary Facility and specifying that:
(A)the Borrower will be the obligor that may use the Ancillary Facility;
(B)the proposed Ancillary Commencement Date and expiry date of the Ancillary
Facility;
(C)the proposed Ancillary Lender (being a Lender);
(D)the proposed Ancillary Commitment and the maximum amount of the
Ancillary Facility; and
(E)the proposed currency of the Ancillary Facility (if not denominated in euro);
and
(ii)any other information which the Agent may reasonably request in connection with the Ancillary Facility.
(b)The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.
(c)Subject to compliance with paragraph (a) above:
(i)the Lender concerned will be the Ancillary Lender in respect of the relevant
Ancillary Facility; and
(ii)the Ancillary Facility will be available,
with effect from the date agreed by the Borrower and the Ancillary Lender.
6.3Terms of Ancillary Facilities
(a)Except as provided below, the terms of any Ancillary Facility will be those agreed by the
Ancillary Lender and the Borrower.
(b)Those terms:
(i)must be based upon normal commercial terms at that time (except as varied by this
Agreement);
(ii)may allow only the Borrower to use the Ancillary Facility;
(iii)may not allow the Ancillary Outstandings for that Ancillary Facility to exceed the
Ancillary Commitment for that Ancillary Facility;

(iv)must require that the Ancillary Commitment for that Ancillary Facility is reduced to zero, and that all Ancillary Outstandings for the same are repaid not later than the
Final Repayment Date (or such earlier date as the Commitment of the relevant
Ancillary Lender (or its Affiliate) is reduced to zero).
(c)If there is any inconsistency between any term of an Ancillary Facility and any term of this
Agreement, this Agreement shall prevail except for:
(i)clause 47.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;
(ii)an Ancillary Facility comprising more than one account where the terms of the
Ancillary Documents shall prevail; and
(iii)where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.
(d)Interest, commission and fees on Ancillary Facilities are dealt with in clause 13.4 (Interest, commission and fees on Ancillary Facilities).
6.4Repayment of Ancillary Facility
(a)An Ancillary Facility shall cease to be available on the Final Repayment Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.
(b)If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the
Ancillary Lender shall be reduced to zero and all Ancillary Outstandings shall be repaid in full.
(c)No Ancillary Lender may demand repayment or prepayment of the Ancillary Outstandings of the relevant Ancillary Facility prior to the expiry date of the relevant Ancillary Facility unless:
(i)the Total Commitments have been cancelled in full or the outstanding Loan under the Facility has become due and payable in accordance with the terms of this
Agreement; or
(ii)it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility.
6.5Limitation on Ancillary Outstandings
The Borrower shall procure the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility.
6.6Information
The Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the
Agent with any information relating to the operation of an Ancillary Facility (including the relevant
Ancillary Outstandings) as the Agent may reasonably request from time to time. The Borrower consents to all such information being released to the Agent and the other Finance Parties.
6.7Amendments and Waivers – Ancillary Facilities
No amendment or waiver of a term of any Ancillary Facility shall require the consent of any
Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this
Agreement (including, for the avoidance of doubt, under this clause 6). In such a case, clause 50 (Amendments and waivers) will apply.

Section 4 -  Repayment, Prepayment and Cancellation
7Repayment
7.1Repayment
(a)The Borrower shall, on each Repayment Date, repay such part of the Loan as is required to be repaid on that Repayment Date by clause 7.2 (Scheduled repayment of Facility).
(b)The Borrower may not reborrow any part of the Facility which has been repaid.
7.2Scheduled repayment of Facility
(a)To the extent not previously reduced, the Loan shall be repaid by instalments on each
Repayment Date and each such instalment to be in the amount specified in Schedule 6
(Original Schedule of Repayment Amounts) (as revised by clause 7.3 (Adjustment of scheduled repayments)).
(b)The final instalment of the Loan comprises two parts, a repayment instalment in the amount of €3,289,473.40 and a balloon instalment in the amount of €59,210,526.30 (the Balloon
Instalment).
(c)On the Final Repayment Date (without prejudice to any other provision of this Agreement)
the Total Commitments shall be reduced to zero and the Loan shall be repaid in full.
(d)If, on the Utilisation Date, the Loan is less than the Total Commitments, the Agent shall prepare a Replacement Schedule of Repayment Amounts as soon as possible, however no later than ten (10) Business Days following the Utilisation Date reflecting the actual amount of the Loan and such Replacement Schedule of Repayment Amounts shall (in the absence of manifest error) replace the Original Schedule of Repayment Amounts and shall be the
Schedule of Repayment Amounts for the Loan for all purposes of this Agreement. The
Agent shall notify all other Parties of such recalculation and provide to them a copy of the
Replacement Schedule of Repayment Amounts.
(e)The Borrower shall sign one copy of the relevant Schedule of Repayment Amounts referred to in paragraph (a) or, as the case may be, (d), above and deliver it to the Agent on or prior to the date falling 15 Business Days following the Utilisation Date. The Agent will sign such
Schedule of Repayment Amounts on behalf of the relevant Lenders.
7.3Adjustment of scheduled repayments
If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under clause 7.2 (Scheduled repayment of Facility)) before any
Repayment Date, then the amount of the instalments (including the Balloon Instalment) by which the Loan shall be repaid under clause 7.2 (Scheduled repayment of Facility) on any such
Repayment Date (as reduced by any earlier operation of this clause 7.3) shall be reduced pro rata to such reduction in the Total Commitments and/or prepayment of the Loan.
7.4Release
Following a full repayment of the Facility under clause 7.1 (Repayment), clause 8.4 (Voluntary prepayment) or 8.8 clause (Sale or Total Loss) and further subject to:
(a)the concurrent prepayment by the Obligors of all the Ancillary Outstandings (as evidenced to the Agent in a manner satisfactory to it by written confirmation of the relevant Ancillary
Lenders);
(b)the concurrent prepayment and/or settlement by the Obligors of all amounts under any
Hedging Contract and the closing out of all Hedging Transactions by the Obligors (as evidenced to the Agent in a manner satisfactory to it by written confirmation of the relevant
Hedging Providers); and
(c)the Borrower repaying all other amounts owing pursuant to the Finance Documents,

then the Finance Parties agree to release the Mortgage and the other security on or in respect of the Ship pursuant to a deed of release in such form acceptable to the Majority Lenders, after such repayment and at the cost and expense of the Borrower, provided that no Event of
Default exists at the time of or would result from such release.
8Illegality, prepayment and cancellation
8.1Illegality
If, in any applicable jurisdiction, it becomes unlawful or contrary to Sanctions for a Lender to perform any of its obligations as contemplated by this Agreement or any of the other Finance
Documents, or for any Lender to fund or maintain its participation in the Loan or it becomes unlawful or contrary to Sanctions for any Affiliate of a Lender for that Lender to do so:
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled and the Total Commitments shall be reduced correspondingly; and
(c)to the extent that the Lender’s participation has not been assigned pursuant to clause 8.7
(Replacement of Lender), the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.
8.2Change of control
(a)The Borrower (or the Obligors’ Agent on its behalf) shall promptly notify the Agent upon any
Obligor becoming aware of a Change of Control occurring.
(b)If a Change of Control occurs (without the consent of all the Lenders):
(i)a Lender shall not be obliged to fund the Loan; and
(ii)unless all the Lenders provide their consent to such Change of Control within 90
Business Days of the Borrower (or the Obligors’ Agent on its behalf) notifying the
Agent of the Change of Control, the Agent shall, at any time after the end of such
90 Business Day period and by not less than 45 prior days’ notice to the Borrower, cancel all the Commitments and declare the Loan together with accrued interest, fees and all other sums payable under this Agreement and any other Finance
Document under or in connection with the Loan immediately due and payable and the Loan together with accrued interest, fees and all other sums payable under this
Agreement and any other Finance Document under or in connection with the Loan shall be immediately due and payable at the end of such 45 day notice period.
8.3Voluntary cancellation
The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of €1,000,000 and a multiple of €100,000) of the Total Commitments which is undrawn at the proposed date of cancellation. Upon any such cancellation, the Total
Commitments shall be reduced by the same amount.
8.4Voluntary prepayment
The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the
Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of €1,000,000 and a multiple of €100,000), on the last day of an Interest Period in respect of the amount to be prepaid (or any other date subject to payment of any Break Costs).

8.5Right of cancellation and prepayment in relation to a single Lender
(a)If:
(i)any sum payable to any Lender by an Obligor is required to be increased under clause 14.2 (Tax gross-up); or
(ii)any Lender claims indemnification from the Borrower under clause 14.3 (Tax indemnity) or clause 15.1 (Increased costs),
the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and their intention to procure the repayment of that Lender’s participation in the Loan.
(b)On receipt of a notice referred to in paragraph (a) above, the Available Commitment of that
Lender shall immediately be reduced to zero and the Total Commitments shall be reduced correspondingly. The Agent shall as soon as practicable after receipt of a notice referred to in clause 8.5(a) above, notify all the Lenders.
(c)On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the
Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan together with all interest and other amounts accrued under the Finance Documents which is then owing to it and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.
8.6Right of cancellation in relation to a Defaulting Lender
(a)If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the
Lender continues to be a Defaulting Lender give the Agent 10 Business Days’ notice of cancellation of the Available Commitment of that Lender.
(b)On such notice becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero and the Total Commitments shall be reduced correspondingly and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.
8.7Replacement of Lender
(a)If:
(i)any Lender becomes a Non-Consenting Lender (as defined in paragraph (d)
below); or
(ii)the Borrower becomes obliged to repay any amount in accordance with clause 8.1
(Illegality) to any Lender; or
(iii)any of the circumstances set out in paragraph (a) of clause 8.5 (Right of cancellation and prepayment in relation to a single Lender) apply to a Lender, the Borrower may, on 10 Business Days’ prior notice to the Agent and that Lender, replace such Lender by requiring such Lender to assign (and, to the extent permitted by law, such Lender shall assign) pursuant to clause 34 (Changes to the Lenders) all (and not part only) of its rights under this Agreement (and any Security Document to which such Lender is a party in its capacity as a Lender) to an Eligible Institution (a
Replacement Lender) which confirms its willingness to assume and does assume all the obligations of the assigning Lender in accordance with clause 34 (Changes to the
Lenders) for a purchase price in cash payable at the time of the assignment in an amount equal to the aggregate of:
(A)the outstanding principal amount of such Lender’s participation in the Loan;
(B)all accrued interest owing to such Lender;

(C)the Break Costs which would have been payable to such Lender pursuant to clause 12.6 (Break Costs) had the Borrower prepaid in full that Lender’s participation in the Loan on the date of the assignment; and
(D)all other amounts payable to that Lender under the Finance Documents on the date of the assignment.
(b)The replacement of a Lender pursuant to this clause 8.7 shall be subject to the following conditions:
(i)the Borrower shall have no right to replace the Agent or the Security Agent;
(ii)neither the Agent nor any Lender shall have any obligation to find a Replacement
Lender;
(iii)in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;
(iv)in no event shall the Lender replaced under this clause 8.7 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance
Documents;
(v)the Lender shall only be obliged to assign its rights pursuant to paragraph (a)
above once each of such Lender and the Agent are satisfied that each has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment; and
(vi)the Borrower shall procure that if the Lender replaced is also a Hedging Provider, no such replacement will take place unless the replaced Lender uses reasonable endeavours to procure that the Replacement Lender at the same time enters into an agreement with that Hedging Provider (who is also the replaced Lender)
pursuant to which that Hedging Provider, at the same time as the replacement of the relevant Lender becomes effective, assigns and transfers to such Replacement
Lender (in its capacity as Hedging Provider) all of its rights and obligations under all
Hedging Contracts and the Hedging Master Agreement to which it is a party, pursuant to the provisions of paragraph (b) of clause 34.2 (Borrower consultation;
Hedging Providers).
(c)Each of the Lender and the Agent shall perform the checks described in paragraph (b)(v)
above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and the relevant Lender shall notify the Agent when it is satisfied (and the Agent shall notify the Borrower when each of that Lender and the Agent is satisfied)
that it has complied with those checks.
(d)In the event that:
(i)the Borrower or the Agent (at the request of the Borrower) has requested the
Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(ii)the consent, waiver or amendment in question requires the approval of all the
Lenders;
(iii)all information requested by the Lenders has been provided by the Borrower to the
Lenders to enable them to assess the consent, waiver or amendment in question;
and
(iv)the Majority Lenders have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall, after being provided reasonably sufficient time to consider and process the consent, waiver or amendment in question (and in any event, not less than 10
Business Days from the date on which paragraph (iii) above has been complied with) be deemed a Non-Consenting Lender.

8.8Sale or Total Loss
On the Disposal Repayment Date:
(a)the Total Commitments shall be reduced to zero; and
(b)the Borrower shall prepay the Loan in full.
8.9Automatic cancellation
The unutilised Commitment (if any) of each Lender in relation to the Loan shall be automatically cancelled at close of business in Oslo on the Last Availability Date.
8.10Mandatory prepayment – Environmental and Social Incidents and Claims
If a Corrective Action Plan is requested pursuant to clause 23.12 (Environmental and social matters), and:
(a)such Corrective Action Plan is not provided to the satisfaction of the Agent and the Lenders within sixty (60) days after (i) the occurrence of the relevant Environmental Incident,
Environmental Claim, Social Incident, Social Claim or IMO Code Claim, or, if earlier, (ii) the
Borrower becoming aware of such Environmental Incident, Environmental Claim, Social
Incident, Social Claim or IMO Code Claim, or (iii) such later date as may be agreed between the Parties; or
(b)the requirements and deadlines as set out in the Corrective Action Plan are not diligently and timely pursued in the reasonable opinion of the Agent and the Lenders, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower, with effect from a date specified in that notice which is at least thirty (30) days after the giving of the notice, cancel the Available Commitments and declare the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, immediately due and payable on such date, whereupon with effect from such date each of the Available
Commitments will be immediately cancelled, the Facility shall immediately cease to be available for further utilisation and the Loan and all such accrued interest and other amounts shall become immediately due and payable on such date.
9Restrictions
9.1Notices of cancellation and prepayment
Any notice of cancellation or prepayment given by any Party under clause 8 (Illegality, prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
9.2Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
9.3Reborrowing
The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.

9.4Prepayment in accordance with Agreement
The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the
Commitments except at the times and in the manner expressly provided for in this Agreement.
9.5No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
9.6Agent’s receipt of notices
If the Agent receives a notice under clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
9.7Effect of repayment and prepayment on Commitments
If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that
Lender’s Commitment equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.
9.8Application of cancellations
If the Total Commitments are partially reduced and/or the Loan is partially prepaid under this
Agreement (other than under clause 8.1 (Illegality), clause 8.5 (Right of cancellation and prepayment in relation to a single Lender) and clause 8.6 (Right of cancellation in relation to a
Defaulting Lender)), the Commitments of the Lenders shall be reduced rateably.
9.9Application of prepayments
(a)Any prepayment required as a result of a cancellation in full of an individual Lender’s
Commitment under clause 8.1 (Illegality) or clause 8.5 (Right of cancellation and prepayment in relation to a single Lender) shall be applied in prepaying the relevant
Lender’s participation in the Loan.
(b)Any other partial prepayment of the Loan shall be applied pro rata to the participation of all the Lenders in the relevant Loan.
9.10Reduction in hedging exposure on prepayment
Any prepayment under this Agreement shall be made together with payment to any Hedging
Provider of any amount falling due to the relevant Hedging Provider under a Hedging Contract as a result of the termination or close out of that Hedging Contract or any Hedging Transaction, in full or in part, under it in accordance with clause 31.3 (Unwinding of Hedging Contracts) in relation to that prepayment.
9.11Removal of Finance Parties from security
Upon cancellation and prepayment in full of an individual Lender’s Commitment under clause
8.1 (Illegality) or clause 8.5 (Right of cancellation and prepayment in relation to a single Lender):
(a)that Lender and the other Parties must promptly take (and the Borrower shall ensure that any other relevant Obligor promptly takes) whatever action the Agent may, in its reasonable opinion, deem necessary or desirable for the purpose of removing that Lender as a party to and beneficiary of any Security Documents granted in favour of (among others) the
Lenders; and
(b)if that Lender is also a Hedging Provider, following the corresponding prepayment and/or settlement in full of the amounts outstanding under any Hedging Contract entered into with that Hedging Provider and the termination and close out of all Hedging Transactions with that Hedging Provider by the Borrower (if applicable) pursuant to clause 33.4(b) (Close out of Hedging Contracts), that Hedging Provider and the other Parties must promptly take

(and the Borrower shall ensure that any other relevant Obligor promptly takes) whatever action the Agent may, in its reasonable opinion, deem necessary or desirable for the purpose of removing that Hedging Provider as a party to and beneficiary of any Security
Documents granted in favour of (among others) the Hedging Providers.

Section 5 -  Costs of Utilisation
10Interest
10.1Calculation of interest
The rate of interest on the Loan (or any relevant part of it for which there is a separate Interest
Period) for each Interest Period for the Loan is the percentage rate per annum which is the aggregate of:
(a)the applicable Margin; and
(b)EURIBOR for the relevant Interest Period.
10.2Green Loan Margin Adjustment
(a)Subject to clause 23.14 (Declassification Event) and the other paragraphs of this clause 10.2, following the receipt by the Agent of a Pre-Utilisation Green Loan Compliance
Certificate under paragraph (b) below and each Green Loan Compliance Certificate in accordance with clause 21.14 (Green Loan Compliance Certificate and Green Loan
Report), the Margin applicable to the Loan shall be re-determined as follows (the Green
Loan Margin Adjustment):
(i)if pursuant to the Green Loan Compliance Certificate the Borrower is in compliance with the Green Asset Criteria, the applicable Margin shall be as set out in paragraph (a) of the definition of Margin in clause 1.1 (Definitions); or
(ii)if pursuant to the Green Loan Compliance Certificate the Borrower is not in
compliance with the Green Asset Criteria, the applicable Margin shall increase by zero point ten per cent. (0.10%) per annum.
(b)On or before the date of this Agreement, the Borrower shall deliver a Pre-Utilisation Green
Loan Compliance Certificate and any Green Loan Margin Adjustment shall take effect:
(i)for the purposes of calculating the Margin for the Loan, from the first day of the next
Interest Period for the Loan until the earlier of (A) the end of the Interest Period for the Loan immediately following a Declassification Event and, where applicable, (B)
the date when the first Green Loan Margin Adjustment is to be made in respect of the Loan due to the submission of a Green Loan Compliance Certificate under clause 21.14 (Green Loan Compliance Certificate and Green Loan Report); and
(ii)for the purposes of calculating the commitment fee pursuant to clause 13.1
(Commitment fee) for the Loan, from the date of its submission until the earlier of
(A) the next due date of commitment fee for the Loan following a Declassification
Event and (B) the date when the first Green Loan Margin Adjustment is to be made due to the submission of a Green Loan Compliance Certificate under clause 21.14
(Green Loan Compliance Certificate and Green Loan Report).
(c)Where a Green Loan Compliance Certificate (other than a Pre-Utilisation Green Loan
Compliance Certificate) is received in respect of a financial year (a Relevant Year), any
Green Loan Margin Adjustment in respect of the Margin for the Loan shall take effect on the first day of the next Interest Period for the Loan which falls within the next financial year after the Relevant Year and shall apply until the end of the Interest Period immediately following the earlier of (i) a Declassification Event and (ii) another Green Loan Margin
Adjustment pursuant to this clause 10.2.
(d)Excluding any Pre-Utilisation Green Loan Compliance Certificate, only one Green Loan
Compliance Certificate may be delivered in respect of each financial year.
(e)If a revised Green Loan Compliance Certificate is received by the Agent pursuant to clause
21.15 (Green Loan Compliance Certificate Inaccuracy), any Green Loan Margin
Adjustment which was applied to the Margin for the Loan during a financial year shall:
(i)be recalculated in accordance with the revised Green Loan Compliance Certificate;
and

(ii)take effect on the first day of the next Interest Period for the Loan which falls within the same financial year and shall apply until the end of the Interest Period for the
Loan immediately following the earlier of (i) a Declassification Event and (ii) another
Green Loan Margin Adjustment pursuant to this clause 10.2; save that where the relevant Green Loan Compliance Certificate Inaccuracy relates to a Pre-Utilisation
Green Loan Compliance Certificate, such recalculation shall take effect:
(A)for the purposes of calculating the Margin for the Loan, from the first day of the next Interest Period for the Loan, until the earlier of (A) the end of the
Interest Period immediately following a Declassification Event and (B) the date when the first Green Loan Margin Adjustment is to be made in respect of the Loan due to the submission of a Green Loan Compliance Certificate under 21.14 (Green Loan Compliance Certificate and Green Loan Report);
and
(B)for the purposes of calculating the commitment fee pursuant to clause 13.1
(Commitment fee) for the Loan, from the first day falling after the next due date of commitment fee under such clause 13.1 (Commitment fee) following its submission, until the earlier of (A) the next due date of commitment fee for the Loan following a Declassification Event and (B) the date when the first
Green Loan Margin Adjustment is to be made due to the submission of a
Green Loan Compliance Certificate under clause 21.14 (Green Loan
Compliance Certificate and Green Loan Report).
(f)If a revised Green Loan Compliance Certificate received by the Agent pursuant to clause
21.15 (Green Loan Compliance Certificate Inaccuracy) shows that a higher Margin or commitment fee pursuant to clause 13.1 (Commitment fee) should have applied during a certain period, then the Borrower shall promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been had the appropriate rate of the Margin and commitment fee applied during that period.
10.3Payment of interest
The Borrower shall pay accrued interest on the Loan (or any relevant part of it) on the last day of each Interest Period for the Loan (or the relevant part of it) (and, if an Interest Period is longer than 3 Months, on the dates falling at 3 Monthly intervals after the first day of that Interest
Period).
10.4Default interest
(a)If an Obligor fails to pay any amount payable by it under a Finance Document (other than a
Hedging Contract) to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two per cent. (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).
(b)Any interest accruing under this clause 10.4 shall be immediately payable by the Obligor on demand by the Agent.
(c)If any overdue amount consists of all or part of the Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:
(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or the relevant part of it; and
(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.
(d)Default interest payable under this clause 10.4 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.5Notification of rates of interest
(a)The Agent shall promptly notify the Lenders and the Borrower (or the Obligors’ Agent on its
behalf) of the determination of a rate of interest under this Agreement.
(b)The Agent shall promptly notify the Borrower (or the Obligors’ Agent on its behalf) of each
Funding Rate relating to the Loan (or any relevant part of it).
11Interest Periods
11.1Selection of Interest Periods
(a)The Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period in the
Utilisation Request and (after the Loan has been borrowed) may select an Interest Period for the Loan in a Selection Notice.
(b)Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower
(or the Obligors’ Agent on its behalf) not later than 11:00 a.m. four Business Days before the last day of the then current Interest Period for the Loan.
(c)If the Borrower (or the Obligors’ Agent on its behalf) fails to deliver a Selection Notice to the
Agent in accordance with the above paragraph, the relevant Interest Period will, subject to clause 11.2 (Interest Periods overrunning Repayment Dates), be 3 Month(s).
(d)Subject to this clause 11.1, the Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of three Months or any other period agreed between the Borrower (or the
Obligors’ Agent on its behalf), the Agent and all the Lenders.
(e)No Interest Period shall extend beyond the Final Repayment Date.
(f)The first Interest Period for the Loan shall start on the Utilisation Date and end on the First
Repayment Date, and each subsequent Interest Period shall start on the last day of its preceding Interest Period.
11.2Interest Periods overrunning Repayment Dates
Subject to the agreement of the Agent and all the Lenders, if the Borrower selects an Interest
Period for the Loan which would overrun any later Repayment Date, the Loan shall be divided into parts corresponding to the amounts by which the Loan is scheduled to be repaid under clause 7.2 (Scheduled repayment of Facility) on each of the Repayment Dates falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant
Repayment Date) and to the balance of the Loan (which shall have the Interest Period selected by the Borrower).
11.3Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest
Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
12Changes to the calculation of interest
12.1Unavailability of Screen Rate
(a)Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for an Interest
Period, EURIBOR shall be the Interpolated Screen Rate for a period equal in length to that
Interest Period.
(b)Reference Bank Rate: If no Screen Rate is available for EURIBOR for:
(i)euro; or

(ii)the relevant Interest Period and it is not possible to calculate the Interpolated
Screen Rate,
EURIBOR shall be the Reference Bank Rate as of 11.30 a.m. (Brussels time) on the relevant Quotation Day and for a period equal in length to the relevant Interest Period.
(c)Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for euro or the relevant Interest Period, there shall be no EURIBOR for that Interest Period and clause 12.4 (Cost of funds) shall apply for that Interest Period.
12.2Calculation of Reference Bank Rate
(a)Subject to paragraph (b) below, if EURIBOR for an Interest Period is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by
11.30 a.m. (Brussels time) on the relevant Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.
(b)If at or about 11.30 a.m. (Brussels time) on the relevant Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for that
Interest Period.
12.3Market disruption
If before close of business in London on the Quotation Day for an Interest Period for the Loan
(or any part of it) either (i) EURIBOR is unavailable or (ii) the Agent receives notifications from a
Lender or Lenders (whose aggregate participations in the Loan exceed fifty per cent. (50%) of the Loan) that the cost to it of funding its participation in the Loan or relevant part of it from whatever source it may reasonably select would be in excess of EURIBOR then clause 12.4
(Cost of funds) shall apply to the Loan or relevant part of it for the relevant Interest Period.
12.4Cost of funds
(a)If this clause 12.4 applies, the rate of interest on each Lender’s share of the Loan or relevant part of it for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)the applicable Margin;
(ii)the rate notified to the Agent by that Lender as soon as practicable and in any event within ten Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan.
(b)If this clause 12.4 applies and the Agent or the Borrower so require, the Agent and the
Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)If this clause 12.4 applies pursuant to clause 12.3 (Market disruption) and:
(i)a Lender’s Funding Rate is less than EURIBOR; or
(ii)a Lender does not supply a quotation by the time specified in paragraph (a)(ii)
above,
the cost to that Lender of funding its participation in the Loan or relevant part of it for that
Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.
(e)If this clause 12.4 applies pursuant to clause 12.1 (Unavailability of Screen Rate) but any
Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

12.5Notification to Borrower
If clause 12.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the
Borrower (or the Obligors’ Agent on its behalf).
12.6Break Costs
(a)The Borrower shall, within three Business Days of demand by a Finance Party, pay to that
Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the
Loan (or any relevant part of it) or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate to the Borrower and the Agent confirming the amount of its Break Costs for any
Interest Period in which they accrue.
13Fees
13.1Commitment fee
(a)The Borrower shall pay to the Agent (for the account of each Lender other than DNB Bank
ASA as Lender) a fee in euro computed at the rate per annum equal to 35% of the Margin applicable to the Loan (taking into account any Green Loan Margin Adjustment), on that
Lender’s Available Commitment in respect of the Loan, calculated on a daily basis from the date of this Agreement (the Start Date).
(b)The Borrower shall pay the accrued commitment fee on the last day of the period of three
Months commencing on the Start Date, on the last day of each successive period of three
Months thereafter until the earlier of the Last Availability Date and the Utilisation Date, on
the earlier of such dates and, if cancelled in full, on the cancelled amount of the relevant
Lender’s Available Commitment at the time the cancellation is effective.
(c)No commitment fee is payable to the Agent (for the account of a Lender) on any undrawn
Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
13.2Mandated lead arranger fee
The Borrower shall pay to the Arrangers a mandated lead arranger fee in the amount and at the times agreed in a Fee Letter.
13.3Agency fee
The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
13.4Interest, commission and fees on Ancillary Facilities
The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant
Ancillary Lender and the Borrower as borrower of that Ancillary Facility based upon normal market rates and terms.

Section 6 -  Additional Payment Obligations
14Tax gross-up and indemnities
14.1Definitions
In this Agreement:
Borrower DTTP Filing means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the Borrower, which:
(a)where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in
Schedule 1 (The original parties), and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or
(b)where it relates to a Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender and is filed with HM
Revenue & Customs within 30 days of that date.
Cancelled Certificate means any QPP Certificate in respect of which HM Revenue & Customs has given a notification under regulation 7(4)(b) of the QPP Regulations so that such QPP
Certificate is a cancelled certificate for the purposes of the QPP Regulations.
Protected Party means a Finance Party or, in relation to clause 16.5 (Indemnity concerning security) and clause 16.8 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 16.5 (Indemnity concerning security), any Indemnified
Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
QPP Certificate means a creditor certificate for the purposes of the QPP Regulations, given, in the case of an Original Lender, in the form set out in Schedule 12  (Form of QPP Certificate), or, in the case of a New Lender, in the form set out in Schedule 2 of Schedule 8  (Form of Transfer
Certificate), as applicable.
QPP Lender means a Lender which has delivered a QPP Certificate to the Borrower, provided that such QPP Certificate is not a Withdrawn Certificate or a Cancelled Certificate.
QPP Regulations means the Qualifying Private Placement Regulations 2015 (2015 No. 2002).
Qualifying Lender means:
(a)a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)a Lender:
(A)which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United
Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or
(B)in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(ii)a Lender which is:

(A)a company resident in the United Kingdom for United Kingdom tax purposes;
(B)a partnership each member of which is:
(1)a company so resident in the United Kingdom; or
(2)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of
Part 17 of the CTA;
(C)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(iii)a Treaty Lender; or
(iv)a QPP Lender; or
(b)a Lender which is a building society (as defined for the purposes of section 880 of the
ITA) making an advance under a Finance Document.
Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)a company resident in the United Kingdom for United Kingdom tax purposes;
(b)a partnership each member of which is:
(i)a company so resident in the United Kingdom; or
(ii)a company not so resident in the United Kingdom which carries on a trade in the
United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA)
the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)a company not so resident in the United Kingdom which carries on a trade in the United
Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract) other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity).
Treaty Lender means a Lender which is not a QPP Lender and:
(a)is treated as a resident of a Treaty State for the purposes of the Treaty; and
(b)does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.
Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the
United Kingdom which makes provision for full exemption from tax imposed by the United
Kingdom on interest.

UK Non-Bank Lender means a Lender which is not an Original Lender and which gives a Tax
Confirmation in the documentation which it executes on becoming a Party as a Lender.
Withdrawn Certificate means a withdrawn certificate for the purposes of the QPP Regulations.
Unless a contrary indication appears, in this clause 14, a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
14.2Tax gross-up
(a)Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)The Borrower (or the Obligors’ Agent on its behalf) shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that
Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.
(c)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:
(A)an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from Guarantor A (up to the Share Exchange Completion) and UK ListCo
(on and from the Share Exchange Completion) a certified copy of that
Direction; and
(B)the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(iii)the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “Qualifying Lender” and:
(A)the relevant Lender has not given a Tax Confirmation to the Borrower; and
(B)the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(iv)the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the
Tax Deduction had that Lender complied with its obligations under paragraph (g) or
(h) (as applicable) below.

(e)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax
Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance
Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)
(i)Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.
(ii)
(A)A Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (The original parties); and
(B)a Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender,
and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.
(h)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:
(i)the Borrower making a payment to that Lender has not made a Borrower DTTP
Filing in respect of that Lender; or
(ii)the Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
(A)the Borrower DTTP Filing has been rejected by HM Revenue & Customs;
(B)HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of a Borrower DTTP Filing; or
(C)HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired,
and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a
Tax Deduction.
(i)If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower
DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in the Loan unless the Lender otherwise agrees.

(j)The Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that
Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
(k)A UK Non-Bank Lender which is an Original Lender gives a Tax Confirmation to the
Borrower by entering into this Agreement.
(l)A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.
(m)If the Borrower receives a notification from HM Revenue & Customs that a QPP Certificate given by a Lender has no effect, the Borrower shall promptly deliver a copy of that notification to that Lender.
(n)Paragraphs (a) to (m) above shall not apply in respect of any payments under any Hedging
Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.
14.3Tax indemnity
(a)Each Obligor who is a Party shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)Paragraph (a) above shall not apply:
(i)with respect to any Tax assessed on a Finance Party:
(A)under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)to the extent a loss, liability or cost:
(A)is compensated for by an increased payment under clause 14.2 (Tax gross-
up); or
(B)would have been compensated for by an increased payment under clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in clause 14.2(d) (Tax gross-up) applied; or
(C)relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.
(c)A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
(d)A Protected Party shall, on receiving a payment from an Obligor under this clause 14.3, notify the Agent.
14.4Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines, that:
(a)a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax
Payment was required; and

(b)that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax
Payment not been required to be made by the Obligor.
14.5Indemnities on after Tax basis
(a)If an Event of Default is continuing or where the Agent and/or Security Agent have taken any steps pursuant to clause 32.20 (Acceleration), to the extent that any sum payable to any Protected Party by any Obligor under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that
Protected Party to discharge the corresponding liability to a third party, or to reimburse that
Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.
(b)If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by an Obligor to any person other than that
Protected Party, shall be treated as taxable in the hands of the Protected Party, the
Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum)
shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity
Sum.
(c)For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that
Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.
14.6Lender status confirmation
Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(a)not a Qualifying Lender;
(b)a Qualifying Lender (other than a Treaty Lender); or
(c)a Treaty Lender.
If such a Lender fails to indicate its status in accordance with this clause 14.6 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a
Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this clause 14.6.
14.7Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance
Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.8Value added tax
(a)All amounts expressed in a Finance Document to be payable by any party to a Finance
Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance
Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).
(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier)
to any other Finance Party (the Recipient) under a Finance Document, and any party to a
Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the
Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The
Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Finance Document requires any party to it to reimburse or indemnify a Finance
Party for any cost or expense, that party shall reimburse or indemnify (as the case may be)
such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)Any reference in this clause 14.8 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value
Added Tax Act 1994).
(e)In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such
Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
14.9FATCA information
(a)Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other
Party’s compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA
Exempt Party and it subsequently becomes aware that it is not or has ceased to be a
FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph
(a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii)
above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
14.10FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
15Increased Costs
15.1Increased costs
(a)Subject to clause 15.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased
Cost incurred by that Finance Party or any of its Affiliates which:
(i)arises as a result of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (B) compliance with any law or regulation in either case made after the date of this Agreement; and/or
(ii)is a Basel III Increased Cost.
(b)In this Agreement Increased Costs means:
(i)a reduction in the rate of return from the Facility or on a Finance Party’s (or its
Affiliate’s) overall capital;
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary
Commitment or funding or performing its obligations under any Finance Document.

15.2Increased cost claims
(a)A Finance Party intending to make a claim pursuant to clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower (or the Obligors’ Agent on its behalf).
(b)Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3Exceptions
(a)Clause 15.1 (Increased costs) does not apply to any Increased Cost which is:
(i)attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)attributable to a FATCA Deduction required to be made by a Party; or
(iii)compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 14.3 (Tax indemnity) applied); or
(iv)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 14.1 (Definitions).
16Other indemnities
16.1Currency indemnity
(a)If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the
Second Currency) for the purpose of:
(i)making or filing a claim or proof against that Obligor; and/or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,
that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any
Losses arising out of or as a result of the conversion including any discrepancy between
(i) the rate of exchange used to convert that Sum from the First Currency into the Second
Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the
Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2Other indemnities
The Borrower shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:
(a)the occurrence of any Event of Default;
(b)a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 43 (Sharing among the Finance Parties);

(c)funding, or making arrangements to fund, its participation in the Loan requested by the
Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
16.3Environmental and social indemnity
The Borrower shall (or shall procure that another Obligor will), within three (3) Business Days of demand by an Indemnified Person, indemnify each Indemnified Person against any and all
Losses, joint or several that may be incurred by or asserted or awarded against any Indemnified
Person, in each case arising out of or in connection with or relating to any claim investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to an Environmental Claim, made or asserted against such Indemnified
Person if such claim investigation, litigation or proceeding would not have been, or been capable of being, made or asserted against such Indemnified Person if the Finance Parties had not entered into any of the Finance Documents and/or exercised any of their rights, powers and discretions thereby conferred and/or performed any of their obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents. This indemnity shall apply whether or not such claims, investigation, litigation or proceedings is brought by any
Obligor, any other Group Member, any of their shareholders, their Affiliates, or creditors, or an
Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto, except to the extent such Losses are found in a final non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or wilful misconduct. Each Indemnified Person may enforce and enjoy the benefit of this clause
16.3 under the Third Parties Act.
16.4Indemnity to the Agent and the Security Agent
The Borrower shall promptly indemnify the Agent and the Security Agent against:
(a)any and all Losses (together with any applicable VAT) incurred by the Agent or the Security
Agent (acting reasonably) as a result of:
(i)without prejudice to clause 36.11 (Rights and discretions of the Agent and the
Security Agent), investigating any event which it reasonably believes is a Default;
(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)instructing lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents where, unless any of the circumstances in paragraphs (i), (ii) or (iv) apply or an Event of Default is continuing, such Losses are pre-approved by the Borrower or the Obligors’ Agent on its behalf (such approval not to be unreasonably withheld or delayed); or
(iv)any action taken by the Agent or the Security Agent or any of their representatives, agents or contractors in connection with any powers conferred by any Security
Document to enforce any Security Interest thereunder or to remedy any breach of any Obligor’s obligations under the Finance Documents, and
(b)any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the
Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security
Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 44.10 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent) in acting as Agent or the
Security Agent under the Finance Documents.

16.5Indemnity concerning security
(a)The Borrower shall (or shall procure that another Obligor will) promptly indemnify each
Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:
(i)any failure by the Borrower to comply with its obligations under clause 18 (Costs and expenses) or any similar provision in any other Finance Document;
(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)the taking, holding, protection or enforcement of the Transaction Security;
(iv)the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance
Party in whose favour any Security Document has been granted and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s,
Receiver’s or Delegate’s gross negligence or wilful misconduct);
(v)any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);
(vii)instructing lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents where, unless any of the circumstances in paragraphs (i) to (vi) or paragraph (viii) apply or an Event of Default is continuing, such Losses are pre-approved by the Borrower or the Obligors’ Agent on its behalf
(such approval not to be unreasonably withheld or delayed); or
(viii)(in the case of the Security Agent and/or any other Finance Party in whose favour any Security Document has been granted, any Receiver and any Delegate) acting as Security Agent and/or as holder of any of the Transaction Security, Receiver or
Delegate under the Finance Documents or which otherwise relates to the Charged
Property (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).
(b)The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 16.5 and shall have a lien on the Transaction
Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.
16.6Continuation of indemnities
The indemnities by the Borrower in favour of any Indemnified Persons contained in this
Agreement shall continue in full force and effect notwithstanding any breach by any Finance
Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the
Borrower of this Agreement.

16.7Third Parties Act
(a)Each Indemnified Person may rely on the terms of clause 16.5 (Indemnity concerning security) and clauses 14 (Tax gross-up and indemnities) and 16.8 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified
Person under clause 16.5 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(b)Where an Indemnified Person (other than a Finance Party) (the Relevant Beneficiary)
who is:
(i)appointed by a Finance Party under the Finance Documents;
(ii)an Affiliate of any such person or that Finance Party; or
(iii)an officer, director, employee, adviser, representative or agent of any of the above persons or that Finance Party,
is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:
(A)the Borrower shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to that Finance Party a sum in the amount of that Third Party Claim;
(B)payment of such sum to that Finance Party shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to pay the
Third Party Claim to the Relevant Beneficiary; and
(C)if the Borrower pay the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to that Finance Party under sub-paragraph (A)
above.
16.8Interest
Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 16 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 10.4
(Default interest).
16.9Exclusion of liability
Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 16.9 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
17Mitigation by the Lenders
17.1Mitigation
(a)Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 8.1 (Illegality), clause 14 (Tax gross-up and indemnities) or clause 15
(Increased costs) including (but not limited to) assigning its rights under the Finance
Documents to another Affiliate or Facility Office.

(b)Paragraph (a) above does not in any way limit the obligations of any Obligor under the
Finance Documents.
17.2Limitation of liability
(a)The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 17.1
(Mitigation).
(b)A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18Costs and expenses
18.1Transaction expenses
The Borrower shall, promptly on demand and in any event within 5 Business Days, pay the
Agent, the Security Agent, the Arrangers and the Green Loan Advisor the amount of all costs and expenses pre-approved by the Borrower or the Obligors’ Agent on its behalf (such approval not to be unreasonably withheld or delayed) (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by any of them
(and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:
(a)this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement and the Security Documents;
(b)any other Finance Documents executed or proposed to be executed after the date of this
Agreement including any executed to provide additional security under clause 27 (Minimum security value); or
(c)any Security Interest expressed or intended to be granted by a Finance Document, whether or not the transactions contemplated under the Finance Documents are consummated.
18.2Amendment costs
If:
(a)an Obligor requests an amendment, waiver or consent;
(b)any amendment or waiver is contemplated or agreed pursuant to clause 50.5
(Replacement of Screen Rate); or
(c)an amendment is required pursuant to clause 44.9 (Change of currency), the Borrower shall, within three Business Days of demand by the Agent or the Security Agent reimburse the Agent or the Security Agent, for the amount of all reasonably incurred and documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Agent or the Security
Agent (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
18.3Agent’s and Security Agent’s management time and additional remuneration
(a)Following the occurrence of an Event of Default that is continuing, any amount payable to the Agent or the Security Agent under clause 16.4 (Indemnity to the Agent and the Security
Agent), clause 16.5 (Indemnity concerning security), clause 18 (Costs and expenses) or clause 36.15 (Lenders’ indemnity to the Agent and others) shall include the cost of utilising the Agent’s or (as the case may be) the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or (as the case may be) the Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any other fee paid or payable to the Agent or the
Security Agent.
(b)Without prejudice to paragraph (a) above, in the event of:
(i)an Event of Default;
(ii)the Agent or the Security Agent being requested by an Obligor or the other Finance
Parties to undertake duties which the Agent or (as the case may be) the Security
Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent or (as the case may be) the Security Agent under the Finance Documents; or
(iii)the Agent or (as the case may be) the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,
the Borrower shall pay to the Agent or (as the case may be) the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.
(c)If the Agent or (as the case may be) the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b)
above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator)
selected by the Agent or (as the case may be) the Security Agent and approved by the
Borrower or, failing approval, nominated (on the application of the Agent or (as the case may be) the Security Agent) by the President for the time being of the Law Society of
England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.
18.4Enforcement, preservation and other costs
(a)The Borrower shall, on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance
Document and any Transaction Security and any proceedings instituted by or against any
Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights.
(b)The Borrower shall, on demand by the Agent, pay to the Agent the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Agent in connection with:
(i)any valuation carried out under clause 27 (Minimum security value) to the extent that the costs of such valuation is payable by the Borrower pursuant to clause 27
(Minimum security value); or
(ii)any inspection carried out under clause 25.9 (Inspection and notice of dry-docking)
provided that if no Event of Default is continuing the Borrower shall not pay the costs of more than one such inspection per calendar year.

Section 7 -  Guarantee
19Guarantee and indemnity
19.1Guarantee and indemnity
Each Guarantor hereby irrevocably and unconditionally and jointly and severally with each of the other Guarantors:
(a)guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance
Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;
(b)undertakes with the Security Agent (as trustee for the Finance Parties) and the other
Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance
Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify each Finance Party immediately on demand against any cost, loss or liability it incurs as a result of another
Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 19.1 if the amount claimed had been recoverable on the basis of a guarantee.
19.2Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
19.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each
Guarantor under this clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
19.4Waiver of defences
The obligations of each Guarantor under this clause 19 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause 19, would reduce, release or prejudice any of its obligations under this clause 19 including (without limitation):
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any
Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any
Finance Document or any other document or security;
(g)any law or regulation of any jurisdiction or any other event affecting any term of the guaranteed obligations;
(h)any other circumstance that might constitute a defence of any Guarantor; or
(i)any insolvency or similar proceedings.
19.5Guarantor intent
Without prejudice to the generality of clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any
(however fundamental) variation, increase, extension or addition of or to any of the Finance
Documents and/or any facility or amount made available under any of the Finance Documents.
19.6Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
19.7Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 19.
19.8Deferral of Guarantors’ rights
(a)Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 19:
(i)to be indemnified by another Obligor;
(ii)to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(iii)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the
Finance Documents by any Finance Party;

(iv)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 19 (Guarantee and indemnity);
(v)to exercise any right of set-off against any other Obligor; and/or
(vi)to claim or prove as a creditor of any other Obligor in competition with any Finance
Party.
(b)If a Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 44
(Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.
19.9Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
19.10Amendments and waivers in writing
No waivers by any Finance Party or amendments to, of, or in connection with, the provisions of the Guarantee may be made unless they are made in writing by the Parties and with the prior written consent of all the Lenders.
19.11Guarantors’ rights and obligations
(a)The obligations of each Guarantor under the Guarantee and under this Agreement are joint and several. Failure by a Guarantor to perform its obligations under the Guarantee and/or this Agreement shall constitute a failure by all of the Guarantors.
(b)Each Guarantor irrevocably and unconditionally jointly and severally with each other
Guarantor:
(i)agrees that it is responsible for the performance of the obligations of each other
Guarantor under the Guarantee and this Agreement;
(ii)acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Guarantors under the Guarantee and under this Agreement;
and
(iii)agrees with each Finance Party that, if any obligation of any other Guarantor under the Guarantee and this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that
Finance Party immediately on demand against any and all Losses it incurs as a result of that Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Guarantor under the Guarantee and/or this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
(c)The obligations of each Guarantor under the Finance Documents shall continue until all amounts which may be or become payable by the Guarantors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.
19.12Operational subordination
For so long as a Guarantor is also the Bareboat Charterer and/or a Manager of the Ship, the
relevant Guarantor further agrees and undertakes in relation to the Ship, the relevant Bareboat
Charter and any Management Agreement to which such Guarantor is a party, throughout the
Ship’s Mortgage Period:

(a)that any Management Agreement or Bareboat Charter and such Guarantor’s rights under it will be fully subordinate to the rights of the Finance Parties under the Finance Documents;
(b)not to make a claim under or in connection with any Management Agreement or Bareboat
Charter for the Ship which could result in the Ship being arrested, detained or sold;
(c)not to take any other action in relation to the Ship which could interfere with:
(i)any Finance Party’s rights or powers pursuant to any of the Transaction Security;
(ii)any claims by any Finance Party against the proceeds of any sale of the Ship;
(iii)the exercise of any right or power any Finance Party has to sell the Ship, whether pursuant to the Mortgage or otherwise; or
(iv)any sale of the Ship by the Borrower with the Majority Lenders’ approval or at their direction where the Mortgage has become enforceable;
(d)to waive any such right that the relevant Guarantor might otherwise have had to make any such claims and not to make any claim against any Finance Party in respect of any interference with the relevant Guarantor’s rights under any Management Agreement or
Bareboat Charter for the Ship resulting from the exercise of any Finance Party’s rights under the Finance Documents;
(e)not to exercise any lien such Guarantor has on the Ship in priority to or in competition with the Finance Parties’ rights under the Mortgage or the Security Documents relating to the
Ship;
(f)that despite the terms of any Management Agreement or Bareboat Charter for the Ship, if a
Finance Party becomes entitled to enforce the Mortgage over the Ship, the Security Agent
(acting on the instructions of the Majority Lenders) may terminate any Management
Agreement or Bareboat Charter for the Ship by way of written notice and the relevant
Guarantor will not have any claim for any resulting loss;
(g)not to compete with any Finance Party in the liquidation, winding-up or other dissolution of any person liable to the Finance Parties under any of the Finance Documents;
(h)not to demand or accept payment of any moneys due in respect of the management of the
Ship at a time where any Transaction Security has become enforceable;
(i)not to appoint a sub-manager of the Ship without the approval of the Majority Lenders and to procure that any sub-manager so approved will provide a Manager’s Undertaking or equivalent;
(j)to promptly notify the Agent if any amounts are owing to the relevant Guarantor under any
Management Agreement or Bareboat Charter for the Ship for more than 10 days after the period agreed for payment; and
(k)to give the Agent such information about the Ship and its management and any amounts owing to the relevant Guarantor under any Management Agreement or Bareboat Charter for the Ship as the Agent (acting on the instructions of the Majority Lenders) may from time to time request.

Section 8 -  Representations, Undertakings and Events of Default
20Representations
20.1Each Obligor who is a Party makes and repeats the representations and warranties set out in this clause 20 to each Finance Party in accordance with and at the times specified in clause
20.35 (Times when representations are made).
20.2Status
(a)Each Obligor is a company or corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.
(b)Each Obligor and each other Group Member has power and authority to own its assets and to carry on its business as it is now being conducted.
(c)No Obligor is a FATCA FFI.
20.3Binding obligations
Subject to the Legal Reservations:
(a)the obligations expressed to be assumed by each Obligor in each Finance Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and
(b)(without limiting the generality of paragraph (a) above) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that
Security Document purports to create and those Security Interests are or will be valid and effective.
20.4Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by the
Finance Documents and the granting of the Transaction Security do not and will not conflict with:
(a)any law or regulation applicable to any Obligor;
(b)the Constitutional Documents of any Obligor or any other Group Member; or
(c)any material agreement or other material instrument binding upon any Obligor or any other
Group Member or its or any other Group Member’s assets,
or constitute a default or termination event (however described) under any such material agreement or material instrument or result in the creation of any Security Interest (save for a
Permitted Maritime Lien or under a Security Document) on any Obligor’s or any other Group
Member’s assets, rights or revenues.
20.5Power and authority
(a)Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.
(b)No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which such Obligor is, or is to be, a party.
20.6Validity and admissibility in evidence
(a)All Authorisations required or desirable:

(i)to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party;
(ii)to make each Finance Document to which it is a party admissible in evidence in its
Relevant Jurisdictions; and
(iii)to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents,
have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 20.14 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.
(b)All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each other Group Member have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations is reasonably likely to have a Material Adverse Effect.
20.7Governing law and enforcement
(a)Subject to the Legal Reservations, the choice of governing law of any Finance Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.
(b)Subject to the Legal Reservations, any judgment obtained in relation to any Finance
Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.
20.8No misleading information
(a)Any factual information contained in the Information Package is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.
(b)Any financial projection or forecast contained in the Information Package and any budget provided pursuant to clause 21.6 (Budget) have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and were fair (as at the date of the relevant report or document containing the projection or forecast or of the relevant budget) and arrived at after careful consideration.
(c)The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention)
were fair and based on reasonable grounds.
(d)No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information
Package being untrue or misleading in any material respect.
(e)All other written information provided by any Group Member (including its advisers) to a
Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.
(f)For the purposes of this clause 20.8, Information Package means any written information
(other than Green Loan Information) provided by any Obligor or any other Group Member to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them (including any information memorandum).
(g)All Green Loan Information was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.
20.9Original Financial Statements
(a)The Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b)The audited Original Financial Statements give a true and fair view of the financial condition as at the end of the relevant Financial Year and the results of operations of the relevant Obligors (consolidated in the case of Guarantor A) during the relevant Financial
Year.
(c)The unaudited Original Financial Statements fairly present the financial condition as at the end of the relevant financial half year and the results of operations of the relevant Obligors and the Group (consolidated in the case of Guarantor A) during the relevant financial half year.
(d)There has been no material adverse change in the assets, business or financial condition or operations of any Obligor (or the assets, business or operations or consolidated financial condition of the Group, in the case of Guarantor A) since the date of the Original Financial
Statements.
20.10Pari passu ranking
Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.
20.11Ranking and effectiveness of security
Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion:
(a)the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)the Charged Property is not subject to any Security Interest other than Permitted Security
Interests; and
(c)the Transaction Security will constitute perfected security on the assets described in the
Security Documents.
20.12Ownership of Charged Property
Each Obligor is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.
20.13No insolvency
No corporate action, legal proceeding or other procedure or step described in clause 32.9
(Insolvency proceedings) or creditors’ process described in clause 32.10 (Creditors’ process)
has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 32.8 (Insolvency) applies to any Group
Member.
20.14No filing or stamp taxes
Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Finance
Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the
Finance Documents except for any filing, recording or enrolling or any tax (including stamp duty)
or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

20.15Deduction of Tax
No Obligor is required to make any Tax Deduction (as defined in clause 14.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any other Finance Document.
20.16Tax compliance
(a)No Obligor or other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.
(b)No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or other Group Member with respect to Taxes such that a liability of, or claim against, any Obligor or other Group Member is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial
Statements and which is reasonably likely to have a Material Adverse Effect.
(c)Each Obligor is resident for Tax purposes only in its Original Jurisdiction.
20.17Other Tax matters
The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:
(a)having any liability in respect of Tax in any Flag State;
(b)having or being deemed to have a place of business in any Flag State or any Relevant
Jurisdiction of any Obligor.
20.18No Default
(a)No Default is continuing or might reasonably be expected to result from the making of the
Utilisation or the entry into, the performance of, or any transaction contemplated by, any
Transaction Document.
(b)No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described)
under any other agreement or instrument which is binding on any Obligor or any other
Group Member or to which any Obligor’s (or any other Group Member’s) assets are subject which is reasonably likely to have a Material Adverse Effect.
20.19No proceedings
(a)No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has or have (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor or any other Group
Member.
(b)No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material
Adverse Effect has (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been made against any Obligor or any other Group Member.
20.20No breach of laws
(a)No Obligor or other Group Member has breached any law or regulation which breach is reasonably likely to have a Material Adverse Effect.
(b)No labour dispute is current or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor which is reasonably likely to have a Material Adverse Effect.

20.21Environmental and social matters
(a)The Borrower and each Obligor have obtained, and, unless otherwise reported in writing to the Agent, performed and observed all Environmental Laws, Social Laws and
Environmental Approvals.
(b)No Environmental Incident, Social Incident, Environmental Claim, Social Claim or IMO
Code Claim has occurred which has not been reported in writing to the Agent.
(c)No Environmental Law applicable to the Ship has been violated.
(d)No Environmental Law applicable to any Obligor and/or any of its ships (other than the
Ship) has been violated in a manner or to an extent which might have a Material Adverse
Effect.
(e)No material Environmental Claim has been made or is threatened or pending against the
Ship and there has been no material Environmental Incident which has given rise to such a claim.
(f)No material Environmental Claim has been made or is threatened or pending against any
Obligor or where that claim might have a Material Adverse Effect and there has been no
Environmental Incident which has given rise to such a claim.
20.22Anti-Corruption Laws and Anti-Money Laundering Laws
(a)Each Group Member has conducted its businesses in compliance with Anti-Corruption
Laws and Anti-Money Laundering Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(b)Without limiting the generality of paragraph (a) above, no Group Member has engaged in any activity or conduct which violates Anti-Corruption Laws or Anti-Money Laundering Laws
20.23Security and Financial Indebtedness
(a)No Security Interest exists over all or any of the present or future assets of any Obligor or other Group Member in breach of this Agreement.
(b)No Obligor or other Group Member has any Financial Indebtedness outstanding in breach of this Agreement.
20.24Shares
(a)The shares of the Borrower are fully paid and not subject to any option to purchase or similar rights.
(b)The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the
Borrower (including any option or right of pre-emption or conversion).
20.25Ownership of Obligors
Each Obligor (other than Guarantor A or, as applicable, UK ListCo) is a direct or indirect wholly owned Subsidiary of, prior to the Share Exchange Completion, Guarantor A or, on and from the
Share Exchange Completion, UK ListCo.
20.26No Change of Control
There has not been a Change of Control.

20.27Accounting Reference Date
The Financial Year-end of each Obligor and other Group Member is the Accounting Reference
Date.
20.28No adverse consequences
(a)It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
(i)in order to enable any Finance Party to enforce its rights under any Finance
Document to which it is, or is to be, a party; or
(ii)by reason of the execution of any Finance Document or the performance by any
Obligor of its obligations under any Finance Document,
that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.
(b)No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obligor by reason only of the execution, performance and/
or enforcement of any Finance Document.
20.29Copies of documents
The copies of those Transaction Documents which are not Finance Documents and the
Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of
Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Transaction Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.
20.30No breach of charters
No Obligor is in breach of any Bareboat Charter to which it is a party nor has anything occurred which entitles or which may entitle any party to rescind or terminate it or decline to perform their obligations under it.
20.31No immunity
No Obligor or any of its assets is immune to any legal action or proceeding.
20.32Sanctions
(a)No Obligor, no other Group Member nor any of their respective directors, officers or, so far as each Obligor is aware, none of their employees:
(i)is a Restricted Party;
(ii)is in breach of Sanctions;
(iii)owns or controls a Restricted Party;
(iv)is currently engaging in any transaction, activity or conduct which is reasonably likely to result in a violation of Sanctions; or
(v)is, to its knowledge subject to, involved in or has received notice of any complaint, claim, action, suit, proceedings, formal notice, investigation or other action by any regulatory or enforcement authority or any Sanctions Authority.
(b)Each Obligor has implemented and maintains a Sanctions compliance policy or equivalent which, in accordance with the recommendations of the Sanctions Advisory, is designed to ensure compliance by that Obligor, each Group Member and their respective directors, officers, employees and agents with Sanctions. Each Obligor, each Group Member and their respective directors, officers and, to the knowledge of that Obligor, its employees, are in compliance with Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Obligor being designated as a
Restricted Party. Without limitation on the foregoing, such Sanctions compliance policy shall procure that each Obligor, each Group Member and their respective directors, officers, employees and agents shall, where applicable:
(i)conduct their activities in a manner compliant with Sanctions;
(ii)have sufficient resources in place to ensure execution of and compliance with their own Sanctions policies by their personnel, including but not limited to direct hires, contractors, and staff;
(iii)ensure Subsidiaries and Affiliates comply with the relevant policies, as applicable;
(iv)have relevant controls in place to monitor automatic identification system
(AIS) transponders;
(v)have controls in place to screen and assess onboarding or offloading cargo in areas they determine to present a high risk;
(vi)have controls to assess authenticity of bills of lading, as necessary; and
(vii)have controls in place consistent with the Sanctions Advisory.
20.33Ship status
The Ship will on the first day of the Mortgage Period be:
(a)registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)operationally seaworthy and fit for service in all material respects;
(c)classed with the relevant Classification as required under this Agreement free of any overdue requirements and recommendations of the relevant Classification Society affecting class; and
(d)insured in the manner required by the Finance Documents.
20.34Ship’s employment
The Ship shall on the first day of the Mortgage Period be free of any charter commitment under a Charter which, if entered into after that date, would require approval under the Finance
Documents.
20.35Times when representations are made
(a)All of the representations and warranties set out in this clause 20 (other than Ship
Representations, the representation in paragraph (g) of clause 20.8 (No misleading information), and the representations set out in clauses 20.14 (No filing or stamp taxes) to
20.17 (Other Tax matters) and clause 20.28 (No adverse consequences)) are deemed to be made on the dates of:
(i)this Agreement;
(ii)the Utilisation Request; and
(iii)the Utilisation.
(b)The Repeating Representations are deemed to be made on the first day of each Interest
Period.

(c)All the representations and warranties in this clause 20 except clause 20.8 (No misleading information) are deemed to be made by each Additional Guarantor on the day on which it becomes (and on the date it is proposed that it becomes) an Additional Guarantor.
(d)All of the Ship Representations are deemed to be made on the first day of the Mortgage
Period for the Ship.
(e)The representation in paragraph (g) of clause 20.8 (No misleading information) is deemed to be made by each Obligor on the date of each Green Loan Compliance Certificate.
(f)The representations set out in clauses 20.14 (No filing or stamp taxes) to 20.17 (Other Tax matters) and clause 20.28 (No adverse consequences) shall be made on the date of this
Agreement and in accordance with paragraph (c) above.
(g)Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
21Information undertakings
21.1Undertaking to comply
Each Obligor who is a Party undertakes that this clause 21 will be complied with throughout the
Facility Period.
21.2Interpretation
In this clause 21:
Annual Financial Statements means each of the audited consolidated financial statements for a Financial Year of Guarantor A (for any Financial Year prior to the Financial Year in which the
Share Exchange Completion occurs) and UK ListCo (for the Financial Year in which the Share
Exchange Completion occurs and for any subsequent Financial Year) delivered pursuant to paragraph (a) of clause 21.3 (Financial statements).
Semi-Annual Financial Statements means each of the consolidated financial statements for the first half year of the Financial Year of Guarantor A (for any half year prior to the Share
Exchange Completion) and UK ListCo (for any half year ending on or after the Share Exchange
Completion and for any subsequent half year) delivered pursuant to paragraph (b) of clause
21.3 (Financial statements).
21.3Financial statements
(a)The Obligors shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) and the Agent shall supply to the Lenders as soon as the same become available, but in any event:
(i)within 120 days after the end of each Financial Year, the audited consolidated financial statements of Guarantor A or UK ListCo (as applicable) for that Financial
Year; and
(ii)within 180 days after the end of each Financial Year:
(A)to the extent that audited financial statements are required to be prepared for the Borrower under the Companies Act 2006, the audited financial statements of the Borrower for that Financial Year; and
(B)to the extent that there is no requirement for audited financial statements to be prepared for the Borrower under the Companies Act 2006, and provided that all conditions set out in Chapter 4 of Part 15 and Chapter 1 of Part 16 of
the Companies Act 2006 have been compiled with, the audited financial statements of the Group Member incorporated in the United Kingdom (which consolidates the Borrower) for which consolidated audited financial statements will be prepared for that Financial Year.

(b)The Obligors shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) and the Agent shall supply to the Lenders as soon as the same become available, but in any event within 90 days after the end of the first half year of each of its
Financial Year (namely each six month period ending on 30 June of a Financial Year) the unaudited consolidated financial statements of Guarantor A or UK ListCo (as applicable) for that financial half year.
21.4Provision and contents of Compliance Certificate
(a)The Obligors shall supply to the Agent and the Agent shall supply to each Lender a
Compliance Certificate, with each set of Annual Financial Statements and Semi-Annual
Financial Statements.
(b)Each Compliance Certificate shall, amongst other things, set out (in reasonable detail)
computations as to compliance with clause 22 (Financial Covenants).
(c)Each Compliance Certificate shall be signed by the chief executive officer or chief financial officer of Guarantor A (for any Annual Financial Statements and Semi-Annual Financial
Statements delivered in respect of Guarantor A) and UK ListCo (for any Annual Financial
Statements and Semi-Annual Financial Statements delivered in respect of UK ListCo).
21.5Requirements as to financial statements
(a)The Borrower shall procure that each set of financial statements delivered pursuant to clause 21.3 (Financial statements) includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of such annual financial statements shall be audited by the Auditors.
(b)Each set of financial statements delivered pursuant to clause 21.3 (Financial statements)
shall:
(i)be certified by a director of the relevant company as fairly presenting, its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the annual financial statements, shall be accompanied by any letter addressed to the management of the relevant company by the
Auditors and accompanying those financial statements; and
(ii)in the case of audited annual financial statements, not be the subject of any material qualification in the Auditors’ opinion.
(c)Guarantor A (up to the Share Exchange Completion) and UK ListCo (on and from the
Share Exchange Completion) shall procure that each set of financial statements delivered pursuant to clause 21.3 (Financial statements) shall be prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements,
Guarantor A or UK ListCo (as applicable) notifies the Agent that there has been a change in
IFRS or the accounting practices and the Auditors deliver to the Agent:
(i)a description of any change necessary for those financial statements to reflect the
IFRS or accounting practices and reference periods upon which corresponding
Original Financial Statements were prepared; and
(ii)sufficient information, in form and substance as may be reasonably required by the
Agent, to enable the Lenders to determine whether clause 22 (Financial covenants)
has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial
Statements.
(d)Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the
Original Financial Statements were prepared.
21.6Budget
(a)Subject to paragraph (d) below, Guarantor A (up to the Share Exchange Completion) and
UK ListCo (on and from the Share Exchange Completion) shall supply to the Agent, as soon as the same become available but in any event before the start of each of its

Financial Years, an electronic copy of its preliminary annual budget for that Financial Year.
Such budget will be for preliminary information purposes only and will not have been reviewed and/or approved by the board of directors of Guarantor A (up to the Share
Exchange Completion) and UK ListCo (on and from the Share Exchange Completion).
Guarantor A or UK ListCo (as applicable) shall immediately upon the release of its annual report and final budget for the relevant Financial Year supply the Agent with the final budget as approved by its board of directors.
(b)Subject to paragraph (d) below, Guarantor A (up to the Share Exchange Completion) and
UK ListCo (on and from the Share Exchange Completion) shall ensure that each preliminary budget for a Financial Year:
(i)is in a form reasonably acceptable to the Agent (and, for the avoidance of doubt, the form of budget delivered to DNB Bank ASA on behalf of the Group for 2025 in connection with the Group’s other financing arrangement, shall be deemed to be an acceptable form) and includes:
(A)a projected consolidation profit and loss balance sheet and cashflow projections and a cashflow statement for the Group;
(B)projected financial covenant calculations; and
(C)any other information reasonably requested by any Lender;
for that Financial Year and itemised for each calendar month of that Financial Year;
(ii)is prepared in accordance with IFRS and the accounting practices and financial reference periods applied to financial statements under clause 21.3 (Financial statements); and
(iii)has been approved by the board of directors of Guarantor A (up to the Share
Exchange Completion) or UK ListCo (on and from the Share Exchange
Completion).
(c)Subject to paragraph (d) below, if Guarantor A (up to the Share Exchange Completion) and
UK ListCo (on and from the Share Exchange Completion) updates or changes the budget, it shall within not more than 5 days of the update or change being made deliver to the
Agent in sufficient copies each of the Lenders, such updated or changed budget together with a written explanation of the main changes in that budget.
(d)Notwithstanding paragraphs (a) to (c) above, Guarantor A (up to the Share Exchange
Completion) and UK ListCo (on and from the Share Exchange Completion) shall only be obliged to supply the Agent with a preliminary budget where such obligation will not (A) be in breach of (i) applicable market abuse regulations and/or (ii) the Danish Financial
Supervisory Authority’s or other relevant authority’s interpretation of guidance requirements for listed companies and/or (B) require Guarantor A (up to the Share Exchange
Completion) and UK ListCo (on and from the Share Exchange Completion) to make a public disclosure under applicable market abuse regulation and/or the Danish Financial
Supervisory Authority’s or other relevant authority’s interpretation of disclosure on guidance.
21.7Presentations
Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, the Obligors shall procure that at least two directors of Guarantor A (up to the Share Exchange Completion)
and UK ListCo (on and from the Share Exchange Completion)  (one of whom shall be the chief financial officer) give a presentation to the Finance Parties about the on-going business and financial performance of the Group and any other matter which a Finance Party may reasonably request.
21.8Year-end
The Borrower shall procure that each Financial Year-end of each Obligor and each Group
Member falls on the Accounting Reference Date.

21.9Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders):
(a)at the same time as they are dispatched, copies of all documents dispatched by Guarantor
A (up to the Share Exchange Completion) and UK ListCo (on and from the Share
Exchange Completion) to its shareholders generally (or any class of them) or dispatched by
Guarantor A (up to the Share Exchange Completion) and UK ListCo (on and from the
Share Exchange Completion) or any Obligors to its creditors generally (or any class of them);
(b)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group
Member, and which, if adversely determined, might reasonably be expected to have a
Material Adverse Effect;
(c)promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Group Member and which is reasonably likely to have a Material Adverse Effect;
(d)promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security
Documents;
(e)promptly following a request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party
through the Agent may reasonably request and which can be delivered without breach of any legally binding confidentiality restrictions and/or applicable market abuse regulations on the part of an Obligor; and
(f)promptly, such further information as may be required by any banking supervisory laws and regulations applicable to any Lender and/or as is in line with standard banking practice and which can be delivered without breach of any applicable market abuse regulations and/or, in the case of copies of a charter commitment or a summary of the terms of a charter commitment, legally binding confidentiality restrictions, on the part of an Obligor.
21.10Notification of Default
(a)Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that
Obligor is aware that a notification has already been provided by another Obligor).
(b)Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers of the Obligors’ Agent on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
21.11Sufficient copies
The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.
21.12Direct electronic delivery by the Borrower
The Borrower may satisfy their obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender, as the case may be, in accordance with clause 46.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.
21.13“Know your customer” checks
(a)If:

(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)any change in the status of an Obligor (or of a Holding Company of an Obligor) or
the composition of the shareholders of an Obligor (or of a Holding Company of an
Obligor) after the date of this Agreement;
(iii)any internal policy of a Finance Party; or
(iv)a proposed assignment by a Lender or a Hedging Provider of any of its rights under this Agreement or any Hedging Contract to a party that is not already a Lender or a
Hedging Provider prior to such assignment,
obliges the Agent, the Security Agent, or the relevant Hedging Provider or any Lender (or, in the case of paragraph (iv) above, any prospective new Lender or the Security Agent) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it (or, where such information is not sufficiently up-to-date for the purpose of compliance with any banking supervisory laws applicable to any Lender and/or standard banking practices), each Obligor shall promptly upon the request of the Agent, the Security Agent, any Lender, any Hedging
Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender, the Security
Agent or any Hedging Provider) or any Lender, the Security Agent or any Hedging
Provider (for itself or, in the case of the event described in paragraph (iv) above, on behalf of any prospective new Lender or Hedging Provider) in order for the Agent, the Security
Agent, such Lender or any Hedging Provider or, in the case of the event described in paragraph (iv) above, any prospective new Lender or Hedging Provider to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)Each Finance Party shall, promptly upon the request of the Agent, the Security Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent, the Security Agent or any Lender (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)If the accession of such Additional Guarantor obliges the Agent, any Lender or any Hedging
Provider to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Guarantor A
(up to the Share Exchange Completion) and UK ListCo (on and from the Share Exchange
Completion) shall promptly upon the request of the Agent, any Lender or any Hedging
Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) or any Hedging Provider in order for the
Agent, such Lender or Hedging Provider or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.
21.14Green Loan Compliance Certificate and Green Loan Report
(a)The Borrower shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same becomes available but, subject to paragraph (b) below, in any event within 120 days after the end of their financial year, a Green Loan Compliance Certificate for that financial year (namely, other than a Pre-Utilisation Green Loan Compliance Certificate).
(b)The first Green Loan Compliance Certificate in respect of a financial year (namely, other than a Pre-Utilisation Green Loan Compliance Certificate) shall be delivered to the Agent in respect of the financial year ending no less than 8 Months after the Utilisation Date.
(c)Each Green Loan Compliance Certificate in respect of a financial year (namely, other than a Pre-Utilisation Green Loan Compliance Certificate) shall:

(i)set out (in reasonable detail):
(A)the Borrower’s compliance with the Green Asset Criteria for the relevant financial year (including relevant computations); and
(B)any Green Loan Margin Adjustment to be applied in accordance with clause
10.2 (Green Loan Margin Adjustment);
(ii)attach a correct and complete copy of the annual non-financial disclosure report prepared by Guarantor A (up to the Share Exchange Completion) and UK ListCo
(on and from the Share Exchange Completion) and, in respect of the financial year ending 31 December 2025 and each subsequent financial year, reviewed and verified by the External Reviewer setting out the Borrower’s green loan-related information for the relevant financial year in sufficient detail for the Lenders to assess whether the Green Asset Criteria have been complied with by the Borrower during that financial year (a Green Loan Report);
(iii)ensure that each Green Loan Report includes the following items, based on and subject to availability of any relevant data (and if such relevant data is not available, based on expected impact): installed capacity in MW or annual renewable generation (MWh) and, if feasible, CO2 emissions saved; number of installed wind turbines; fuel consumption and/or CO2 emissions; and other relevant emissions such as Sox and Nox, PM; and
(iv)confirm that the Green Loan Report relating to the relevant financial year and attached to the Green Loan Compliance Certificate is a correct and complete copy of the original and has not been amended or superseded as at the date of the
Green Loan Compliance Certificate.
(d)Each Pre-Utilisation Green Loan Compliance Certificate shall comply with paragraph (c)
above except that references to historical data or prior periods shall be deemed to be data in respect of, or references to, the 12 month period ending on the date of submission of the
Pre-Utilisation Green Loan Compliance Certificate.
(e)Each Green Loan Compliance Certificate shall be signed by two directors of the Borrower.
(f)Each Obligor shall supply to the Agent a copy of any amendments to or updated versions of the Green Finance Second Party Opinion immediately upon receipt from the External
Reviewer.
21.15Green Loan Compliance Certificate Inaccuracy
(a)The Borrower (or the Obligors’ Agent on its behalf) shall notify the Agent upon becoming aware of any inaccuracy in a Green Loan Compliance Certificate (a Green Loan
Compliance Certificate Inaccuracy). Such notice shall be provided together with:
(i)a description (in reasonable detail) of the relevant Green Loan Compliance
Certificate Inaccuracy; and
(ii)a revised Green Loan Compliance Certificate which complies with the requirements of paragraphs (c)or (as applicable) (d) of clause 21.14 (Green Loan Compliance
Certificate and Green Loan Report) and which corrects the relevant Green Loan
Compliance Certificate Inaccuracy.
(b)Notwithstanding any other provision of this clause 21.15, a Green Loan Compliance
Certificate Inaccuracy shall not constitute a Default or an Event of Default.
21.16Green Loan Information
(a)The Borrower shall supply to the Agent within a reasonable time any additional information which any Lender (through the Agent) may reasonably request in order to:
(i)determine and confirm if the Green Asset Criteria have been complied with by the
Borrower; or

(ii)otherwise determine a Group Member’s compliance with its obligations under any
Green Loan Provision.
(b)The Borrower shall notify the Agent within a reasonable time:
(i)of becoming aware that an External Reviewer has threatened to terminate its appointment, or that an External Reviewer’s appointment has been terminated; and
(ii)of the appointment of any successor External Reviewer.
(c)The Parties acknowledge and agree that the Agent, the Lenders and the Green Loan
Advisor may rely, without independent verification, upon the accuracy, adequacy and completeness of the Green Loan Information, and that neither the Agent, the Lenders nor the Green Loan Advisor:
(i)assumes any responsibility or has any liability for the Green Loan Information; or
(ii)has an obligation to conduct any appraisal of any Green Loan Information.
21.17Exposure reporting
Within 10 Business Days after each Financial Year-end and half-year end of the Borrower, the
Obligors shall supply to the Agent a report setting out (in reasonable detail) the aggregate of:
(a)the Loan;
(b)the Hedging Exposure of all the Hedging Providers; and
(c)the Ancillary Outstandings,
21.18in each case, as at the date of such report.
21.19Greenhouse gas emissions
(a)The Borrower shall, within 120 days after the end of each Financial Year, supply to the
Agent (which shall then supply to each Lender) all relevant data in respect of scope 1, scope 2 and scope 3 greenhouse gas emissions (CO2e) for Guarantor A (up to the Share
Exchange Completion) and UK ListCo (on and from the Share Exchange Completion) in respect of that Financial Year, measured in accordance with the principles of the GHG
Protocol.
(b)The information provided under this clause 21.18 shall be deemed to be Confidential
Information but the Borrower acknowledges and agrees that, in accordance with the GHG
Protocol, such information may form part of the information published by any Finance Party regarding their portfolio climate alignment.
22Financial covenants
22.1Undertaking to comply
Each Obligor who is a Party undertakes that this clause 22 will be complied with throughout the
Facility Period.
22.2Financial definitions
In this clause 22:
Cash and Cash Equivalents means at any relevant time:
(a)cash in hand or on deposit with any bank;
(b)Cash Equivalent Investments;

(c)any undrawn and available amounts under any committed revolving and overdraft credit facilities; and
(d)any other instrument, security or investment approved by the Majority Lenders, which is free from any Security Interest (with the exception of any Account Security relating to the Earnings Account unless an Event of Default is continuing) and/or restrictions and to which any Group Member is beneficially entitled at that time and which are readily available to Group
Members and capable of being applied against Financial Indebtedness, as demonstrated by the then most recent Financial Statements.
Cash Equivalent Investments means at any time:
(a)certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b) any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European
Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;
(c)commercial paper not convertible or exchangeable to any other security:
(i)for which a recognised trading market exists;
(ii)issued by an issuer incorporated in the United States of America, the United
Kingdom, any member state of the European Economic Area or any Participating
Member State;
(iii)which matures within one year after the relevant date of calculation; and
(iv)which has a credit rating of either A-1 or higher by Standard & Poor’s Rating
Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors
Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and noncredit enhanced debt obligations, an equivalent rating;
(d) any investment in money market funds which:
(i)have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or
F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service
Limited; and
(ii)invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above, to the extent that investment can be turned into cash on not more than 30 days’ notice; or
(e)any stocks payable in a freely convertible and transferable currency and which are listed on a stock exchange acceptable to the Majority Lenders.
EBITDA means, at any time and in respect of any Measurement Period, the consolidated profit on ordinary activities of the Group before taxation for the twelve month period ending at the end of such Measurement Period, but:
(a)adjusted to exclude interest receivable and interest payable and other similar income or costs to the extent not already excluded;

(b)adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);
(c)after adding back depreciation and amortisation charged which relates to such period;
(d)adjusted to exclude any exceptional, one-off, non-recurring or extraordinary items; and
(e)after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts, as shown in the then most recent Financial Statements relevant to the twelve month period ending at the end of such Measurement Period.
Equity Ratio means, at any relevant time and in relation to a Measurement Period, the ratio of
(a) the Shareholders’ Equity to (b) Total Assets.
Financial Statements means any of the Annual Financial Statements and/or the Semi-Annual
Financial Statements referred to and defined as such in clause 21 (Information undertakings).
Gross Interest Bearing Debt means, at any relevant time, the interest bearing debt of the
Group calculated on a consolidated basis as set out in the then most recent Financial
Statements.
Measurement Period means each Financial Year of Guarantor A (up to the Share Exchange
Completion) or UK ListCo (on and from the Share Exchange Completion) and the first half year of each Financial Year of Guarantor A (up to the Share Exchange Completion) or UK ListCo (on
and from the Share Exchange Completion) for which Financial Statements are to be delivered to the Agent under clause 21.3 (Financial statements).
Net Interest Bearing Debt means, at any relevant time and in respect of a Measurement
Period, the Gross Interest Bearing Debt minus Cash and Cash Equivalents, each as set out in the then most recent Financial Statements relevant to such Measurement Period.
Shareholders’ Equity means, at any time and in relation to a Measurement Period, the “total shareholders’ equity” for the Group shown (on the basis of book values) in the then most recent
Financial Statements relevant to such Measurement Period.
Total Assets means, at any time and in relation to any Measurement Period, the aggregate of
“total assets” of the Group as shown (on the basis of book values) in the then most recent
Financial Statements relevant to such Measurement Period.
Working Capital means, at any time, the current assets less the current liabilities of the Group, each as shown in, and calculated in accordance with, the then most recent Financial
Statements, but, adjusted by:
(a) not including in “current assets” any “restricted cash” and including in “current assets” any undrawn and available amount of any committed loan or credit facility; and
(b)not including in “current liabilities” (i) advance payments received under charter commitments which are classified as “current liabilities” under IFRS, (ii) “restricted cash”
related to derivatives exposure already adjusted for under “current assets” or (iii) any
“Current portion of long-term interest bearing debt” liabilities, each as shown in the then most recent Financial Statements relevant to such Measurement
Period.
22.3Financial condition

Guarantor A (up to the Share Exchange Completion) and UK ListCo (on and from the Share
Exchange Completion) shall (as applicable) ensure that throughout the Facility Period:
(a)Equity Ratio: at all times during and in respect of each Measurement Period, the Equity
Ratio shall be higher than 0.35:1.0;
(b)Liquidity: the Group (on a consolidated basis) maintains at all times Cash and Cash
Equivalents which are at all times not less than:
(i) if at any relevant time the ratio of (1) the total forward-looking anticipated cash revenues of the Group from all legally binding and committed contracts for all the
Fleet Vessels for a Measurement Period excluding all options and conditional or contingent payments (other than being conditional on performance of the relevant
Obligor’s or Group Member’s obligations under such charter commitments) and adjusted on a full cash basis by excluding any part of the revenue already paid (as the same is calculated by Guarantor A (up to the Share Exchange Completion) and
UK ListCo (on and from the Share Exchange Completion) to the satisfaction of the
Agent) to (2) Net Interest Bearing Debt for the same Measurement Period is equal to or higher than 50%, the higher of €35,000,000 and 5% of the Gross Interest
Bearing Debt; and
(ii)at all other times, the higher of €50,000,000 and 7.5% of the Gross Interest Bearing
Debt; and
(c)Working Capital: at all times during and in respect of each Measurement Period, the
Working Capital shall be higher than zero (0).
22.4Financial testing
The financial covenants set out in clause 22.3 (Financial condition) shall be calculated in accordance with IFRS and tested by reference to each of the consolidated financial statements of Guarantor A or UK ListCo (as applicable) delivered pursuant to clause 21.3 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 21.4 (Provision and contents of Compliance Certificate).
23General undertakings
23.1Undertaking to comply
Each Obligor who is a Party undertakes that this clause 23 will be complied with by and in respect of each Obligor and each other Group Member throughout the Facility Period.
23.2Use of proceeds
The proceeds of the Utilisation shall be used exclusively for the purposes specified in clause 3
(Purpose) and, if requested by the Agent, the Borrower shall promptly provide to the Agent any supporting evidence requested to verify that the proceeds are being used for the financing or refinancing of Green Assets.
23.3Authorisations
Each Obligor shall promptly:
(a)obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)enable it to perform its obligations under the Transaction Documents;
(ii)ensure the legality, validity, enforceability or admissibility in evidence of any
Transaction Document; and
(iii)carry on its business where failure to do so has, or is reasonably likely to have, a
Material Adverse Effect.
23.4Compliance with laws
Each Obligor shall (and shall ensure that each other Group Member will), comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject where failure to comply is reasonably likely to have a Material Adverse Effect.
23.5Anti-Corruption Laws and Anti-Money Laundering Laws
(a)No Obligor shall (and shall ensure that no other Group Member will) directly or indirectly:
(i)use the proceeds of the Loan for any purpose which would breach the Bribery Act
2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; or
(ii)engage in activity or conduct which violates Anti-Corruption Laws or Anti-Money
Laundering Laws.
(b)Each Obligor shall (and shall ensure that each other Group Member will):
(i)conduct its businesses in compliance with Anti-Corruption Laws and Anti-Money
Laundering Laws; and
(ii)maintain policies and procedures designed to promote and achieve compliance with such laws.
23.6Tax compliance
(a)Each Obligor shall (and shall ensure that each other Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)such payment is being contested in good faith;
(ii)adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 21.3 (Financial statements); and
(iii)such payment can be lawfully withheld.
(b)Except as approved by the Majority Lenders, each Obligor shall maintain its residence for
Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.
23.7Change of business
Except as approved by all the Lenders (each such approval not to be unreasonably withheld or delayed), no substantial change will be made to the general nature of the business of Guarantor
A and, on and from the Share Exchange Completion, UK ListCo, the Obligors or the Group
taken as a whole from that carried on at the date of this Agreement.
23.8Listing
(a)The common shares of Guarantor A shall remain listed on the Oslo Stock Exchange and the New York Stock Exchange or such other stock exchange acceptable to the Majority
Lenders until the Share Exchange Completion.

(b)On and from the Share Exchange Completion, the common shares of UK ListCo shall remain listed on the Oslo Stock Exchange and the New York Stock Exchange or such other stock exchange acceptable to the Majority Lenders.
23.9Merger and Permitted Reorganisation
(a)Subject to paragraph (b) below and except as approved by all the Lenders, no Obligor shall
(and the Obligors shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction (other than the solvent liquidation of any Group Member which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members).
(b)Guarantor A (and each relevant Group Member) may enter into the Permitted
Reorganisation provided that UK ListCo has or will, with effect from the Share Exchange
Completion, become an Additional Guarantor in accordance with the terms of clause 35.5
(Additional Guarantors), together with any documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in respect of such Additional Guarantor (other than as signatory to the Accession Deed).
(c)In the event of application of paragraph (b) above, forthwith following the Agent’s request:
(i)the Obligors will enter into such documents documenting such variations and arrangements, as may be requested by the Agent (acting on the instructions of the
Majority Lenders); and
(ii)the Obligors will deliver to the Agent such documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the documents referred to in paragraph (i) above as may be requested by the Agent (acting on the instructions of the Majority Lenders),
in each case, in a form and substance satisfactory to the Agent and at the cost and expense of the Borrower.
(d)The Borrower shall procure that the Permitted Reorganisation is completed in an approved manner within 6 months of the Share Exchange Completion.
(e)In the case of UK ListCo only, UK ListCo may enter into an amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction if:
(i)it is to be the surviving entity of such action;
(ii)such action does not and would not be reasonably likely to cause a Material
Adverse Effect;
(iii)satisfactory “know your customers” checks by the Lenders have been completed;
and
(iv)no Default exists at the time of such action or would result from the same.
23.10Further assurance
(a)Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent or the
Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):
(i)to perfect the Security Interests created or intended to be created by that Obligor under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or to protect or ensure the priority of such Security Interests or for the exercise of any rights, powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)to confer on the Security Agent and/or any other Finance Parties Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the
Security Documents;
(iii)to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 34.1 (Assignments by the Lenders).
(b)Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest (or the priority of any Security Interest) conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to the Finance Documents.
23.11Negative pledge in respect of Charged Property
Except as approved by the Lenders and except for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.
23.12Environmental and social matters
(a)The Borrower shall inform the Agent in writing promptly, and in any event no later than three (3) Business Days from the date of the Borrower’s discovery thereof, of any of the following events:
(i)an Environmental Incident;
(ii)a Social Incident;
(iii)a Environmental Claim;
(iv)a Social Claim; and/or
(v)a IMO Code Claim.
(b)The Borrower shall, if requested by the Agent (on behalf of any of the Lenders), address any Environmental Incident, Environmental Claim, Social Incident, Social Claim or IMO
Code Claim through a Corrective Action Plan developed by the Borrower within sixty (60)
days after such incident or claim occurred or such other date mutually agreed between the parties. The Corrective Action Plan shall be in form and substance satisfactory to the Agent
(on behalf of the relevant Lender) and the Borrower shall ensure that the Corrective Action
Plan is diligently pursued. Any breach of any obligations under this clause may cause a request for mandatory prepayment in accordance with clause 8.10 (Mandatory prepayment
– Environmental and Social Incidents and Claim) but will not be an Event of Default under clause 32.5 (Other obligations).
(c)The Borrower shall (and shall procure that each Manager and Bareboat Charterer shall) (i)
comply in all respects with all Environmental Laws and Social Laws applicable to any of them or the Ship, including without limitation, requirements relating to manning and (ii)
obtain, maintain and ensure compliance with all requisite Environmental Approvals applicable to any of them and/or the Ship and (iii) maintain or implement procedures to monitor compliance with and to prevent liability under any Environmental Laws, Social
Laws and the EU Ship Recycling Regulation or the Hong Kong International Convention for
the Safe and Environmentally Sound Recycling of Ships 2009.
23.13Sanctions
(a)No Obligor shall, and each Obligor shall ensure that no other Group Member nor any of their respective directors or officers shall, and the Obligors shall use reasonable endeavours to procure that none of their respective employees shall, take any action, make any omission or use (directly or indirectly) any proceeds of the Loan (or lend, contribute or otherwise make available all or any part of such proceeds to any person) in a manner that:

(i)is a breach of Sanctions; and/or
(ii)causes (or will cause or would reasonably be expected to cause) a breach of
Sanctions by any Finance Party.
(b)No Obligor shall (and each Obligor shall ensure that no other Group Member nor any of their respective directors and officers shall) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted
Party.
(c)Each Obligor shall ensure that it shall not use any revenue or benefit derived from any activity or dealing with a Restricted Party for the purpose of discharging amounts owing to any Finance Party in respect of the Facility.
(d)Each Obligor shall, and shall procure that each other Group Member will, promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.
(e)Each Obligor shall implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraphs (a) to (d) above.
23.14Declassification Event
(a)On and at any time after the occurrence of a Declassification Event the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower declassify the Loan as a “green loan”.
(b)With effect on and from the Declassification Date:
(i)clause 10.2 (Green Loan Margin Adjustment) and each Green Loan Provision shall cease to apply; and
(ii)a Green Loan Margin Adjustment increasing the applicable Margin pursuant to clause 10.2(a)(ii)(Green Loan Margin Adjustment) will apply to the Loan.
(c)If a Voluntary Declassification Event occurs, the Facility may not be re-classified as a
“green loan” on or after the applicable Declassification Date except with the prior written approval of all the Lenders.
(d)If a Mandatory Declassification Event occurs:
(i)clause 10.2 (Green Loan Margin Adjustment) and each Green Loan Provision shall cease to apply; and
(ii)a Green Loan Margin Adjustment increasing the applicable Margin pursuant to clause 10.2(a)(ii)(Green Loan Margin Adjustment) will apply to the Loan,
(iii)provided that the Green Loan Provisions shall be reinstated within 10 Business Days
(and the Green Loan Margin Adjustment shall cease to apply in accordance with clause
10.2 (Green Loan Margin Adjustment)) following the Borrower’s delivery of a Green Loan
Compliance Certificate evidencing compliance with the Green Asset Criteria.
(e)For the avoidance of doubt, paragraphs (b) and (d) above shall not prevent the application of clause 10.2 (Green Loan Margin Adjustment) for the purposes of the adjustment of the applicable Margin or any commitment fee as a result of a Declassification Event.
23.15Green Loan publicity
The Borrower shall not (and shall ensure that no other Group Member will) make any disclosure that references the Facility or the Loan as a “green loan” at any time on or after a
Declassification Event that has occurred and is continuing.

23.16People with Significant Control (PSC) regime
Each Obligor and each other Group Member shall:
(a)within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the
Companies Act 2006 from any Obligor incorporated in the United Kingdom; and
(b)promptly provide the Agent with a copy of that notice.
24Dealings with Ship
24.1Undertaking to comply
Each Obligor who is a Party undertakes that this clause 24 will be complied with in relation to the Ship throughout the Ship’s Mortgage Period. Where the Ship is subject to a Bareboat
Charter, all undertakings in this clause 24 given by the Borrower will be deemed to also be given by the relevant Bareboat Charterer under such Bareboat Charter.
24.2Ship’s name and registration
(a)The Ship’s name shall only be changed after prior notice to the Agent and, the Borrower shall promptly take all necessary steps to update all applicable insurance, class and registration documents with such change of name.
(b)The Ship shall be permanently registered in the name of the Borrower with the relevant
Registry under the laws of its Flag State. Except with approval of all the Lenders, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State as at the date of this Agreement) provided that no such approval shall be required for the registration of the Ship under the flag of another Approved Flag
State as long as replacement Security Interests are granted in respect of the Ship (which are, in the opinion of the Lenders, equivalent to those in place prior to such registration) in favour of the Finance Parties immediately following the registration of the Ship under the flag of that Approved Flag State and at the cost and expense of the Borrower. If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.
(c)Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.
(d)The Ship, if subject to a Bareboat Charter, may be registered under a parallel registration regime following approval of such parallel registration regime and relevant applicable jurisdictions by the Majority Lenders provided that the Majority Lenders (acting reasonably)
are satisfied that prior to such registration:
(i)the Finance Parties’ interests under the Finance Documents (including the
Mortgage and other Transaction Security) are not adversely affected by such parallel registration;
(ii)any amendments to the Finance Documents have been entered into by the
Obligors and such documents of the type referred to in Schedule 3 (Conditions precedent) in respect of such amendments have been delivered by the Borrower to the Agent, as may be required by the Majority Lenders in their reasonable discretion; and
(iii)the Lenders have received satisfactory legal opinions from all relevant jurisdictions in respect of such parallel flagging and the impact it may have on the Security
Documents and the Finance Parties’ interests under the Finance Documents.
24.3Sale or other disposal of the Ship
Except:
(a)with approval of all the Lenders; or

(b)for the sale of the Ship for a cash price payable on completion of the sale which is no less than the amount required to discharge all outstanding obligations of the Obligors under the Finance Documents or where all Finance Parties are satisfied (in their sole discretion)
that all outstanding obligations of the Obligors under the Finance Documents shall be so discharged on completion of the sale and in each case provided no Event of Default is continuing,
the Borrower will not sell, transfer, abandon or otherwise dispose of the Ship or any share or interest in the Ship, or agree to do so, but the Borrower may enter into an agreement for the sale of the Ship if the Borrower is otherwise in compliance with this clause 24.3.
24.4Manager
A manager of the Ship shall not be appointed unless that manager is Guarantor A or any other
Group Member who, in any such case, is the Bareboat Charterer of the Ship and a Guarantor, or such other person has been approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed) and unless the terms of its appointment are approved by the
Majority Lenders and (unless that manager is a Guarantor) it has delivered a duly executed
Manager’s Undertaking to the Security Agent. The Borrower shall not agree to any change to the terms of appointment of a manager (including any Management Agreement) which have been approved unless such change is also approved.
24.5Copy of Mortgage on board
A properly certified copy of the Ship’s Mortgage (or, in the case of the Mortgage under Danish law which is in digitalised form, an apostilled certificate of registration (Da: Registreringsattest)
confirming the Mortgage and a certificate from the Danish Maritime Authority containing an exact replica of the registered letter of indemnity regarding the vessel (Da: Eksakt gengivelse af registreret digitalt skadesløsbrev i skib)) shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or
Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage)
and to any representative of the Agent or the Security Agent.
24.6Notice of Mortgage
A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:
“NOTICE OF MORTGAGE
This Ship is subject to a First Mortgage in favour of [name of mortgagee] of [insert address of mortgagee]. Under the said mortgage and related documents, neither the Borrower nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage.
No-one will have any right, power or authority to create, incur or permit to be imposed upon the
Ship any lien whatsoever other than for crew’s wages and salvage.”

24.7Conveyance on default
Where the Ship is (or is to be) sold in exercise of any power conferred by the Security
Documents, the Borrower shall, upon the Security Agent’s request, immediately execute such form of transfer of title to the Ship as the Security Agent may require.
24.8Chartering
(a)Except with approval by the Majority Lenders, the Borrower shall not enter into any charter commitment for the Ship (other than an Initial Bareboat Charter, any other Bareboat
Charter (excluding a JV Bareboat Charter) in accordance with paragraph (b) below or a JV
Bareboat Charter in accordance with paragraph 24.8(c) below); and the Borrower shall procure that any Bareboat Charterers (as disponent owners) shall not enter into any charter commitment for the Ship, which is:
(i)a bareboat or demise charter or passes possession and operational control of the
Ship to another person; or
(ii)to another Group Member.
(b)The Borrower may enter into a Bareboat Charter for the Ship other than the Initial Bareboat
Charter provided that:
(i)the terms of such Bareboat Charter are substantially the same as those of the
Initial Bareboat Charter or are approved by the Majority Lenders (such approval not to be unreasonably withheld);
(ii)such Bareboat Charter provides for a level of charter hire which, for the entire tenor of the same, is not less than the relevant Minimum Bareboat Charter Hire;
(iii)the Bareboat Charterer in respect of such Bareboat Charter is Guarantor A or a wholly-owned (direct or indirect) Subsidiary of Guarantor A (prior to the Guarantor
C Acquisition) and UK ListCo or a wholly-owned (direct or indirect) Subsidiary of
UK ListCo (on and from the Guarantor C Acquisition);
(iv)where such Bareboat Charter is with a Group Member that is not a Guarantor, such
Group Member has become an Additional Guarantor in accordance with the terms of clause 35.5 (Additional Guarantors); and
(v)each of the additional requirements set out in paragraph (d) below are complied with.
(c)The Borrower may enter into a bareboat charter in respect of the Ship with a bareboat charterer which is a joint venture local entity (a JV Bareboat Charter) where this is required by local law to operate the Ship in a specific jurisdiction and provided that:
(i)the terms of such JV Bareboat Charter are substantially the same as those of the
Initial Bareboat Charter or are approved by the Majority Lenders (such approval not to be unreasonably withheld);
(ii)such JV Bareboat Charter provides for a level of hire which, for the entire tenor of the same, is not less than the relevant Minimum Bareboat Charter Hire;
(iii)Guarantor A (prior to the Guarantor C Acquisition) or UK ListCo (on and from the
Guarantor C Acquisition) owns legally and beneficially (directly or indirectly) no less than 51% of each of the issued share capital and the voting share capital in, and has control over, the Bareboat Charterer under such JV Bareboat Charter;
(iv)where such JV Bareboat Charter is with a Group Member that is not already a
Guarantor, such Group Member has become an Additional Guarantor in accordance with the terms of clause 35.5 (Additional Guarantors); and
(v)the Borrower provides or procures the provision by the Bareboat Charterer of such
JV Bareboat Charter and such other documents and evidence and security in respect of such charter as the Agent (acting on the instructions of the Majority
Lenders in their sole discretion) shall require.

(d)Further, without prejudice to the rights of the Finance Parties under the provisions of paragraph (a), (b) or (c) above and any other provisions of the Finance Documents, the
Borrower shall advise the Agent promptly of any Bareboat Charter or Charter in respect of the Ship (other than the Initial Bareboat Charter and the Initial Charter for the Ship) entered into by the Borrower or the Bareboat Charterer as disponent owner of the Ship, and the
Borrower shall:
(i)deliver a copy of each such Bareboat Charter or, to the extent that such disclosure does not constitute a breach of the relevant Charter, a description of the main terms of each such Charter to the Agent forthwith after its execution;
(ii)in the case of a Bareboat Charter where the Bareboat Charterer has not already provided a General Assignment forthwith thereafter procure that the Bareboat
Charterer executes a General Assignment in favour of the Security Agent;
(iii)in the case of a Bareboat Charter, forthwith thereafter execute any notice of assignment required in connection therewith pursuant to the Borrower’s General
Assignment serve such notice of assignment on the relevant Bareboat Charterer and obtain an acknowledgement of such notice by such Bareboat Charterer (and for the avoidance of doubt if the Borrower fails to give such notice within a reasonable time, the Agent may, and shall if so directed by the Majority Lenders, serve any such notice of assignment on the relevant Bareboat Charterer under such Bareboat Charter in a timely manner);
(iv)in the case of a Charter (and any Charter Guarantee in respect of such Charter)
and provided that an assignment of the Earnings of such Charter or such Charter
Guarantee (as applicable) will not constitute a breach of such Charter or such
Charter Guarantee (but without prejudice to the requirements of paragraph (e)
below), forthwith thereafter execute or procure that the relevant Bareboat Charterer execute any notice of assignment of the Earnings or, where paragraph (e)(ii) below applies, all the rights, of such Charter and such Charter Guarantee as required in connection therewith pursuant to the Borrower’s or Bareboat Charterer’s General
Assignment, as applicable;
(v)in the case of a Charter (and any Charter Guarantee in respect of such Charter)
and provided that an assignment of the Earnings of such Charter or such Charter
Guarantee (as applicable) will not constitute a breach of such Charter or such
Charter Guarantee (but without prejudice to the requirements of paragraph (e)
below), forthwith thereafter, serve or procure the service of any such notice of assignment of the Earnings of such Charter and such Charter Guarantee by the relevant Bareboat Charterer on the relevant Charterer under such Charter and on the relevant Charter Guarantor under such Charter Guarantee, and:
(A)unless paragraph (B) below applies, use its reasonable endeavours to procure the receipt of the acknowledgement of such notice by such
Charterer and such Charter Guarantor; and
(B)where a Quiet Enjoyment Agreement has been or will be entered into in respect of such Charter, procure the receipt of the acknowledgement of such notice by such Charterer and such Charter Guarantor forthwith,
(C)(and for the avoidance of doubt if the Borrower or Bareboat Charterer fails to give such notice within a reasonable time, the Agent may, and shall if so directed by the Majority Lenders, serve any such notice of assignment on the relevant
Charterer under such Charter and on the relevant Charter Guarantor under such
Charter Guarantee in a timely manner);
(vi)deliver to the Agent such documents and evidence of the type referred to in
Schedule 3 (Conditions precedent), in relation to any such General Assignment or any other related matter referred to in this clause 24.8(d), as the Agent (acting on the instructions of the Majority Lenders in their reasonable discretion) shall require;
and
(vii)pay on the Agent’s demand all legal costs and other costs (pre-approved by the
Borrower or the Obligors’ Agent on its behalf, such approval not to be unreasonably withheld or delayed) of the Agent and/or the Security Agent in connection with or in relation to any such Charter, Bareboat Charter or General Assignment or any other related matter referred to in this clause 24.8(d).
(e)Notwithstanding any other provision in this Agreement, the Borrower shall, and shall procure that any relevant Bareboat Charterer shall:
(i)unless paragraph (ii) below applies, use commercially reasonable efforts to procure that:
(A)any Charter (and any Charter Guarantee in respect of such Charter) entered into by the Borrower or Bareboat Charterer following the date of this
Agreement is governed by English law and that its Earnings are freely assignable by the Borrower or Bareboat Charterer (as applicable) to the
Security Agent, without the need for the relevant Charterer’s or relevant
Charter Guarantor’s (as applicable) consent; or
(B)the main terms of any such Charter (and any Charter Guarantee in respect of such Charter) can be disclosed by the Borrower or Bareboat Charterer (as applicable) to the Finance Parties in accordance with the terms of this
Agreement;
(ii)where a charterer in respect of any charter commitment entered into by the
Borrower or Bareboat Charterer following the date of this Agreement requires that a quiet enjoyment agreement be entered into as a condition to permitting the
Mortgage over the Ship and/or to an assignment of any rights under such charter commitment, use all commercially reasonable efforts to procure that, subject to the entry into the relevant Quiet Enjoyment Agreement, all the rights (including to
Earnings) of the Borrower or Bareboat Charterer under such charter commitment and any relevant guarantee in respect of such charter commitment are freely assignable or, where, despite the use of all commercially reasonable efforts by the
Borrower or Bareboat Charterer, the relevant charterer does not accept such assignment of all the rights of the Borrower or Bareboat Charterer under such charter commitment and any guarantee in respect of such charter commitment, procure that, subject to the entry into the relevant Quiet Enjoyment Agreement, all the rights of the Borrower or Bareboat Charterer to receive Earnings under such charter commitment and any relevant guarantee in respect of such charter commitment are freely assignable;
(iii)where paragraph (ii) above applies and such charter commitment and any guarantee in respect of such charter commitment is a Charter or a Charter
Guarantee, respectively, comply with the provisions of paragraphs (d)(iv) and (d)(v)
above in respect of such Charter and Charter Guarantee; and
(iv)where paragraph (ii) above applies in respect of a charter commitment and the same and any guarantee in respect of such charter commitment is not a Charter or a Charter Guarantee, respectively, procure that notice of the assignment of the
Borrower or (as the case may be) the Bareboat Charterer’s rights under such charter commitment or guarantee or, as applicable, the Borrower or (as the case may be) Bareboat Charterer’s rights to receive Earnings under such charter commitment or moneys under such guarantee, is included in the relevant Quiet
Enjoyment Agreement and acknowledged by the relevant charterer or charter guarantor, respectively, by their execution of such Quiet Enjoyment Agreement
(such notice and acknowledgement wording to be based on the wording included in paragraph 3 of the BIMCO Standard Form Quiet Enjoyment Letter for Ship
Financing applicable on the date of this Agreement).
(f)Without prejudice to the provisions of paragraph (e) above where any charterer in respect of a charter commitment (other than a Bareboat Charter) to be entered into by the Borrower or Bareboat Charterer following the date of this Agreement requires a quiet enjoyment agreement as a condition to permitting the Mortgage over the Ship (and/or to the assignment of any rights under such charter commitment), the Borrower or Bareboat
Charterer shall, as soon as reasonably practicable after becoming aware of such requirement and in any event prior to the entry into such charter commitment, inform the
Agent of such requirement.
(g)Notwithstanding any term of any Quiet Enjoyment Agreement, any costs or expenses arising out of or in connection with any Quiet Enjoyment Agreement shall be paid by the
Borrower in accordance with clause 18 (Costs and expenses).

24.9Lay up
Except with approval, the Ship shall not be laid up cold.
24.10Sharing of Earnings
Except with approval, the Borrower shall not enter into any arrangement under which its
Earnings from the Ship may be shared with anyone else.
24.11Payment of Earnings
(a)The Borrower’s Earnings from the Ship shall be paid in the way required pursuant to clause
28.5 (Payment of charter earnings).
(b)If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent or the Agent (as the case may be), if it requires this after the Earnings have become payable to it pursuant to clause 28.5 (Payment of Charter Earnings).
24.12Inventory of Hazardous Materials
An Inventory of Hazardous Materials shall be maintained in relation to the Ship provided that if such certificate is not available at the start of the Ship’s Mortgage Period, an Inventory of
Hazardous Material will be obtained at the next dry-docking of the Ship.
24.13Sustainable and socially responsible dismantling of ships
(a)The Ship, each Fleet Vessel and any other vessel controlled by the Group will, when it is to be scrapped or when sold to an intermediary with the intention of being scrapped, be recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the provisions of The Hong Kong
International Convention for the Safe and Environmentally Sound Recycling of Ships 2009
(whether or not it is in force) and, if applicable, the EU Ship Recycling Regulation and, if applicable, the Ship Recycling Facilities Regulations 2015.
(b)The Borrower shall ensure, prior to any dismantling contract in respect of any Fleet Vessel being entered into by the relevant Group Member, that the Finance Parties receive a statement from an independent third party expert acceptable to the Finance Parties confirming that the relevant shipyard/dismantling yard complies with the requirements for such yards as set out in the Hong Kong International Convention for the safe and
Environmentally Sound Recycling of Ships 2009 (whether or not it is in force) and/or, if applicable, the EU Ship Recycling Regulation.
24.14Poseidon Principles
(a)If applicable to the Ship, the Borrower shall, upon the request of the Agent (at the request of any Lender) and at the cost of the Borrower, on or before 31 July in each calendar year, supply or procure the supply to the Agent of all information necessary in order for that
Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all vessel fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any
Statement of Compliance, in each case relating to the Ship for the preceding calendar year.
(b)No Lender shall publicly disclose such information with the identity of the Ship without the prior written consent of the Borrower. Such information shall be “Confidential Information”
for the purposes of clause 51 (Confidential Information) but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment.

25Condition and operation of Ship
25.1Undertaking to comply
Each Obligor who is a Party undertakes that this clause 25 will be complied with in relation to the Ship throughout the Ship’s Mortgage Period. Where the Ship is subject to a Bareboat
Charter, all undertakings in this clause 25 given by the Borrower will be deemed to also be given by the relevant Bareboat Charterer under such Bareboat Charter.
25.2Defined terms
In this clause 25 and in Schedule 3 (Conditions precedent):
applicable code means any code or prescribed procedures required to be observed by the
Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).
applicable law means all laws and regulations applicable to vessels registered in the Ship’s
Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.
applicable operating certificate means any certificates, vessel response plans, or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.
25.3Repair
The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.
25.4Modification
Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.
25.5Removal of parts
Except with approval, no material part of the Ship or any equipment (except for equipment that is temporarily installed for the purpose of fulfilling a charterparty or employment contract) shall be removed from the Ship if to do so would materially reduce its value unless at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security
Interest (except under the Security Documents) or such removal is a temporary removal of equipment which is to be repaired.
25.6Third party owned equipment
Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.
25.7Maintenance of class; compliance with laws and codes
The Ship’s class shall be the Ship’s Classification with the relevant Classification Society. The
Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the
Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

25.8Surveys
The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.
25.9Inspection and notice of dry-docking
The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times (without interfering with the normal operations and trading of the Ship unless an Event of Default is continuing) to inspect it and given all proper facilities needed for that purpose but always provided that the Agent and/or such surveyors or other persons appointed by the Agent shall sign a waiver and/or hold harmless letter in such form provided by the Borrower’s insurers prior to boarding the Ship. Unless an Event of Default is continuing, the Borrower shall only be required to cover the costs of one such inspection per
Ship in every calendar year.
25.10Discharge of liabilities
All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or
Insurances shall be promptly paid and discharged.
25.11Release from arrest
The Ship, its Earnings and Insurances shall be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be discharged as soon as possible and in any event not later than 30 Business Days thereafter (or such longer period as may be approved), by whatever action is required to achieve that release or discharge.
25.12Information about the Ship
The Borrower shall give the Agent, within a reasonable time of its request, any additional information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.
25.13Notification of certain events
The Borrower shall give the Agent prompt notice of:
(a)any damage to the Ship where the cost of the resulting repairs may exceed the Major
Casualty Amount for the Ship;
(b)any occurrence which may result in the Ship becoming a Total Loss;
(c)any requisition of the Ship for hire;
(d)any material Environmental Incident involving the Ship and any material Environmental
Claim being made in relation to such an incident;
(e)any withdrawal or threat to withdraw any applicable operating certificate which is material for the operation of the Ship and such operating certificate is not reinstated within 15 days;
(f)if requested by the Agent, a copy of any operating certificate required under any applicable code;
(g)the receipt of notification that any application for such a certificate which is material for the operation of the Ship has been refused and such operating certificate is not obtained within
15 days;

(h)any requirement or recommendation made in relation to the Ship by any insurer or the
Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended;
(i)any arrest, hijacking or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances; and
(j)any Social Claim or Social Incident.
25.14Payment of outgoings
All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and
Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its
Earnings.
25.15Repairers’ liens
Except with approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty
Amount for the Ship unless:
(a)that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work; or
(b)it is demonstrated to the Agent’s reasonable satisfaction that funds will be available to meet the full cost of that work, whether from insurers or otherwise.
25.16Lawful use
The Ship shall not be employed:
(a)in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;
(b)by or for the benefit of a Restricted Party;
(c)in any trade to or from a Sanctioned Country;
(d)in any trade which could expose the Ship, Obligor, Finance Party, Manager (provided that such Manager is not a Group Member), the crew or the insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions;
(e)in carrying illicit or prohibited goods;
(f)in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(g)if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods,
and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of vessels operating under the same flag or engaged in similar trades generally participate at the relevant time.
25.17War zones
Except with approval by all the Lenders the Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers. If approval is granted for it to do so, any requirements of the Agent and/or the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents
(including any requirement for the payment of extra insurance premiums) shall be complied with.

26Insurance
26.1Undertaking to comply
Each Obligor who is a Party undertakes that this clause 26 shall be complied with in relation to the Ship and its Insurances throughout the Ship’s Mortgage Period. Where the Ship is subject to a Bareboat Charter, all undertakings in this clause 26 given by the Borrower will be deemed to also be given by the relevant Bareboat Charterer under such Bareboat Charter.
26.2Insurance terms
In this clause 26:
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
hull cover means insurance cover against the risks identified in paragraph (a) of clause 26.3
(Coverage required), including hull and machinery, hull interest and/or freight interest in such percentages as approved by the Lenders.
minimum hull cover means in relation to the Ship, an amount equal at the relevant time to one hundred and ten per cent. (110%) of the aggregate of (a) the Loan, (b) the Hedging Exposures of all of the Hedging Providers at that time and (c) the Ancillary Outstandings.
P&I risks means the usual risks (including maximum liability for oil pollution, excess war risk
P&I cover) covered by a protection and indemnity association which is a member of the
International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).
26.3Coverage required
The Ship (including its hull and machinery, hull interest, freight interest, disbursements and/or increased value) shall at all times be insured at the Borrower’s cost:
(a)against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks (including crew and terrorism risks, piracy and confiscation risks)) on an agreed value basis, for the higher of its minimum hull cover and its market value (such calculation to include hull and machinery as well as hull interest and/or freight interest in such percentages as approved by the Lenders);
(b)against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);
(c)against such other risks and matters excluding loss of hire or Earnings which the Agent
(acting on the instructions of all the Lenders) notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and
(d)on terms which comply with the other provisions of this clause 26.
26.4Placing of cover
The insurance coverage required by clause 26.3 (Coverage required) shall be:

(a)in the name of the Borrower and any Bareboat Charterer and (in the case of the Ship’s hull cover) no other person (other than the Security Agent (and any other Finance Party) if required by the Majority Lenders) (unless such other person is approved and, if so required by the Agent (acting on the instructions of the Majority Lenders), has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security
Agent (and any other Finance Party required by the Agent) in an approved form and provided such supporting documents and opinions in relation to that assignment as the
Agent requires) provided, however, that where a Charterer (or any other charterer of the
Ship that is not a Group Member) is co-assured under any such insurance coverage, they shall not be required to provide any such assignment of insurances but the Borrower shall, and shall procure that any relevant Bareboat Charterer shall, use reasonable endeavours to obtain a co-assured side letter from such Charterer in such form as is reasonably acceptable to the Agent and agreed by the Borrower before the date of this Agreement;
(b)in euro or another approved currency;
(c)arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations, with the relevant approved underwriters or insurers having in any event a minimum credit rating of BBB+ or higher by Standard & Poor’s Rating
Group or Baa1 or higher by Moody’s Investors Service (or equivalent ratings from AM Best or Fitch Ratings);
(d)in full force and effect; and
(e)on approved terms which (other than in respect of protection and indemnity insurance)
shall be those contained in the latest version of the Nordic Marine Insurance Plan of 2013 full conditions (and, to the extent required by the Agent, incorporating the Institute War &
Strikes Clauses 1.11.1995) or the Institute Time Clauses Hulls 1983, and with approved insurers or associations.
26.5Mortgagee’s insurance
(a)The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship on approved terms, or in considering or making claims under:
(i)a mortgagee’s interest insurance and a mortgagee’s additional perils (pollution risks) cover for the benefit of the Finance Parties for a total amount of up to 120%
of the aggregate of (i) the Loan, (ii) the Hedging Exposure of all the Hedging
Providers at that time and (iii) the Ancillary Outstandings at that time, in each case based on the figures provided pursuant to a Compliance Certificate or, as applicable, pursuant to paragraph (b) below; and
(ii)any other insurance cover which the Agent (acting on the instructions of the
Majority Lenders) reasonably requires in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the
Security Documents).
(b)On the date falling 5 Business Days before (i) any insurance is taken out by the Agent pursuant to paragraph (a) above and (ii) the expiry of any insurance taken out by the Agent pursuant to paragraph (a) above, the Borrower shall provide the Agent with the same information (as at the date the information is provided) as required pursuant to clause
21.17  (Exposure reporting), provided that the Agent has notified the Borrower of the date pursuant to (i) and (ii) above no later than 15 Business Days prior to such date.
26.6Fleet liens, set off and cancellations
If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:
(a)set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured; or
(b)cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrower shall ensure that hull cover for the Ship is provided under a separate policy from any other vessels.
26.7Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.
26.8Details of proposed renewal of Insurances
At least 14 days before any of the Ship’s Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the
Insurances are proposed to be renewed.
26.9Instructions for renewal
At least seven days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.
26.10Confirmation of renewal
The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 26 and confirmation of such renewal given by approved brokers or insurers to the Agent at least two Business Days (or such shorter period as may be approved)
before such expiry.
26.11P&I guarantees
Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.
26.12Insurance documents
The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship’s
Insurances as soon as they are available after they have been placed or renewed (but in any event no later than 15 Business Days after such placement or renewal) and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.
26.13Letters of undertaking
Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.
26.14Insurance Notices and Loss Payable Clauses
The interest of the Security Agent or any other Finance Parties as assignees of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss
Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the

Borrower and, unless otherwise approved, each other person assured under the relevant cover
(other than the Security Agent or any other Finance Party if it is itself an assured).
26.15Insurance correspondence
If so required by the Agent (acting on the instructions of the Majority Lenders), the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.
26.16Qualifications and exclusions
All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s
Insurances shall only be subject to approved exclusions or qualifications.
26.17Independent report
If the Agent (acting on the instructions of the Majority Lenders) requests from the Borrower a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the compliance of the Ship’s Insurances with the terms of this Agreement then the
Agent shall be provided promptly by the Borrower with such a report at no cost to the Agent or (if the Agent obtains such a report itself, which it shall be entitled to do) the Borrower shall reimburse the Agent for the cost of obtaining that report.
26.18Collection of claims
All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.
26.19Employment of Ship
The Ship shall only be employed or operated in conformity with the terms of the Ship’s
Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).
26.20Declarations and returns
If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.
26.21Application of recoveries
All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.
26.22Settlement of claims
Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.
26.23Change in insurance requirements
If the Agent (acting on the instructions of the Majority Lenders) gives notice to the Borrower to change the terms and requirements of this clause 26 (which the Agent may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the
Utilisation Date), this clause 26 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received, provided that such requested modifications follow reasonably prevailing market terms at the time that such notice is given to the Borrower by the Agent.
27Minimum security value
27.1Undertaking to comply
Each Obligor who is a Party undertakes that this clause 27 will be complied with throughout any
Mortgage Period.
27.2Valuation of assets
For the purpose of the Finance Documents, the value at any time of the Ship obtained under clause 4 (Conditions of Utilisation) or any other asset over which additional security is provided under this clause 27 will be its value as most recently determined in accordance with this clause
27.
27.3Valuation frequency
Valuation of the Ship (and such other asset granted as security in accordance with this clause
27) shall be made:
(a)at the time required in clause 4.2 (Conditions precedent before Utilisation) and Schedule 3
(Conditions precedent);
(b)within 30 days of the end of each Financial Year; and
(c)at any other time and frequency as may be requested by the Majority Lenders.
27.4Expenses of valuation
The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation except that if no Event of Default is continuing, the cost of valuations obtained pursuant to paragraph (c) of clause 27.3 (Valuation frequency) shall be borne by the Borrower not more than once every calendar year.
27.5Valuations procedure
The value of the Ship shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 27. Additional security provided under this clause 27 shall be valued in such a way, on such a basis and by such persons (including the Agent itself)
as may be approved by the Majority Lenders or as may be agreed in writing by the Borrower and the Agent (on the instructions of the Majority Lenders).
27.6Currency of valuation
Valuations shall be provided by valuers in euro or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into euro at the Agent’s spot rate of exchange for the purchase of euro with that other currency as at the date to which the valuation relates.
27.7Basis of valuation
Each valuation will be addressed to the Agent in its capacity as such (or to the Borrower or the
Obligors’ Agent provided that such valuation is accompanied by full reliance and disclosure language in favour of the Finance Parties), will not be more than 30 days old (or 60 days old in relation to the valuations provided pursuant to paragraph 10 of Part 2 (Conditions precedent before Utilisation) of Schedule 3 (Conditions precedent)) and will be made:

(a)without physical inspection (unless required by the Agent);
(b)on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and
(c)without taking into account the benefit or detriment of any charter commitment.
27.8Information required for valuation
The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.
27.9Approval of valuers
All valuers must have been approved. The Agent may from time to time notify the Borrower of approval of one or more independent ship brokers as valuers for the purposes of this clause 27.
The Agent shall respond promptly to any request by the Borrower for approval of a broker nominated by the Borrower. The Agent may at any time by notice to the Borrower withdraw any previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved. If the Agent has not approved at least three brokers as valuers at a time when a valuation is required under this clause 27, the
Agent shall promptly notify the Borrower of the names of at least three valuers which are approved. On the date of this Agreement the approved valuers are Clarksons, Fearnleys,
Braemar and Pareto.
27.10Appointment of valuers
When a valuation is required for the purposes of this clause 27, the Borrower shall appoint approved valuers to provide such a valuation. If the Borrower fails to appoint valuers, the Agent may appoint approved valuers to provide that valuation.
27.11Number of valuers
(a)Each valuation must be carried out by two approved valuers of whom one shall be nominated by the Agent and the other by the Borrower. If the Borrower fails promptly to nominate a second valuer then the Agent may nominate the second valuer. Clause 27.12
(Differences in valuations) shall apply.
(b)If two valuers provide valuations and their valuations of the Ship vary by more than 10%
(by reference to the lower of the two valuations), then the value of the Ship shall be determined by reference to those two valuations and a third valuation provided by a third approved valuer nominated by the Agent. Clause 27.12 (Differences in valuations) shall apply.
27.12Differences in valuations
(a)If valuations of the Ship provided by individual valuers differ, the value of the Ship for the purposes of the Finance Documents will be the mean average of those valuations.
(b)If any approved valuer provides a range of values for the Ship, the value of the Ship for the purposes of the Finance Documents will be the mean average of the values comprising such range.
27.13Security shortfall
(a)If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within 30 Business Days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower may:

(i)provide additional security over assets reasonably approved by all the Lenders and in accordance with this clause 27 (including in the form of charged and/or pledged euro cash deposits which are hereby approved by all the Lenders); and/or
(ii)prepay a part of the Loan under clause 8.4 (Voluntary prepayment).
(b)Any prepayment made under paragraph (a) above shall be applied in reduction of each
Lender’s Commitment pro rata and any corresponding cancellation of the Commitments shall be applied against the Commitments relating to the Loan pro rata.
27.14Creation of additional security
The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:
(a)that additional security, its value and the method of its valuation have been approved by the
Majority Lenders;
(b)a Security Interest over that security has been constituted in favour of the Security Agent or
(if appropriate) the Finance Parties in a form and manner approved by all the Lenders;
(c)this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and
(d)the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable)
registration.
27.15Release of additional security
If at any time the Security Agent or any other Finance Parties hold additional security provided under this clause 27 and the Security Value, disregarding the value of that additional security, exceeds the Minimum Value and the Security Value has been determined by reference to valuations provided no more than 60 days previously, the Borrower may, by notice to the Agent, require the release and discharge of that additional security. The Agent shall then direct the
Security Agent to promptly release and discharge that additional security if no Default is then continuing or will result from such release and discharge and, upon such release and discharge and, if so required by the Agent, the Borrower shall reimburse to the Agent any costs and expenses payable under clause 18 (Transaction expenses) in relation to that release and discharge.
28Chartering undertakings
28.1Undertaking to comply
Each Obligor who is a Party undertakes that this clause 28 will be complied with in relation to the Ship which is subject to a Bareboat Charter and/or a Charter throughout the Ship’s Mortgage
Period. Where the Ship is subject to a Bareboat Charter, all undertakings in this clause 28 given by the Borrower will be deemed to also be given by the relevant Bareboat Charterer under such
Bareboat Charter.
28.2Variations
Except with approval and except in connection with the immediate replacement of the Bareboat
Charter with another Bareboat Charter entered into in accordance with the terms of clause 24.8
(Chartering), no terms of any Bareboat Charter for the Ship shall be varied, amended or modified in any way or manner which would result in a breach of the provisions of clause 24.8
(Chartering).

28.3Releases and waivers
Except with approval and except in connection with the immediate replacement of a Bareboat
Charter with another Bareboat Charter entered into in accordance with the terms of clause 24.8
(Chartering), there shall be no release by the Borrower or Bareboat Charterer of any obligation of any other person under a Bareboat Charter (including by way of novation, assignment or transfer), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach, which would result in a breach of clause 24.8 (Chartering).
28.4Charter performance
Each relevant Bareboat Charterer and the Borrower shall perform its obligations under each
Bareboat Charter for the Ship to which it is a party and use its best endeavours to ensure that each other party to them performs their obligations under such documents.
28.5Payment of Charter Earnings
All Earnings which the Borrower is entitled to receive under any Charter Documents or Bareboat
Charter for the Ship shall be paid into the Earnings Account of the Borrower of the Ship or, following an Event of Default, in the manner required by the Security Documents.
28.6Minimum Bareboat Charter Hire
In the event that, due to applicable transfer pricing regulations, the Minimum Bareboat Charter
Hire in respect of a Bareboat Charter of the Ship is insufficient to satisfy paragraphs (a), (b) and
(c) in the definition of Minimum Bareboat Charter Hire, Guarantor A (up to the Share Exchange
Completion) or UK ListCo (on and from the Share Exchange Completion) shall be required, on or before each date for the payment of hire under such Bareboat Charter, to pay by way of capital injection or similar payment an additional amount to the Borrower so that the total amount received by the Borrower is no less than the amount they would have received had the relevant transfer pricing regulations not applied.
28.7Quiet enjoyment
Upon the Borrower or, as applicable, Bareboat Charterer, delivering any Quiet Enjoyment
Agreement for the Ship to the Security Agent duly executed by the other parties to it, the
Finance Parties agree that the Security Agent will as soon as reasonably practicable thereafter duly execute and enter into such Quiet Enjoyment Agreement and return it to the Borrower or, as applicable, Bareboat Charterer.
29Bank accounts
29.1Undertaking to comply
Each Obligor who is a Party undertakes that this clause 29 will be complied from the date of the
Utilisation Request and throughout the Facility Period thereafter.
29.2Earnings Account
(a)The Borrower shall be the holder of one or more Accounts with an Account Bank denominated in euro which is designated as an “Earnings Account” for the purposes of the
Finance Documents.
(b)The Borrower’s Earnings of the Ship (including Earnings payable to the Borrower under a
Bareboat Charter of the Ship) and all moneys payable to the Borrower under the Ship’s
Insurances and any net amount payable to the Borrower under any Hedging Contract shall be paid by the persons from whom they are due to the Borrower’s Earnings Account, unless required to be paid to the Security Agent under the Finance Documents.
(c)The relevant Account Holder(s) may withdraw amounts standing to the credit of an
Earnings Account for any purpose which is not prohibited under this Agreement, except if an Event of Default is continuing.

29.3Other provisions
(a)An Account may only be designated for the purposes described in this clause 29 if:
(i)such designation is made in writing by the Agent and acknowledged by the
Borrower and specifies the name and address of the Account Bank and the
Account Holder(s) and the number and any designation or other reference attributed to the Account;
(ii)an Account Security has been duly executed and delivered by the relevant Account
Holder(s) in favour of the Security Agent (and any other Finance Party required by the Agent);
(iii)any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and
(iv)the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security, including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.
(b)The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and an Account Bank.
(c)The relevant Account Holder(s) shall not close any Account or alter the terms of any
Account from those in force at the time it is designated for the purposes of this clause 29 or waive any of its rights in relation to an Account except with approval of all the Lenders.
(d)The relevant Account Holder(s) shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the
Security Agent of any claim or notice relating to an Account from any other party and provide the Security Agent with any other information it may request concerning any
Account.
(e)Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that
Account as contemplated by this Agreement and it shall not (except with the approval of the
Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance
Parties.
30Business restrictions
30.1Undertaking to comply
Except as otherwise approved by the Majority Lenders, each Obligor who is a Party undertakes that this clause 30 will be complied with throughout the Facility Period by and in respect of each person to which each relevant provision of this clause is expressed to apply.
30.2General negative pledge
(a)In this clause 30.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.
(b)The Borrower shall not create or permit to subsist any Security Interest over any of its assets.
(c)(Without prejudice to any other provision of this clause 30), the Borrower shall not:
(i)sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by, an Obligor or any other Group Member other than pursuant to disposals permitted under clause 30.11 (Disposals);

(ii)sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(iii)enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(d)Paragraphs (b) and (c) above do not apply to any Security Interest or (as the case may be)
Quasi-Security, listed below:
(i)those granted or expressed to be granted by any of the Security Documents;
(ii)in relation to the Ship, Permitted Maritime Liens;
(iii)any lien (other than maritime liens) arising by operation of law and in the ordinary course of business and not as a result of any default or omission by the Borrower;
(iv)any payment or close out netting or set-off arrangement or any security arrangement pursuant to any Hedging Contracts or foreign exchange transaction entered into by the Borrower;
(v)rights of netting or set-off over credit balances on bank accounts but only to the extent related to bank fees on the relevant bank accounts;
(vi)in relation to Taxes not overdue, or, in the case of income and property taxes and assessments, which are being contested in good faith with due diligence and where the Borrower or the Group as a whole has adequate cash reserves in excess of such contested sums; or
(vii)at any time up to Utilisation, those granted under the Existing Facilities Agreement.
30.3Financial Indebtedness
The Borrower shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:
(a)Financial Indebtedness incurred under the Finance Documents and Hedging Contracts for
Hedging Transactions entered into pursuant to clause 31.2 (Hedging);
(b)indebtedness owing to its trade creditors in the normal course of its business;
(c)Financial Indebtedness owed to another Group Member on an unsecured and subordinated basis subject to a Subordination Deed previously entered into in respect of the same and then only provided that no Event of Default has occurred and is continuing at the time it is incurred and in any event on terms otherwise approved by the Majority
Lenders;
(d)Financial Indebtedness permitted under clause 30.4 (Guarantees);
(e)Financial Indebtedness permitted under clause 30.5 (Loans and credit); and
(f)at any time up to Utilisation, the Existing Indebtedness, provided that any cash pooling arrangements on a Group wide basis for cash management purposes of the Group shall not constitute Financial Indebtedness for the purposes of clause
30.3.

30.4Guarantees
The Borrower shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:
(a)guarantees of obligations of another Group Member that are not Financial Indebtedness or obligations prohibited by any Finance Document;
(b)guarantees in favour of its own trade creditors for indebtedness owing to its trade creditors and given in the ordinary course of its business;
(c)guarantees which are Financial Indebtedness permitted under clause 30.3 (Financial
Indebtedness);
(d)guarantees or indemnities from time to time required by any protection and indemnity or war risks association with which the Ship is entered; and
(e)any performance or similar guarantee issued by the Borrower or any counter guarantee issued by the Borrower in respect of any guarantee issued by any other person, in each case in relation to the Ship required in the ordinary course of business and operation of the
Ship in support of a Charter or any other charter commitment for the Ship, up to an aggregate amount of 10% of the market value for the Ship (in euro equivalent terms) for all such guarantees under this paragraph (e).
30.5Loans and credit
No Obligor shall be a creditor in respect of Financial Indebtedness other than in respect of:
(a)loans or credit to another Group Member permitted under clause 30.3 (Financial
Indebtedness) or clause 30.4 (Guarantees) or loans or credit to any Group Member that is not an Obligor;
(b)Financial Indebtedness owing to it by another Obligor on an unsecured and, in the case of
Financial Indebtedness owing to it by the Borrower, subordinated basis subject to a
Subordination Deed, previously entered into in respect of the same and then only provided that no Event of Default has occurred and is continuing at the time it is incurred and in any event on terms otherwise approved by the Majority Lenders;
(c)trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities; and
(d)loans to other Group Members arising under any cash pooling arrangements on a Group wide basis for cash management purposes of the Group.
30.6Bank accounts, operating leases and other financial transactions
The Borrower shall not:
(a)maintain any current or deposit account with a bank or financial institution except for the
Accounts and the deposit of money, operation of current accounts and the conduct of electronic banking operations with the Account Bank and through the Accounts; or
(b)hold cash in any account (other than with the Account Bank and other than the Accounts)
over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except as permitted by clause 30.2 (General negative pledge).
30.7Subsidiaries
The Borrower shall not establish or acquire a company or other entity which would be or become a Group Member or reactivate any dormant Group Member.
30.8Acquisitions and investments

The Borrower shall not acquire any person, business, assets or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:
(a)any acquisition pursuant to a disposal permitted under clause 30.11 (Disposals);
(b)acquisitions of assets in the ordinary course of business (not being new businesses or vessels);
(c)the incurrence of liabilities in the ordinary course of its business; or
(d)any loan or credit not otherwise prohibited under this Agreement.
30.9Reduction of capital
The Borrower shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.
30.10Increase in capital
The Borrower shall not issue shares and/or voting shares or other equity interests to anyone who is not Guarantor B or any Approved Shareholder of the Borrower, in each case, subject to the same not constituting a Change of Control and provided always that any such issuance of shares and/or voting shares or other equity interests will not change the proportion of the shares or other equity interests held by each relevant party as permitted under the terms of this
Agreement.
30.11Disposals
The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset except for any of the following disposals (so long as they are not prohibited by any other provision of the Finance Documents):
(a)disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;
(b)disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the Borrower, in each case for cash on normal commercial terms and on an arm’s length basis;
(c)disposals permitted by clause 24.3 (Sale or other disposal of the Ship), clause 30.2
(General negative pledge) or clause 30.3 (Financial Indebtedness);
(d)dealings with its own trade creditors with respect to book debts in the ordinary course of trading; and
(e)the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.
30.12Contracts and arrangements with Affiliates
No Obligor shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.
30.13Distributions and other payments by Group
Neither Guarantor A (until the Share Exchange Completion) nor UK ListCo (on and from the
Share Exchange Completion) shall:

(a)declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;
(b)repay or distribute any dividend or share premium reserve; or
(c)redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so, except (1) if no Event of Default is continuing at the time of the declaration, payment or making of any such dividend, distribution or other payment, nor would result from doing so and, (2) if:
(i)it constitutes (A) a Permitted Distribution or (B) distributions granted to employees or officers of Guarantor A  or UK ListCo (as applicable) in respect of any share incentive plan or as salaries, bonus payments or any other payments relating to their employment with the Group; and
(ii)the ratio of (A) Net Interest Bearing Debt to (B) EBITDA in respect of a
Measurement Period that is a Financial Year, as certified in the then latest
Compliance Certificate delivered to the Agent pursuant to the provisions of this
Agreement, was lower than 2.75:1.00.
31Hedging Contracts
31.1Undertaking to comply
Each Obligor who is a Party undertakes that this clause 31 will be complied with throughout the
Facility Period.
31.2Hedging
(a)If, at any time during the Facility Period, the Borrower wishes to enter into any Treasury
Transaction so as to hedge all or any part of their exposure under this Agreement to interest rate and/or currency exchange rate fluctuations, they shall notify the Agent in writing.
(b)Any such Treasury Transaction shall be concluded by the Borrower only, with one or more of the Hedging Providers on the terms of a Hedging Master Agreement but (except with the approval of the Majority Lenders) no such Treasury Transaction shall be concluded unless:
(i)
(A)each of the Hedging Master Agreements has been executed by the Borrower and each Hedging Provider;
(B)the Borrower has executed the Hedging Contract Security; and
(C)any notice required to be given to each Hedging Provider under the Hedging
Contract Security has been given to it and acknowledged by it in the manner required by the Hedging Contract Security and all documents and evidence of the type required under Schedule 3 (Conditions precedent) in respect of the documents relevant to this paragraph (i) have been delivered to the
Agent in form and substance satisfactory to the Agent;
(ii)its purpose is to hedge the Borrower’s interest rate risk and/or currency exchange rate risk in relation to the Loan for a period expiring no later than the relevant Final
Repayment Date; and
(iii)its notional principal amount, when aggregated with the notional principal amount of any other continuing Hedging Contracts for the Loan, does not and will not exceed the Loan as then scheduled to be repaid pursuant to clause 7.2 (Scheduled repayment of Facility).

(c)The Hedging Providers shall have the right of first refusal to enter into Treasury
Transactions under a Hedging Master Agreement which any Group Member (other than the
Borrower) is considering to enter into such Treasury Transactions for the purpose of hedging on competitive terms the Borrower’s and the Group’s exposure to interest rate and/or currency exchange rate fluctuations under this Agreement.
(d)Other than Hedging Transactions which meet the requirements of paragraphs (a) to (b)
above, the Borrower shall not enter into Treasury Transactions, except with approval.
(e)The Borrower shall, promptly upon entry into of any Confirmation under a Hedging
Contract, deliver to the Agent an original or certified copy of such Confirmation.
31.3Unwinding of Hedging Contracts
If at any time, and whether as a result of any prepayment (in whole or in part) of the Loan or any cancellation (in whole or in part) of any Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions entered into by the Borrower exceeds or will exceed the amount of the Loan outstanding at that time after such prepayment or cancellation, then (unless otherwise approved by the Majority Lenders) the Borrower shall immediately close out and terminate sufficient Hedging Transactions (pro rata across the relevant Hedging Master
Agreements entered into between the Borrower and each Hedging Provider) as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging
Transactions equals, and will in the future be equal to, the amount of the Loan at that time and as scheduled to be repaid from time to time thereafter pursuant to clause 7.2 (Scheduled repayment of Facility).
31.4Assignment of Hedging Contracts by Borrower
Except as approved by all the Lenders or by the Hedging Contract Security, the Borrower shall not assign or otherwise dispose of its rights under any Hedging Contract.
31.5Information concerning Hedging Contracts
The Borrower shall provide the Agent with any information it may request concerning any
Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.
32Events of Default
Each of the events or circumstances set out in this clause 32 (except clause 32.20
(Acceleration)) is an Event of Default.
32.1Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)its failure to pay is caused by administrative or technical error or by a Disruption Event; and
(b)payment is made in full within 5 Business Days of its due date.
32.2Hedging Contracts
An Event of Default or Potential Event of Default in respect of the Borrower (in each case as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging
Contract.
32.3Financial covenants; Sanctions
(a)The Obligors do not comply with clause 22 (Financial covenants) or clause 27.13 (Security shortfall).

(b)The Obligors do not comply with clause 23.13 (Sanctions) or any of paragraphs (b), (c) or
(d) of clause 25.16 (Lawful use).
32.4Insurance
(a)The Insurances of the Ship are not placed and kept in force in the manner required by clause 26 (Insurance).
(b)Any insurer either:
(i)cancels any such Insurances; or
(ii)disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person,
(iii)unless such Insurances have been replaced (on terms compliant with the requirements of clause 26 (Insurance)) by the Borrower or the Obligors’ Agent with effect from the date of occurrence of the relevant circumstances under paragraphs (i) or (ii)
above as applicable.
32.5Other obligations
(a)An Obligor or Manager does not comply with any provision of the Finance Documents
(other than those referred to in clause 32.1 (Non-payment), clause 32.2 (Hedging
Contracts), clause 32.3 (Financial covenants; Sanctions), clause 32.4 (Insurance) or any other provision of this clause 32).
(b)No Event of Default under paragraph (a) above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within fifteen (15)
Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the
Borrower or any other Obligor or Manager becoming aware of the failure to comply.
(c)No Event of Default will occur under this clause 32.5 by reason only of an Obligor’s failure to comply with a Green Loan Provision.
32.6Misrepresentation
(a)Any representation or statement made or deemed to be made by an Obligor or Manager in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless (in the case of any misrepresentation other than one under clauses 20.23 (Security and Financial
Indebtedness) or 20.32 (Sanctions)) the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 5 Business Days of the Agent giving notice to the Obligors to do so.
(b)Any representation or statement made or deemed to be made by an Obligor under clause
20.23 (Security and Financial Indebtedness) is or proves to have been incorrect or misleading in any material respect when made or when deemed to be made, unless the
Agent considers that the circumstances giving rise to the misrepresentation are capable of remedy and are so remedied within fifteen (15) Business Days of the earlier of (A) the
Agent giving notice to the Borrower and (B) the Borrower or any other Obligor becoming aware of the misrepresentation.
(c)No Event of Default will occur under this Clause 32.6 to the extent that the representation or statement is included in any Green Loan Provisions and concerns, or the document consists of, Green Loan Information.
32.7Cross default
(a)Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.
(b)Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).
(d)The counterparty to a Treasury Transaction entered into by any Obligor becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).
(e)Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of that
Obligor due and payable prior to its specified maturity as a result of an event of default
(however described).
(f)No Event of Default will occur under paragraphs (a) to (e) above if the aggregate amount of
Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs
(a) to (e) above is less than €10,000,000 (or its equivalent in any other currency or currencies).
32.8Insolvency
(a)An Obligor:
(i)is unable or admits inability to pay its debts as they fall due;
(ii)is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)suspends or threatens to suspend making payments on any of its debts; or
(iv)by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
32.9Insolvency proceedings
(a)Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;
(ii)a composition, compromise, assignment or arrangement with any creditor of any
Obligor;
(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets); or
(iv)enforcement of any Security Interest over any assets of any Obligor, or any analogous procedure or step is taken in any jurisdiction.
(b)Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within thirty
(30) days of commencement or, if earlier, the date on which it is advertised.

32.10Creditors’ process
(a)Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Obligor for an amount in excess of €10,000,000 (or its equivalent in any other currency or currencies) and is not discharged within thirty (30) days.
(b)Any judgment or order for an amount in excess of €10,000,000 (or its equivalent in any other currency or currencies) is made against any Obligor and is not stayed or complied with within thirty (30) days.
32.11Unlawfulness and invalidity
(a)It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance
Documents or any Transaction Security ceases to be effective.
(b)Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the
Lenders under the Finance Documents.
(c)Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it
(other than a Finance Party) to be ineffective for any reason.
(d)Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.
32.12Cessation of business
Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except in the case of the Borrower as a result of the sale or Total
Loss of the Ship and provided that the terms of clause 8.8 (Sale or Total Loss) have been complied with.
32.13Expropriation
The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any
Obligor or any of its assets.
32.14Repudiation and rescission of Finance Documents
An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance
Document or any of the Transaction Security or evidences an intention to rescind or repudiate a
Finance Document or any Transaction Security.
32.15Litigation
Either:
(a)any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened;
or
(b)any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made,
in relation to any Transaction Document or the transactions contemplated in the any Transaction
Document or against any Obligor or any of its assets, rights or revenues which is reasonably likely to have a Material Adverse Effect.

32.16Material Adverse Effect
Any event or circumstance (including any Environmental Incident or any change of law) occurs which has, or is reasonably likely to have, a Material Adverse Effect.
32.17Arrest of Ship
The Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Ship within a period of 30 Business Days thereafter (or such longer period as may be approved) unless within such 30 Business Day Period the Borrower prepays the Loan in full and pays interest thereon together with all other amounts owing to the Finance
Parties under the Finance Documents together with such prepayment.
32.18Ship registration
Except with approval by the Majority Lenders, the registration of the Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if the Ship is only provisionally registered on the date of its Mortgage, the Ship is not permanently registered under such laws within 90 days of such date.
32.19Political risk
(a)Either (1) the Flag State of the Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or (2) there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means and such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect.
(b)No Event of Default under paragraph (a) above will occur if:
(i)in the opinion of the Agent it is practicable for action to be taken by the Borrower to prevent the relevant event or circumstance having a Material Adverse Effect; and
(ii)the Borrower takes such action to the Agent’s satisfaction within 14 days of notice from the Agent (specifying the relevant action to be taken) to do so.
32.20Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:
(a)by notice to the Borrower:
(i)declare that no withdrawals be made from any Account; and/or
(ii)cancel the Available Commitments of all the Lenders and/ or each Ancillary
Commitment at which time they shall immediately be cancelled, and/or they shall immediately cease to be available for further utilisation; and/or
(iii)declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or
(iv)declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the
Majority Lenders; and/or
(v)declare all or any part of the amounts (or cash cover in relation to those amounts)
outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or
(vi)declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(b)exercise or direct the Security Agent and/or any other beneficiary of the Security
Documents to exercise any or all of its rights, remedies, powers or discretions under the
Finance Documents.
33Position of Hedging Providers
33.1Rights of Hedging Providers
(a)Each Hedging Provider is a Finance Party and, as such, will be entitled to share in the
Transaction Security in respect of any liabilities of the Borrower under the Hedging
Contracts with such Hedging Provider in the manner and to the extent contemplated by the
Finance Documents.
(b)The Original Hedging Providers shall have the right of first refusal on any future Hedging
Contracts in relation to the Ship or the Facility.
33.2Voting rights
No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.
33.3Acceleration and enforcement of security
Neither the Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 32 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements or interests of any Hedging Provider except to the extent that the relevant Hedging Provider is also a Lender.
33.4Close out of Hedging Contracts
(a)The Parties agree that at any time on and after any Event of Default the Agent (acting on the instructions of the Majority Lenders) shall be entitled, by notice in writing to a Hedging
Provider, to instruct such Hedging Provider to terminate and close out any Hedging
Transactions (or part thereof) with the relevant Hedging Provider. The relevant Hedging
Provider will (and shall be entitled to) terminate and close out the relevant Hedging
Transactions (or parts thereof) and/or the relevant Hedging Contracts in accordance with such notice immediately upon receipt of such notice.
(b)No Hedging Provider shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:
(i)in accordance with a notice served by the Agent under paragraph (a) above; or
(ii)if the Borrower has not paid amounts due under the Hedging Contract and such amounts remain unpaid for a period of 5 Business Days after the due date for payment and the Agent (acting on the instructions of the Majority Lenders)
consents to such termination or close out; or
(iii)to comply with clause 31.3 (Unwinding of Hedging Contracts); or
(iv)if the Hedging Provider ceases to be a Lender; or
(v)any of the events set out in clause 32.8 (Insolvency) or clause 32.9 (Insolvency process) occurs in relation to the Borrower; or
(vi)if the Agent takes any action under clause 32.20 (Acceleration); or

(vii)if the Available Commitments of all the Lenders have been cancelled (or otherwise cease to be available), the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the
Borrower in full (including by way of refinancing) and the Facility has ceased to be available for further utilisation.
(c)If there is a net amount payable to the Borrower under a Hedging Transaction or a Hedging
Contract upon its termination and close out, the relevant Hedging Provider shall forthwith pay that net amount (together with interest earned on such amount) to the Agent for application in accordance with clause 39.1 (Order of application).
(d)No Hedging Provider (in any capacity) shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against the Borrower.

Section 9 -  Changes to Parties
34Changes to the Lenders
34.1Assignments by the Lenders
Subject to this clause 34, a Lender (the Existing Lender) may assign any of its rights under any
Finance Document to any of the following persons (the New Lender):
(a)to another bank or financial institution;
(b)following the occurrence of an Event of Default under clause 32.1 (Non-Payment), paragraph (b) of clause 32.3 (Financial covenants; Sanctions), clause 32.8 (Insolvency) or clause 32.9 (Insolvency proceedings) that is continuing, to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets;
(c)to any insurance or reinsurance company; οr
(d)to any other person.
34.2Borrower consultation; Hedging Providers
(a)An Existing Lender must consult with the Borrower for no more than 10 days (and for the avoidance of doubt there shall be no obligation to obtain the Borrower’s consent) before it may make an assignment under clause 34.1 (Assignments by the Lenders) unless (with respect to consultation with the Borrower only) the assignment is:
(i)to another Lender or to an Affiliate of any Lender;
(ii)to a fund which is a Related Fund of that Existing Lender; or
(iii)made at a time when an Event of Default is continuing.
(b)An Existing Lender who is also a Hedging Provider may not assign all of its Commitment and participation in the Facility unless at the same time it uses reasonable endeavours to procure that such Hedging Provider also assigns and transfers all of its rights and obligations under all Hedging Contracts and all Hedging Master Agreements to which it is a party to another Hedging Provider who is also a Lender (or will be the proposed New
Lender in connection with the proposed assignment of the Commitment and/or participation of such Existing Lender).
(c)The Borrower shall procure that the provisions of paragraph (b) are complied with in the event that the relevant Existing Lender is a Lender being replaced pursuant to the provisions of clause 8.7 (Replacement of Lender).
34.3Other conditions of assignment
(a)An assignment will only be effective:
(i)on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it had been an Original Lender;
(ii)on the Existing Lender and the New Lender entering into any documentation required for the New Lender to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and/or (if it will no longer have an Available Commitment or participation in the Facility) to remove the
Existing Lender as a party to and/or beneficiary of any such Security Document and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)on the performance by the Agent of all necessary “know your customer” or similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the
New Lender; and
(iv)if the total amount of participation and Commitment of the Existing Lender being assigned is not less than €1,000,000.
(b)Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a
Lender.
34.4Processing fee
The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of €5,000.
34.5Processing expenses
The New Lender shall, in addition to any fee payable under clause 34.4 (Processing fee), promptly on demand, pay the Agent the amount of:
(a)all costs and expenses (including legal fees) reasonably incurred by the Agent or the
Security Agent in connection with any such assignment; and
(b)any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such assignment.
34.6Transfer costs and expenses relating to security
The New Lender shall, promptly on demand, pay the Agent and the Security Agent the amount of:
(a)all costs and expenses (including legal fees) reasonably incurred by the Agent or the
Security Agent to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document granted in favour of (among others) the
Lenders and/or the benefit of any such Security Document and any appropriate registration of any such accession or assignment or transfer; and
(b)any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.
34.7Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance
Documents, the Transaction Security or any other documents;
(ii)the financial condition of any Obligor;
(iii)the application of any Basel Regulation to the transactions contemplated by the
Finance Documents;
(iv)the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents; or

(v)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,
and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of:
(A)the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and
(B)the application of any Basel Regulation to the transactions contemplated by the Finance Documents;
(ii)will continue to make its own independent appraisal of the application of any Basel
Regulation to the transactions contemplated by the Finance Documents;
(iii)has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the
Transaction Security; and
(iv)will continue to make its own independent appraisal of the creditworthiness of each
Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-assignment from a New Lender of any of the rights assigned under this clause 34; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Transaction
Document or by reason of the application of any Basel Regulation to the transactions contemplated by the Transaction Documents or otherwise.
34.8Procedure available for assignment
(a)Subject to the conditions set out in clause 34.2 (Borrower consultation; Hedging Providers)
and clause 34.3 (Other conditions of assignment) an assignment may be effected in accordance with paragraph (d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under paragraph (a) of clause 34.3 (Other conditions of assignment) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable
(and in any event within 5 Business Days) after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.
(b)The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the
Existing Lender and the New Lender once it is satisfied it has complied with all necessary
“know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)The Obligors who are Parties and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.
(d)Οn the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender the rights under the
Finance Documents expressed to be the subject of the assignment in the Transfer
Certificate;

(ii)the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and
(iii)the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(e)Lenders may utilise procedures other than those set out in this clause 34.8 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with this clause 34.8 to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 34.2 (Borrower Consultation; Hedging Providers) and clause 34.3 (Other conditions of assignment).
34.9Copy of Transfer Certificate to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under paragraph (a) of clause 34.3 (Other conditions of assignment), send a copy of that Transfer Certificate and such other documents to the Borrower.
34.10Security over Lenders’ rights
(a)In addition to the other rights provided to Lenders under this clause 34, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(i)any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European
Central Bank);
(ii)any assignment to a special purpose vehicle set up by a Lender or Affiliate of any
Lender where a charge, assignment or other Security Interest is to be created over securities issued by such special purpose vehicle in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank);
and
(iii)any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that
Lender as security for those obligations or securities,
except that no such charge, assignment or other Security Interest shall:
(A)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other
Security Interest for the Lender as a party to any of the Finance Documents;
or
(B)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
(b)Notwithstanding any provision to the contrary, upon the enforcement of any charge, assignment or other Security Interest referenced under paragraph (a) above, the beneficiary thereof (the Beneficiary) shall deliver notice of that enforcement to the Agent, which shall take effect in accordance with its terms, and the Beneficiary shall, upon completion of the conditions referenced in paragraph (a)(iii) of Clause 34.3 (Other conditions of assignment) become a party as a New Lender in respect of the rights which are subject to that charge, assignment or Security Interest.
(c)The Borrower undertakes to comply with all necessary formalities, if any, and take all steps necessary in order to ensure the enforceability, recognition or priority of the assignment,

charge, pledge or Security Interest granted over any Lender’s rights under or pursuant to this Clause 34.10 and (as applicable) the enforcement thereof.
34.11Pro rata interest settlement
(a)In respect of any assignment pursuant to clause 34.8 (Procedure available for assignment)
the Transfer Date of which, in each case, is not on the last day of an Interest Period:
(i)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued
Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and
(ii)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and
(B)the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 34.11, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)In this clause references to Interest Period shall be construed to include a reference to any other period for accrual of fees.
34.12Accession of Hedging Providers to this Agreement
Any Party (other than an Original Lender) which becomes a Lender after the date of this
Agreement with a Commitment which represents at least five per cent. (5%) of the Total
Commitments at the time it becomes a Lender shall, at the same time, become a Party to this
Agreement as a Hedging Provider.
35Changes to the Obligors
35.1Assignment and transfers by Obligors
Except with the prior written consent of all the Lenders, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
35.2Prohibition on Debt Purchase Transactions by the Group
The Obligors shall not, and Guarantor A (until the Share Exchange Completion) and UK ListCo
(on and from the Share Exchange Completion) shall (as applicable) procure that each Group
Member shall not, enter into any Debt Purchase Transaction or be a Lender or beneficially own all or any part of the share capital of a company that is or is to be a Lender or a party to a Debt
Purchase Transaction of the type referred to in the definition of Debt Purchase Transaction.
35.3Disenfranchisement of Debt Purchase Transactions entered into by Guarantor Affiliates
(a)For so long as a Guarantor Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:
(i)in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or any agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such
Commitment shall be deemed to be zero; and

(ii)for the purposes of clause 50.2 (All Lender matters), such Guarantor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purpose of paragraph (i)
above (unless, in the case of a person not being a Guarantor Affiliate, it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).
(b)Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Guarantor Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 11 (Forms of Notifiable Debt
Purchase Transaction Notice).
(c)No Lender shall knowingly enter into any Notifiable Finance Purchase Transaction unless such Notifiable Finance Purchase Transaction relates to the entirety of its Commitment in the Facility.
(d)A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)is terminated; or
(ii)ceases to be with a Guarantor Affiliate,
such notification to be substantially in the form set out in Part 2 of Schedule 11 (Forms of
Notifiable Debt Purchase Transaction Notice).
(e)Each Guarantor Affiliate that is a Lender agrees that:
(i)in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and
(ii)in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of or addressed to, the Agent or one or more of the Lenders. For the avoidance of doubt the only information the Lender is entitled to receive are operational notices for that Lender in connection with their Commitment.
35.4Guarantor Affiliates’ notification to other Lenders of Debt Purchase Transactions
Any Guarantor Affiliate which is or becomes a Lender and which enters into a Debt Purchase
Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into the Debt Purchase Transaction, notify the Agent of the extent of the
Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The
Agent shall promptly disclose such information to the Lenders.
35.5Additional Guarantors
(a)Subject to compliance with the provisions of paragraph (c) of clause 21.13 (“Know your customer” checks), Guarantor A (up to the Share Exchange Completion) and UK ListCo (on
and from the Share Exchange Completion) may request that any of its Subsidiaries (or, UK
ListCo, as applicable) becomes an Additional Guarantor (1) for the purposes of clause
24.8(b) or (c) (Chartering) where there is a change of Bareboat Charterer of the Ship and the proposed Bareboat Charterer of the Ship is not already a Guarantor or (2) for the purposes of a transfer of shares in the Borrower to an Approved Shareholder such that such change does not constitute or result in a Change of Control or (3) for the purposes of the Permitted Reorganisation pursuant to clause 23.9 (Merger and Permitted
Reorganisation). That Subsidiary shall become an Additional Guarantor if:
(i)with the exception of UK ListCo, it is a direct or indirect (and wholly-owned unless it is to be a Bareboat Charterer under a JV Bareboat Charter for the Ship) Subsidiary of Guarantor A or UK ListCo (as applicable);

(ii)it is incorporated, registered or formed in the same jurisdiction as Guarantor A or
UK ListCo, any EEA Member Country, the United States of America or such other jurisdiction as approved by the Lenders;
(iii)Guarantor A or UK ListCo (as applicable) and that Subsidiary (as applicable) deliver to the Agent a duly completed and executed Accession Deed (at the cost and expense of the Borrower);
(iv)the Agent has received all of the documents and other evidence listed in Part 4
(Conditions precedent for Additional Guarantors) of Schedule 3 (Conditions
precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent and at the cost and expense of the Borrower;
(v)the Parties have entered into such other amendments and documents (including any amendment to this Agreement and to any of the other Finance Documents, including additional Security Interests where required) as the Finance Parties may require in respect of the above matters (at the cost and expense of the Borrower);
and
(vi)the entry by the Parties into any of the above documents does not otherwise constitute a Default nor would otherwise cause or result in a Default (and
Guarantor A confirms the same in writing to the Agent).
(b)The Agent shall notify Guarantor A (up to the Share Exchange Completion) or UK ListCo
(on and from the Share Exchange Completion), the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 4 (Conditions precedent for Additional Guarantors) of Schedule 3
(Conditions precedent) and those listed in any of the preceding paragraphs of this clause
35.5 in each case in respect of an Additional Guarantor.
(c)Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
(d)With effect on the date of delivery of the duly executed Accession Deed to the Agent and the Security Agent in respect of an Additional Guarantor (the Relevant Additional
Guarantor) and provided that on or before such date the Agent has given the notification described in paragraph (b) above in respect of the Relevant Additional Guarantor:
(i)the Parties hereby agree and confirm that the Relevant Additional Guarantor will be made an additional party to this Agreement, as joint and several guarantor with the
Guarantors as at the date of this Agreement (the Original Guarantors) and any other Additional Guarantor previously made a guarantor under this Agreement pursuant to this clause 35.5 (a Previously Acceded Additional Guarantor), and this Agreement shall henceforth be construed and treated in all respects as if references therein to “Guarantors” included references to the Relevant Additional
Guarantor in addition to the Original Guarantors and any Previously Acceded
Additional Guarantor.
(ii)the Parties hereby agree and confirm that the Relevant Additional Guarantor will be bound by the terms of this Agreement as if it had all times been named therein as
Guarantor;
(iii)the Relevant Additional Guarantor agrees that it will duly and punctually perform all the liabilities and obligations whatsoever from time to time to be performed or discharged by the Original Guarantors and any Previously Acceded Additional
Guarantor under this Agreement (and for which the Original Guarantors, any
Previously Acceded Additional Guarantor and the Relevant Additional Guarantor
hereby agree to be jointly and severally liable); and
(iv)without prejudice to the generality of paragraphs (ii) and (iii) above, the Relevant
Additional Guarantor agrees that it will be a guarantor under the Guarantee in respect of the full amount of the Loan, interest thereon and all other sums which may be or become due to the Finance Parties pursuant to any of the Finance
Documents.

35.6Repetition of Representations
Delivery of an Accession Deed in respect of an Additional Guarantor constitutes confirmation by that Additional Guarantor that the representations and warranties referred to in paragraph (c) of clause 20.35 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

Section 10 -  The Finance Parties
36Roles of Agent, Security Agent, Arranger and Green Loan Advisor
36.1Appointment of the Agent and Security Agent
Each other Finance Party (other than the Security Agent) appoints:
(a)the Agent to act as its agent under and in connection with the Finance Documents and as its agent and as trustee under the Security Documents;
(b)the Security Agent to act as its agent and as trustee under the Finance Documents to which it is or is intended to be a party; and
(c)the Security Agent as agent (in Danish: fuldmægtig and repræsentant) to receive and hold the Transaction Security under the Security Documents governed by Danish law on behalf of and for the benefit of the Finance Parties and to be entitled to exercise all rights and remedies under and in accordance with such Security Documents in its own name or in the name of any of the Finance Parties and the Security Agent agrees to receive and hold the
Transaction Security accordingly. The Security Documents shall be granted by the relevant
Obligors to the Security Agent as agent (in Danish: fuldmægtig and repræsentant) for the
Finance Parties in accordance with Section 18(1), cf. Section 1(2) of the Danish Capital
Markets Act (in Danish: kapitalmarkedsloven). Each Obligor acknowledges that the
Security Agent shall act as agent (in Danish: fuldmægtig and repræsentant) for the Finance
Parties.
36.2Security Agent as trustee
The Security Agent declares that it holds the Security Property on trust for itself and the other
Finance Parties on the terms contained in this Agreement.
36.3Authorisation of Agent and Security Agent
Each of the Finance Parties authorises the Agent and the Security Agent:
(a)to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or (as the case may be) the
Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and
(b)to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.
36.4Instructions to Agent and the Security Agent
(a)The Agent and the Security Agent shall:
(i)subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or (as the case may be)
the Security Agent in accordance with any instructions given to it by:
(A)all the Lenders or the Majority Lenders (as the case may be) if the relevant
Finance Document stipulates the matter requires such decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance
Parties, in accordance with instructions given to it by that Finance Party or group of
Finance Parties).
(b)The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that
Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or
(as the case may be) the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.
(c)Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Agent or (as the case may
be) the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)Paragraph (a) above shall not apply:
(i)where a contrary indication appears in a Finance Document;
(ii)where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;
(iii)in respect of any provision which protects the Agent’s or the Security Agent’s own position in its personal capacity as opposed to its role of the Agent or the Security
Agent for the Finance Parties including, without limitation, clauses 36.9 (No duty to account) to clause 36.14 (Exclusion of liability), clause 36.20 (Confidentiality) to clause 37.6 (Custodians and nominees) and clauses 37.9 (Acceptance of title) to
37.12 (Disapplication of Trustee Acts).
(e)If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Agent’s or (as the case may be) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to clause 50 (Amendments and waivers), the Agent or (as the case may be) the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.
(f)The Agent or the Security Agent may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.
(g)Without prejudice to the provisions of clause 38 (Enforcement of Transaction Security) and the remainder of this clause 36, in the absence of instructions, the Agent and the Security
Agent may act (or refrain from acting) as it considers to be in the best interest of the
Lenders.
36.5Legal or arbitration proceedings
Neither the Agent nor the Security Agent is not authorised to act on behalf of another Finance
Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 36.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security
Documents or enforcement of the Transaction Security.
36.6Duties of the Agent and the Security Agent
(a)The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)Subject to paragraph (c) below, the Agent or (as the case may be) the Security Agent shall promptly:
(i)(in the case of the Security Agent) forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)forward to a Party the original or a copy of any document which is delivered to the
Agent or (as the case may be) the Security Agent for that Party by any other Party.
(c)Without prejudice to clause 34.9 (Copy of Transfer Certificate to Borrower), paragraph (b)
above shall not apply to any Transfer Certificate.
(d)Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)Without prejudice to clause 39.12 (Notification of prescribed events), if the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger or the Security Agent for their own account) under this Agreement, it shall promptly notify the other Finance
Parties.
(g)The Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
36.7Role of the Arrangers and Green Loan Advisor
Except as specifically provided in the Finance Documents, each of the Arrangers and the Green
Loan Advisor have no obligations of any kind to any other Party under or in connection with any
Finance Document or the transactions contemplated by the Finance Documents.
36.8No fiduciary duties
Nothing in any Finance Document constitutes the Agent, the Security Agent, any Arranger or the
Green Loan Advisor as a trustee or fiduciary of any other person except to the extent that the
Security Agent acts as trustee for the other Finance Parties pursuant to clause 36.2 (Security
Agent as trustee).
36.9No duty to account
None of the Agent, the Security Agent, any Arranger, the Green Loan Advisor or any Ancillary
Lender shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.
36.10Business with the Group
The Agent, the Security Agent, the Arrangers, the Green Loan Coordinator and each Ancillary
Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.
36.11Rights and discretions of the Agent and the Security Agent
(a)The Agent and the Security Agent may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents;
(B)unless it has received notice of revocation, that those instructions have not been revoked; and

(C)in the case of the Security Agent, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the
Finance Documents for so acting have been satisfied; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing,
as sufficient evidence that that is the case and, in the case of paragraph (A)
above, may assume the truth and accuracy of that certificate.
(b)The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or (as the case may be) security trustee for the other
Finance Parties) that:
(i)no Default has occurred (unless (in the case of the Agent) it has actual knowledge of a Default arising under clause 32.1 (Non-payment));
(ii)any right, power, authority or discretion vested in any Party or any group of Finance
Parties has not been exercised; and
(iii)any notice or request made by the Borrower (other than (in the case of the Agent)
the Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts.
(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it, in its reasonable opinion, deems this to be desirable.
(e)Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts (whether obtained by it or by any other
Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)The Agent, the Security Agent, any Receiver and any Delegate may act in relation to the
Finance Documents, the Transaction Security and the Security Property through its officers, employees and agents and shall not:
(i)be liable for any error of judgment made by any such person; or
(ii)be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent’s, the Security Agent’s,
Receiver’s or Delegate’s gross negligence or wilful misconduct.
(g)Unless any Finance Document expressly specifies otherwise, the Agent or the Security
Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.
(h)Notwithstanding any other provision of any Finance Document to the contrary, none of the
Agent, the Security Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
(j)Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 21 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.
36.12Responsibility for documentation and other matters
(a)None of the Agent, the Security Agent, any Arranger, any Ancillary Lender, any Receiver or
any Delegate is responsible or liable for:
(i)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, any Arranger, an Ancillary
Lender, an Obligor or any other person in or in connection with any Finance
Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(ii)the legality, validity, effectiveness, adequacy or enforceability of any Transaction
Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Transaction Security or the Security Property;
(iii)the application of any Basel Regulation to the transactions contemplated by the
Finance Documents;
(iv)(in the case of the Security Agent) any loss to the Security Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;
(v)the failure of any Obligor or any other party to perform its obligations under any
Transaction Document or the financial condition of any such person;
(vi)(save as otherwise provided in this clause 36) taking or omitting to take any other action under or in relation to the Security Documents;
(vii)failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;
(viii)any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under any Finance Document; or
(ix)any determination as to whether any information provided or to be provided to any
Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.
(b)The Agent is not responsible or liable for the adequacy, accuracy or completeness of any
Green Loan Information (whether oral or written) supplied by the Borrower, any Group
Member, the External Reviewer or any other person in or in connection with any Green
Loan Report and/or any Green Loan Provisions contemplated in this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Facility.
36.13No duty to monitor
Neither the Agent nor the Security Agent shall be bound to enquire:

(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party or any Obligor of its obligations under any Finance Document;
(c)whether any other event specified in any Finance Document has occurred;
(d)whether or not any Declassification Event, Green Loan or a Green Loan Compliance
Certificate Inaccuracy has occurred; or
(e)as to the performance, default or any breach by any Obligor of its obligations under any
Green Loan Provision.
36.14Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any
Finance Document excluding or limiting the liability of the Agent, the Security Agent, any
Ancillary Lender, any Receiver or Delegate), none of the Agent, the Security Agent, any
Ancillary Lender, any Receiver nor any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security
Property;
(iii)any shortfall which arises on the enforcement or realisation of the Security
Property; or
(iv)without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any
Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Agent, the Security Agent, an Ancillary Lender, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, any Ancillary Lender, a Receiver or a Delegate in
respect of any claim it might have against the Agent, the Security Agent, an Ancillary
Lender, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property
and any officer, employee or agent of the Agent, the Security Agent, any Ancillary Lender, a
Receiver or a Delegate may rely on this clause subject to clause 1.4 (Third party rights)
and the provisions of the Third Parties Act.
(c)Neither of the Agent or the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance

Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.
(d)Nothing in any Finance Document shall oblige the Agent the Security Agent, or any
Arranger to carry out:
(i)any “know your customer” or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by any of the
Finance Documents might be unlawful for any Finance Party or for any Affiliate of any Finance Party,
on behalf of any other Finance Party and each other Finance Party confirms to the Agent, the Security Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or any Arranger.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or any Delegate, any liability of the
Agent, the Security Agent, any Receiver or any Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or
Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the
Agent, the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any
Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.
(f)The Agent is not acting in an advisory capacity to any person in respect of the GLP nor will the Agent be obliged to verify whether any Facility will comply with the GLP on behalf of any of the Finance Parties and each Finance Party is solely responsible at all times for making its own independent appraisal of, and analysis in relation to, each Green Asset
Criteria, the Green Loan Information and any other Green Loan Provision of this
Agreement.
36.15Lenders’ indemnity to the Agent and others
(a)Each Lender shall (in proportion to its share of the Total Commitments or, if the Total
Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero) indemnify the Agent, the Security Agent, every Receiver and every Delegate, within three Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent’s, Security Agent’s Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to clause 44.10 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent,
Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).
(b)Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any
Lender for any payment that Lender makes to the Agent or the Security Agent or any
Receiver or Delegate pursuant to paragraph (a) above.
(c)Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security
Agent to an Obligor.

36.16Resignation of the Agent or the Security Agent
(a)The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
(b)Alternatively, the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent.
(c)If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with (in the case of the Agent) the
Borrower) or (in the case of the Security Agent) the Agent may appoint a successor Agent or Security Agent.
(d)If the Agent or the Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and the Agent or the Security Agent is entitled to appoint a successor Agent or (as the case may be) the
Security Agent under paragraph (c) above, the Agent or (as the case may be) the Security
Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or (as the case may be) the Security Agent to become a party to this Agreement as Agent or (as the case may be) the Security Agent)
agree with the proposed successor Agent or (as the case may be) the Security Agent amendments to this clause 36 and any other term of this Agreement dealing with the rights or obligations of the Agent or (as the case may be) the Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the fee payable to it in its capacity as Agent or (as the case may be) the Security Agent under this Agreement which are consistent with the successor Agent’s or (as the case may be) the Security Agent’s normal fee rates and those amendments will bind the Parties.
(e)The retiring Agent or the retiring Security Agent, shall make available to the successor
Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or (as the case may be) the Security Agent under the Finance
Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent or (as the case may be) the Security Agent for the amount of all costs and expenses (including legal fees) (together with any applicable VAT) properly incurred by it in making available such documents and records and providing such assistance.
(f)The Agent’s or Security Agent’s resignation notice shall only take effect upon:
(i)the appointment of a successor; and
(ii)(in the case of the Security Agent) the transfer or assignment of all the Transaction
Security and the other Security Property to that successor and any appropriate filings or registrations, any notices of transfer or assignment and the payment of any fees or duties related to such transfer or assignment which the Security Agent considers necessary or advisable have been duly completed.
(g)Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of clause 37.10 (Winding up of trust) and paragraph (e)
above) but shall remain entitled to the benefit of clauses 16.4 (Indemnity to the Agent and the Security Agent) and 16.5 (Indemnity concerning security) and this clause 36 (and any agency or other fees for the account of the retiring Agent or the Security Agent in its capacity as such shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.
(h)The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA
Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)the Agent fails to respond to a request under clause 14.9 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to clause 14.9 (FATCA Information)
indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt
Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a
FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.
36.17Replacement of the Agent
(a)After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.
(b)The retiring Agent shall (at the expense of the Lenders) make available to the successor
Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the
Finance Documents.
(c)The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clauses
16.4 (Indemnity to the Agent and the Security Agent) and this clause 36 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable
on) that date).
(d)Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(e)Paragraph (f) of clause 36.16 (Resignation of the Agent or the Security Agent) shall apply to any replacement of the Agent under this clause 36.17.
36.18Replacement of the Security Agent
(a)The Majority Lenders may, by notice to the Security Agent, require the Security Agent to resign in accordance with paragraph (b) of clause 36.16 (Resignation of the Agent or the
Security Agent). In this event, the Security Agent shall resign in accordance with that paragraph but the cost referred to in paragraph (a) of clause 36.16 (Resignation of the
Agent or the Security Agent) shall be for the account of the Borrower.
(b)Any person appointed and replacing the Security Agent (or a successor Security Agent)
shall automatically act as agent and representative (Da: fuldmægtig og repræsentant) in accordance with section 18(1), cf. section 1(2), of the Danish Capital Markets Act and be entitled to exercise all rights and remedies under and in accordance with this Agreement in its own name or in the name of any of the Finance Parties.
36.19Information from the Finance Parties
Each Finance Party shall supply the Agent or the Security Agent with any information that the
Agent or (as the case may be) the Security Agent may reasonably specify as being necessary or desirable to enable the Agent or (as the case may be) the Security Agent to perform its functions as Agent or (as the case may be) the Security Agent.

36.20Confidentiality
(a)In acting as agent or trustee for the Finance Parties, the Agent or (as the case may be) the
Security Agent shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent or (as the case may be) the Security Agent, it may be treated as confidential to that division or department and the Agent or (as the case may be) the Security Agent shall not be deemed to have notice of it.
(c)Notwithstanding any other provision of any Finance Document to the contrary, neither the
Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.
36.21Agent’s relationship with the Lenders and Hedging Providers
(a)The Agent may treat the person shown in its records as Lender or as a Hedging Provider at the opening of business (in the place of the Agent’s principal office as notified to the
Finance Parties from time to time) as the Lender or (as the case may be) as a Hedging
Provider acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day;
and
(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,
unless it has received not less than five Business Days prior notice from that Lender or
(as the case may be) as a Hedging Provider to the contrary in accordance with the terms of this Agreement.
(b)Any Lender or Hedging Provider may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) Hedging Provider under the Finance
Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under clause 46.5 (Electronic communication))
electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer (or such other information) by that Lender or (as the case may be) Hedging Provider for the purposes of clause 46.2 (Addresses) and clause 46.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or (as the case may be) Hedging Provider.
36.22Information from the Finance Parties
Each Finance Party shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent.
36.23Credit appraisal by the Finance Parties and Ancillary Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party and Ancillary Lender confirms to the Agent, the Security Agent, the Arrangers and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, status and nature of each Obligor and other Group Members;

(b)the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any
Transaction Document, the Transaction Security or the Security Property;
(c)the application of any Basel Regulation to the transactions contemplated by the Finance
Documents;
(d)whether that Finance Party or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any
Finance Document, the Transaction Security or the Security Property;
(e)the adequacy, accuracy or completeness of any information provided by the Agent, the
Security Agent, the Arrangers or any other Party or by any other person under or in connection with, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and
(f)the right or title of any person in or to, or the value or sufficiency of, any part of the Charged
Property, the priority of any of the Transaction Security or the existence of any Security
Interest affecting the Charged Property.
36.24Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
36.25Reliance and engagement letters
Each of the Agent, the Security Agent and the Arrangers may enter into any reliance letter or engagement letter relating to any valuations, reports, opinions or letters or advice or assistance provided by lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts in connection with the Transaction
Documents or the transactions contemplated in the Finance Documents on such terms as it may consider appropriate (including, without limitation, restrictions on the lawyer’s, accountant’s, tax adviser’s, insurance consultant’s, vessel manager’s, valuer’s, surveyor’s or other professional adviser’s or expert’s liability and the extent to which their valuations, reports, opinions or letters may be relied on or disclosed).
36.26Amounts paid in error
(a)If the Agent or the Security Agent pays an amount to another Party and the Agent or (as the case may be) the Security Agent notifies that Party that such payment was an Erroneous
Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent or (as the case may be) the Security Agent.
(b)Neither:
(i)the obligations of any Party to the Agent or the Security Agent; nor
(ii)the remedies of the Agent or the Security Agent,
(c)(whether arising under this clause 36.26 or otherwise) which relate to an Erroneous
Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Agent or (as the case may be) the Security Agent or any other Party).
(d)All payments to be made by a Party to the Agent or Security Agent (whether made pursuant to this clause 36.26 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(e)In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent or the Security Agent to another Party which at the time of receipt of such payment by such other Party was not contractually due to it pursuant to the terms of this Agreement.
37Trust and security matters
37.1Undertaking to pay
(a)Each Obligor who is a Party undertakes with the Security Agent as trustee for the Finance
Parties that it will, on demand by the Security Agent, pay to the Security Agent as trustee for the Finance Parties all money from time to time owing to the other Finance Parties (in addition to paying any money owing under the Finance Documents to the Security Agent for its own account), and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.
(b)Each payment which such an Obligor makes to another Finance Party in accordance with any Finance Document shall, to the extent of the amount of that payment, satisfy that
Obligor’s corresponding obligation under paragraph (a) above to make that payment to the
Security Agent.
37.2Parallel debt
(a)Additional definitions:
In this clause:
Corresponding Debt means any amount, other than any Parallel Debt, which an Obligor owes from time to time to a Finance Party under or in connection with the Finance
Documents.
Parallel Debt means any amount which an Obligor owes to the Security Agent under clause 37.2(b) below or under that clause as incorporated by reference or in full in any other Finance Document.
(b)Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent its
Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its
Corresponding Debt.
(c)The Parallel Debt of an Obligor:
(i)shall become due and payable at the same time as its Corresponding Debt; and
(ii)is independent and separate from, and without prejudice to, its Corresponding
Debt.
(d)For the purposes of this clause 37.2, the Security Agent:
(i)is the independent and separate creditor of each Parallel Debt;
(ii)acts in its own name and not as agent, representative or trustee of the Finance
Parties and its claims in respect of each Parallel Debt shall not be held on trust;
and
(iii)shall have the independent and separate right to demand payment of each Parallel
Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e)Other than as set out in clause 37.2(f) below, the undertaking to pay Parallel Debt shall not limit or affect the existence of the Corresponding Debt, for which the Finance Parties shall have an independent right to demand performance.
(f)The rights of the Finance Parties to receive payment of the Corresponding Debt are several from the rights of the Security Agent to receive payment of the Parallel Debt, provided that the Parallel Debt of an Obligor shall be:
(i)decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and
(ii)increased to the extent that its Corresponding Debt has increased,
(iii)and the Corresponding Debt of an Obligor shall be:
(A)decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and
(B)increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of an Obligor shall never exceed its
Corresponding Debt.
(g)All amounts received or recovered by the Security Agent in connection with this clause 37.2 to the extent permitted by applicable law, shall be applied in accordance with clause 39.1
(Order of application).
(h)This clause 37.2 shall apply, with any necessary modifications, to each Finance Document.
37.3No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:
(a)ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;
(b)require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;
(c)obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction
Security;
(d)register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;
(e)take, or to require any Obligor to take, any step to perfect its title to any of the Charged
Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or
(f)require any further assurance in relation to any Security Document.
37.4Insurance by Security Agent
(a)The Security Agent shall not be obliged:
(i)to insure any of the Charged Property;
(ii)to require any other person to maintain any insurance; or
(iii)to verify any obligation to arrange or maintain insurance contained in any Finance
Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.
(b)Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security
Agent fails to do so within fourteen days after receipt of that request.
37.5Common parties
Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the other Finance Parties and (as appropriate) security agent and trustee for all of the other Finance Parties. Where any Finance Document provides for an Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.
37.6Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
37.7Delegation by the Security Agent
(a)Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.
(b)That delegation may be made upon any terms and conditions (including the power to sub-
delegate) and subject to any restrictions that the Security Agent, that Receiver or that
Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance
Parties.
(c)No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.
37.8Additional trustees
(a)The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)if it considers that appointment to be in the interests of the Finance Parties;
(ii)for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
(iii)for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.
(b)Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance
Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.
(d)At the request of the Security Agent, the other Parties shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such Party irrevocably authorises the Security Agent in its name and on its behalf to do the same.
(e)Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent.
(f)The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.
37.9Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.
37.10Winding up of trust
If the Security Agent, with the approval of the Agent, determines that:
(a)all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the
Finance Documents,
then:
(i)the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and
(ii)any Security Agent which has resigned pursuant to clause 36.16 (Resignation of the Agent or the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.
37.11Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the
Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.
37.12Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the
Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

37.13Examination of documents by the Agent
The Borrower hereby unconditionally and irrevocably agrees that the Agent’s responsibility for the examination of any Finance Document or any other document received with respect thereto shall be limited to ascertaining that such document appears on its face (or, if any such document is not only in English, the English translation or version of which appears on its face) to be in accordance with its description.
For the purposes of this clause 37.13, appearing on its face has the meaning given to that term in the latest version of the Uniform Customs Practice for Documentary Credits of the
International Chamber of Commerce.
38Enforcement of Transaction Security
38.1Enforcement Instructions
(a)The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Majority Lenders.
(b)Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security
Agent to enforce or refrain from enforcing the Transaction Security as they see fit.
(c)The Security Agent is entitled to rely on and comply with instructions given in accordance with this clause 38.1.
38.2Manner of enforcement
If the Transaction Security is being enforced pursuant to clause 38.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner as the Majority
Lenders shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.
38.3Waiver of rights
To the extent permitted under applicable law and subject to clause 38.1 (Enforcement
Instructions), clause 38.2 (Manner of enforcement) and clause 39 (Application of Proceeds), each of the Finance Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
38.4Enforcement through Security Agent only
(a)The other Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising or to grant any consents or releases under the Security Documents except through the Security Agent or as required and permitted by this clause 38.4.
(b)Where a Finance Party (other than the Security Agent) is a party to a Security Document that Finance Party shall:
(i)promptly take such action as the Security Agent may reasonably require (acting on the instructions of the Agent) to enforce, or have recourse to, any of the
Transaction Security constituted by such Security Document or, for such purposes, to exercise any right, power, authority or discretion arising or to grant any consents or releases under such Security Document or (subject to clause 50.6 (Releases)) to release, reassign and/or discharge any such Transaction Security or any guarantee or other obligations under any such Security Document; and

(ii)not take any such action except as so required or (in the case of a release) for a release which is expressly permitted or required by the Finance Documents.
(c)Each Finance Party (other than the Security Agent) which is party to a Security Document shall, promptly upon being requested by the Security Agent to do so, grant a power of attorney or other sufficient authority to the Security Agent or its legal advisers to enable the
Security Agent or such legal advisers to enforce or have recourse in the name of such
Finance Party to the relevant Transaction Security constituted by such Security Document or to exercise any such right, power, authority or discretion or to grant any such consent or release under such Security Document or to release, reassign and/or discharge any such
Transaction Security on behalf of such Finance Party.
39Application of proceeds
39.1Order of application
All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this clause 39, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion)
sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause
39), in the following order of priority:
(a)in discharging any sums owing to the Agent, the Security Agent (other than pursuant to clause 37.1 (Undertaking to pay) or clause 37.2 (Parallel debt)), any Receiver or any
Delegate;
(b)in discharging all costs and expenses incurred by any Finance Party (except any Ancillary
Lender) in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;
(c)in payment or distribution to the Agent on its own behalf and on behalf of the other Finance
Parties for application in accordance with clause 44.5 (Partial payments);
(d)in discharging all costs and expenses incurred by any Ancillary Lender pro rata in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;
(e)if none of the Obligors is under any further actual or contingent liability under any Finance
Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and
(f)the balance, if any, in payment or distribution to the relevant Obligor.
39.2Security proceeds realised by other Finance Parties
Where a Finance Party (other than the Security Agent) is a party to a Security Document and that Finance Party receives or recovers any amounts pursuant to the terms of that Security
Document or in connection with the realisation or enforcement of all or any part of the
Transaction Security which is the subject of that Security Document then, subject to the terms of that Security Document and to the extent permitted by applicable law, such Finance Party shall account to the Security Agent for those amounts and the Security Agent shall apply them in accordance with clause 39.1 (Order of application) as if they were Recoveries for the purposes of such clause or (if so directed by the Security Agent) shall apply those amounts in accordance with clause 39.1 (Order of application).
39.3Investment of cash proceeds
Prior to the application of any Recoveries in accordance with clause 39.1 (Order of application)
the Security Agent may, in its discretion, hold:
(a)all or part of any Recoveries which are in the form of cash; and

(b)any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash, in one or more interest bearing suspense or impersonal accounts in the name of the Security
Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this clause 39.
39.4Currency conversion
(a)For the purpose of, or pending the discharge of, any of the Secured Obligations the
Security Agent may:
(i)convert any moneys received or recovered by the Security Agent from one currency to another; and
(ii)notionally convert the valuation provided in any opinion or valuation from one currency to another,
in each case at the Security Agent’s spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am
(London time) on a particular day.
(b)The obligations of any Obligor to pay in the due currency shall only be satisfied:
(i)in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and
(ii)in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.
39.5Permitted Deductions
The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of
Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).
39.6Good discharge
(a)Any distribution or payment to be made in respect of the Secured Obligations by the
Security Agent may be made to the Agent on behalf of the Finance Parties.
(b)Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent to the extent of that payment.
(c)The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Secured Obligations owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.
39.7Calculation of amounts
For the purpose of calculating any person’s share of any amount payable to or by it, the Security
Agent shall be entitled to:

(a)notionally convert the Secured Obligations owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured Obligations owed to that person at the time at which that calculation is to be made; and
(b)assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Obligations in accordance with the terms of the Finance Documents under which those Secured Obligations have arisen.
39.8Release to facilitate enforcement and realisation
(a)Each Finance Party acknowledges that, for the purpose of any enforcement action by the
Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged
Property, it may be desirable that certain rights or claims against an Obligor and/or under certain of the Transaction Security, be released.
(b)Each other Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.
(c)Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release may include releases of all claims (including under guarantees) of the
Finance Parties and/or the Security Agent against the Borrower and of all Security Interests over its assets.
39.9Dealings with Security Agent
Each Finance Party shall deal with the Security Agent exclusively through the Agent.
39.10Agent’s dealings with Hedging Provider
The Agent shall not be under any obligation to act as agent or otherwise on behalf of any
Hedging Provider except as expressly provided for in, and for the purposes of, this Agreement.
39.11Disclosure between Finance Parties and Security Agent
Notwithstanding any agreement to the contrary, each of the Obligors consents, until the end of the Facility Period, to the disclosure by any Finance Party to each other (whether or not through the Agent or the Security Agent) of such information concerning the Obligors as any Finance
Party shall see fit.
39.12Notification of prescribed events
(a)If an Event of Default or Default either occurs or ceases to be continuing, the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.
(b)If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction
Security it shall notify each other Finance Party of that action.
(c)If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security
Agent shall, upon receiving that notification, notify each other Finance Party of that action.
(d)If an Obligor defaults on any payment due under a Hedging Contract, the Hedging Provider which is party to that Hedging Contract shall, upon becoming aware of that default, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the
Agent.
(e)If a Hedging Provider terminates or closes-out, in whole or in part, any Hedging Transaction under any Hedging Contract it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Agent.

40Reference Banks
40.1Role of Reference Banks
(a)No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
(b)No Reference Bank will be liable for any action taken by it under or in connection with any
Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.
(c)No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank
Quotation, and any officer, employee or agent of each Reference Bank may rely on this clause 40 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties
Act.
40.2Third party Reference Banks
A Reference Bank which is not a Party may rely on clause 40 (Role of Reference Banks), paragraph (c) of clause 50.3 (Other exceptions) and clause 52 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
41Finance Parties tax affairs
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise)
or any computations in respect of Tax.
42Finance Parties acting together
42.1Finance Parties acting together
(a)Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 32.20 (Acceleration) or notifies the other Finance Parties that it considers it is entitled to make such a declaration, the Agent shall, in the names of all the
Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any Group Members and generally administer the
Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall take action independently against any Obligor or any of its assets without the prior consent of the
Majority Lenders.
(b)Paragraph (a) above shall not override clause 36 (Roles of Agent, Security Agent, Arranger and Green Loan Advisor) as it applies to the Security Agent.

43Sharing among the Finance Parties
43.1Payments to Finance Parties
(a)If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 44 (Payment mechanics) (a Recovered
Amount) and applies that amount to a payment due under the Finance Documents then:
(i)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(ii)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 44 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(iii)the Recovering Finance Party shall, within three Business Days of demand by the
Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the
Recovering Finance Party as its share of any payment to be made, in accordance with clause 44.5 (Partial payments).
(b)Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary
Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.
43.2Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the
Sharing Finance Parties) in accordance with clause 44.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
43.3Recovering Finance Party’s rights
On a distribution by the Agent under clause 43.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing
Payment will be treated as not having been paid by that Obligor.
43.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that
Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and
(b)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that
Obligor.

43.5Exceptions
(a)This clause 43 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified that other Finance Party of the legal or arbitration proceedings;
(ii)the taking legal or arbitration proceedings was in accordance with the terms of this
Agreement; and
(iii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
43.6Ancillary Lenders
(a)This clause 43 shall not apply to any receipt or recovery by a Lender in its capacity as an
Ancillary Lender at any time prior to the Agent exercising any of its rights under clause 32.20 (Acceleration).
(b)Following the exercise by the Agent of any of its rights under clause 32.20 (Acceleration), this clause 43 shall apply to all receipts or recoveries by Ancillary Lenders.
Section 11 -  Administration
44Payment mechanics
44.1Payments to the Agent
(a)On each date on which an Obligor or a Lender is required to make a payment under a
Finance Document (other than a Hedging Contract), and excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating
Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.
44.2Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 44.3 (Distributions to an Obligor) and clause 44.4 (Clawback and pre-funding)
be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five
Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating
Member State or London, as specified by that Party).
44.3Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with clause 45 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance
Documents or in or towards purchase of any amount of any currency to be so applied.
44.4Clawback and pre-funding
(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the
Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:
(i)the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and
(ii)the Lender by whom those funds should have been made available or, if that
Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount
(as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
44.5Partial payments
(a)If the Agent receives a payment for application against amounts due in respect of any
Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid amount owing to the Agent, the
Security Agent or the Arrangers for their own account under those Finance
Documents;
(ii)secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 36.15 (Lenders’ indemnity to the Agent and others);
(iii)thirdly, in or towards payment to the Lenders and the Hedging Providers pro rata in the following order of:
(A)first, any accrued interest, fee or commission or any net amount (excluding termination sums or close-out payments in the case of the Hedging
Providers) due to them but unpaid under the Finance Documents;
(B)secondly, any principal (in the case of the Lenders) or any other net amount
(including termination sums or close-out payments in the case of the
Hedging Providers but without prejudice to clause 33.4 (Close out of
Hedging Contracts)) due to them but unpaid under this Agreement or any
Hedging Contract; and
(C)thirdly, any other sum due to them but unpaid under the Finance Documents;
(iv)fourthly, in or towards payment to the Ancillary Lenders pro rata of any due but unpaid amounts under the Ancillary Facilities; and
(v)fifthly, in or towards payment pro rata of any other sum due but unpaid to the
Finance Parties under the Finance Documents.
(b)The Agent shall, if so directed by all the Lenders, each Hedging Provider and each Ancillary
Lender, vary the order set out in paragraphs (ii) to (v) of paragraph (a) above.
(c)Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
44.6No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
44.7Business Days
(a)Any payment under the Finance Documents which is due to be made on a day that is not a
Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
44.8Currency of account
(a)Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in euro on its due date.
(c)Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in euro and, if they were incurred in a currency other than euro, the amount payable under the Finance Documents shall be the equivalent in euro of the relevant amount in such other currency on the date on which it was incurred.
(d)All moneys received or held by the Security Agent or by a Receiver under a Security
Document in a currency other than euro may be sold for euro and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.
44.9Change of currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the
Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent
(acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the
Interbank Market and otherwise to reflect the change in currency.
44.10Disruption to payment systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the
Agent is notified by the Borrower that a Disruption Event has occurred:
(a)the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 50 (Amendments and waivers);
(e)the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 44.10; and
(f)the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d)
above.
44.11Impaired Agent
(a)If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 44.1
(Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency
Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.
(b)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.
(c)A Party which has made a payment in accordance with clause 44.1 (Payments to the Agent)
shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(d)Promptly upon the appointment of a successor Agent in accordance with clause 36.17
(Replacement of the Agent), each Party which has made a payment to a trust account in accordance with clause 44.1 (Payments to the Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with clause 44.2 (Distributions by the Agent).
45Set-off
45.1A Finance Party may set off any matured obligation due from an Obligor under the Finance
Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the
Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
46Notices
46.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.
46.2Addresses
The address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)in the case of any Obligor, that identified with its name in Schedule 1 (The original parties)
or that identified with Guarantor A in Schedule 1 (The original parties);
(b)in the case of the Agent, the Security Agent and any other original Finance Party, that identified with its name in Schedule 1 (The original parties); and
(c)in the case of each Lender, each Ancillary Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,
or, in each case, any substitute address, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Finance Parties and the Obligors who are Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
46.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 46.2
(Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to the Agent or Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in
Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).
(c)All notices from or to an Obligor shall be sent through the Agent.
(d)Any communication or document made or delivered to the Borrower in accordance with this clause 46.3 will be deemed to have been made or delivered to each of the Obligors.
(e)Any communication or document which becomes effective, in accordance with paragraphs
(a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
46.4Notification of address
Promptly upon changing its address, the Agent shall notify the other Parties.
46.5Electronic communication
(a)Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website)
if those two Parties:
(i)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
(b)Any such electronic communication or document as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(c)Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication or document made or delivered by a Party to the Agent, only if it is addressed in such a manner as the
Agent shall specify for this purpose.
(d)Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.
(e)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this clause 46.5.
46.6English language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
46.7Communication with Agent when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired
Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Agent has been appointed.
47Calculations and certificates
47.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance
Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
47.2Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance
Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
47.3Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.
48Partial invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
49Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance
Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
50Amendments and waivers
50.1Required consents
(a)Subject to clause 50.2 (All Lender matters) and clause 50.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of Guarantor A
(up to the Share Exchange Completion) or UK ListCo (on and from the Share Exchange
Completion)and the Agent (acting on the instructions of the Majority Lenders) and, if it affects the rights and obligations of the Agent, the consent of the Agent, and any such amendment or waiver will be binding on all the Finance Parties and other Obligors.
(b)The Agent may (or, in the case of the Security Documents, instruct the Security Agent to)
effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause
50.
(c)Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 36.11 (Rights and discretions of the Agent and the Security Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.
(d)Each Obligor agrees to any such amendment or waiver permitted by this clause 50 which is agreed to by Guarantor A (up to the Share Exchange Completion) or UK ListCo (on and
from the Share Exchange Completion). This includes any amendment or waiver which would, but for this paragraph (d), require the consent of the Borrower.
(e)Amendments to or waivers in respect of any Finance Document may only be agreed in writing.
50.2All Lender matters
Subject to clause 50.5 (Replacement of Screen Rate) an amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:
(a)the definition of “Majority Lenders” in clause 1.1 (Definitions);
(b)the definition of “Last Availability Date” in clause 1.1 (Definitions);
(c)the definitions of “Green Asset Criteria”, “Green Assets”, “Green Finance Second Party
Opinion”, “Green Loan”, “Green Loan Compliance Certificate”, “Green Loan Information”,
“Green Loan Provisions” and “Green Loan Report” in clause 1.1 (Definitions);
(d)the definition of “Repeating Representations” in clause 1.1 (Definitions);
(e)an extension to the date of payment of any amount under the Finance Documents;
(f)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(g)an increase in any Commitment or the Total Commitments;
(h)an extension of any period within which the Facility is available for Utilisation;
(i)any requirement that a cancellation of Commitments reduces the Commitments of the
Lenders rateably;
(j)a change to the Borrower or any other Obligor;
(k)clause 8.2 (Change of control) and the definition of “Change of Control” in clause 1.1
(Definitions);
(l)clause 1.7 (Sanctions – Restricted Lender), clause 20.32 (Sanctions), clause 20.35(c)
(Times when representations are made), clause 23.13 (Sanctions), paragraphs (b), (c) or
(d) of clause 25.16 (Lawful use) and any of the definitions of “Sanctioned Country”,
“Sanctions”, “Sanctions Advisory”, “Sanctions Authority”, “Sanctions List” and “Restricted
Party” in clause 1.1 (Definitions);
(m)any of the Green Loan Provisions;
(n)any provision which expressly requires the consent or approval of all the Lenders;
(o)clause 43 (Sharing among the Finance Parties);
(p)clause 2.2 (Finance Parties’ rights and obligations), clause 5.1 (Delivery of the Utilisation
Request), clause 8.1 (Illegality), clause 34 (Changes to the Lenders), clause 9.9
(Application of prepayments), this clause 50, clause 55 (Governing law) or clause 56.1
(Jurisdiction of English courts);
(q)the order of distribution under clause 39.1 (Order of application);
(r)the order of distribution under clause 44.5 (Partial payments) (unless clause 44.5(b) allows the Majority Lenders to vary such order);
(s)the currency in which any amount is payable under any Finance Document;
(t)(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(i)any guarantee and indemnity granted under any Finance Document (including the
Guarantee under clause 19 (Guarantee and indemnity));
(ii)the Charged Property; or
(iii)the manner in which the proceeds of enforcement of the Transaction Security are distributed; or
(u)the release of any of the Transaction Security or any guarantee or other obligation or the circumstances in which any of the Transaction Security or any guarantee or other obligations under any Finance Document is permitted or required to be released under any of the Finance Documents,
shall not be made, or given, without the prior consent of all the Lenders.
50.3Other exceptions
(a)Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.
(b)Amendments to or waivers in respect of an Ancillary Facility may only be agreed by the relevant Ancillary Lender.
(c)An amendment or waiver which relates to the rights or obligations of the Agent, the Security
Agent, any Hedging Provider, any Ancillary Lender, a Reference Bank or the Arrangers in
their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent, the relevant Hedging Provider, that Ancillary
Lender, that Reference Bank or the Arrangers (as the case may be).
(d)Notwithstanding clauses 50.1 and 50.2 and paragraph (c) above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the
Finance Parties.
50.4Disenfranchisement of Defaulting Lenders
(a)For so long as a Defaulting Lender has any Commitment, in ascertaining (i) the Majority
Lenders or (ii) whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility, or the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s
Commitment will be reduced by the amount of its Commitment and, to the extent that the reduction results in that Defaulting Lender’s Commitment being zero and it has no participation in the Loan, that Defaulting Lender shall be deemed not to be a Lender for the purposes paragraphs (i) and (ii) above.
(b)For the purposes of this clause 50.4, the Agent may assume that the following Lenders are
Defaulting Lenders:
(i)any Lender which has notified the Agent that it has become a Defaulting Lender;
and
(ii)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned
(together with any supporting evidence reasonably requested by the Agent) or the
Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
50.5Replacement of Screen Rate
(a)Subject to clause 50.3 (Other exceptions), if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:
(i)providing for the use of a Replacement Benchmark in place of the Screen Rate;
and
(ii)any or all of the following:
(A)aligning any provision of any Finance Document (other than a Hedging
Contract) to the use of that Replacement Benchmark;
(B)enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement
Benchmark;
(D)providing for appropriate fallback (and market disruption) provisions for that
Replacement Benchmark; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation),
may be made with the consent of the Agent (acting on the instructions of the Majority
Lenders) and the Borrower.
(b)In this clause 50.5:
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
Replacement Benchmark means:
(a)the euro short term rate (€STR); or
at the discretion of all the Lenders
(b)any other a reference rate which is:
(i)formally designated, nominated or recommended as the replacement for the Screen Rate by:
(A)the administrator of the Screen Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Screen Rate); or
(B)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement
Benchmark” will be the replacement under paragraph (B) above;
(ii)in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or
(iii)in the opinion of the Majority Lenders and the Obligors, an appropriate successor to the Screen Rate.
Screen Rate Replacement Event means, in relation to the Screen Rate:
(a)the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Borrower materially changed;
(b)any of the following applies:
(i)either:
(A)the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;
(ii)the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;
(iii)the supervisor of the administrator of the Screen Rate publicly announces that such
Screen Rate has been or will be permanently or indefinitely discontinued;
(iv)the administrator of the Screen Rate or its supervisor announces that the Screen
Rate may no longer be used; or
(v)the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:
(A)stating that the Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and
(B)with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or
(c)the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or
(ii)the Screen Rate is calculated in accordance with any such policy or arrangement for a period of no less than 15 Business Days; or
(d)in the opinion of the Majority Lenders and the Borrower, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
50.6Releases
Except with the approval of the Lenders and the Hedging Providers or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release (nor shall any Finance Party, unless so directed by the
Security Agent in accordance with clause 38.4 (Enforcement through Security Agent only), release):
(a)any Charged Property from the Transaction Security; or
(b)any Obligor from any of its guarantee or other obligations under any Finance Document.
50.7Excluded Commitments
If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document (as relevant) or any other vote of Lenders under the terms of this Agreement within 30 Business Days of that request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):
(a)its Commitment or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total
Commitments or the amount of the Loan has been obtained to approve that request; and
(b)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
51Confidential Information
51.1Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 51.2 (Disclosure of Confidential Information)
and clause 51.3 (Disclosure to numbering service providers), and to ensure that all Confidential
Information is protected with security measures and a degree of care that would apply to its own confidential information.
51.2Disclosure of Confidential Information
Any Finance Party may disclose (without the consent of the Obligors) to such Finance Party’s head office or to any of its Affiliates or Related Funds (such Affiliates and Related Funds, the
Permitted Parties) or to any of its or its Affiliates’ officers, directors or employees and any other person:
(a)in the case of a Lender or Hedging Provider, to (or through) whom that Lender or Hedging
Provider assigns (or may potentially assign) all or any of its rights under the Finance
Documents;
(b)in the case of a Lender, to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to clause 34.10 (Security over Lenders’ rights);
(c)in the case of a Lender or a Hedging Provider, with (or through) whom that Lender or that
Hedging Provider enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the
Finance Documents or any Obligor; or
(d)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or
(e)to whom, and to the extent that, information is required, permitted or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation,
and any Finance Party may disclose to any auditors, rating agencies or to its own or its
Permitted Parties’ professional advisers, auditors or brokers or insurers or potential reinsurance brokers or direct or indirect credit protection providers and reinsurers or (with the consent of the
Borrower, or if an Event of Default has happened and is continuing, with the approval of the
Majority Lenders) to any other person, any information about any Obligor, the Group and the
Finance Documents as that Finance Party shall consider appropriate.
51.3Disclosure to numbering service providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)date of this Agreement;
(v)clause 55 (Governing law);
(vi)the names of the Agent and the Arrangers;
(vii)date of each amendment and restatement of this Agreement;
(viii)amount of Total Commitments;
(ix)currency of the Facility;
(x)type of Facility;
(xi)ranking of Facility;
(xii)the term of the Facility;
(xiii)changes to any of the information previously supplied pursuant to paragraphs (i) to
(xii) above; and
(xiv)such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this
Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)The Borrower represents that none of the information set out in paragraphs (i) to (xiv)
above is, nor will at any time be, unpublished price-sensitive information.
(d)The Agent shall notify the Borrower and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the
Facility and/or one or more Obligors by such numbering service provider.
51.4Disclosure of personal data
(a)If any Obligor provides the Finance Parties with personal data of any individual as required by, pursuant to, or in connection with the Finance Documents, that Obligor represents and warrants to the Finance Parties that it has, to the extent required by law:
(i)notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed;
(ii)obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Finance Parties,
(iii)    in each case, in accordance with or for the purposes of the Finance Documents, and confirms that it is authorised by such individual to provide such consent on his/her behalf.
(b)Each Obligor agrees and undertakes to notify the Agent promptly upon becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any Finance Party of any personal data provided by that Obligor to any Finance Party.
(c)Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination of this Agreement.
51.5Entire agreement
This clause 51 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential
Information.
51.6Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
51.7Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the
Borrower:
(a)of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 51.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this clause 51.
51.8Continuing obligations
The obligations in this clause 51 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with the
Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.
52Confidentiality of Funding Rates and Reference Bank Quotations
52.1Confidentiality and disclosure
(a)The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the
Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.
(b)The Agent may disclose:
(i)any Funding Rate (but not, for the avoidance of doubt, any Reference Bank
Quotation) to the Borrower pursuant to clause 10.5 (Notification of rates of interest);
and
(ii)any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance
Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master
Confidentiality Undertaking for Use With Administration/Settlement Service
Providers or such other form of confidentiality undertaking agreed between the
Agent and the relevant Lender or Reference Bank, as the case may be.
(c)The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each
Obligor may disclose any Funding Rate, to:
(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that
Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding
Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant
Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference
Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)any person with the consent of the relevant Lender or Reference Bank, as the case may be.
(d)The Agent’s obligations in this clause 52 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 10.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.
52.2Related obligations
(a)The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the
Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.
(b)The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)of the circumstances of any disclosure made pursuant to clause 52.1(c)(ii)
(Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this clause 52.
52.3No Event of Default
No Event of Default will occur under clause 32.5 (Other obligations) by reason only of an
Obligor’s failure to comply with this clause 52.
53Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance
Document.
54Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party (and any other Obligor who is a party to any other Finance Document to which this clause is expressed by the terms of that other Finance
Document to apply) acknowledges and accepts that any liability of any Finance Party to another
Finance Party or to an Obligor under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due
(including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
Section 12 -  Governing Law and Enforcement
55Governing law
This Agreement and any non-contractual obligations connected with it are governed by English law.
56Enforcement
56.1Jurisdiction of English courts
(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it
(including a dispute regarding the existence, validity or termination of this Agreement) (a
Dispute).
(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
56.2Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor who is a Party (unless it is incorporated in England and Wales):
(a)irrevocably appoints the person named in Schedule 1 (The original parties) as that
Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;
(b)agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(c)if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent.
Failing this, the Agent may appoint another agent (including Saville & Co Scrivener
Notaries, Cheeswrights LLP and The Law Debenture Corporation p.l.c. or any of their
Affiliates providing such professional service) for this purpose.
This Agreement has been entered into on the date stated at the beginning of this Agreement.
Schedule 1
The original parties
Borrower

Name of Borrower:	Wind Keeper Limited
Jurisdiction of incorporation:	England
Registered office:	South Denes Business Park South Beach Parade Great Yarmouth Norfolk, NR30 3QR United Kingdom
Registered number:	14849532
Shareholder of Borrower:	Guarantor B
Guarantor A

Name of Guarantor A:	Cadeler A/S
Jurisdiction of incorporation:	Denmark
Registered office:	Kalvebod Brygge 43 1560 Copenhagen V Denmark
Registered number:	31180503
Guarantor B

Name of Guarantor B:	Cadeler International Limited
Jurisdiction of incorporation:	England
Registered office:	South Denes Business Park South Beach Parade Great Yarmouth Norfolk, NR30 3QR United Kingdom
Registered number:	7964749
Guarantor C

Name of Guarantor C:	Cadeler Holdings Limited
Jurisdiction of incorporation:	England
Registered office:	South Denes Business Park South Beach Parade Great Yarmouth Norfolk, NR30 3QR United Kingdom
Registered number:	7964020
Guarantor D

Name of Guarantor C:	Cadeler UK Limited
Jurisdiction of incorporation:	England
Registered office:	South Denes Business Park South Beach Parade Great Yarmouth Norfolk, NR30 3QR United Kingdom
Registered number:	6106237
Obligor process agent

Name:	Cadeler International Limited
Registered office:	South Denes Business Park South Beach Parade Great Yarmouth Norfolk, NR30 3QR United Kingdom
Obligor address for service of notices

Address:	Kalvebod Brygge 43 1560 Copenhagen V Denmark
Email:	[REDACTED]
Attention:	[REDACTED]
Original Lenders and their Commitments

Name of Original Commercial Lender	Facility Office and notice details	Commitment (€)	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
DNB Bank ASA	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Loan Admin Corporate E-mail Address: [REDACTED]	45,000,000	58/D/305668/ DTTP (Norway)
KFW IPEX- BANK GMBH	Palmengartenstraße 5-9 60325 Frankfurt am Main Germany Attention (documentation / credit matters): [REDACTED] Attention (loan administrative purposes): [REDACTED]	45,000,000	7/K/333018/ DTTP
SPAREBANK 1 SØR-NORGE ASA	Address: P.O. Box 250 N-4068 Stavanger Norway Attention: Loan Administration [REDACTED]	35,000,000	58/S/360918/ DTTP (Norway)
Total Commitments:		125,000,000
The Agent

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Agency Syndicated Loans E-mail Address: [REDACTED]
The Security Agent

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Agency Syndicated Loans E-mail Address: [REDACTED]
The Arrangers

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Loan Admin Corporate E-mail Address: [REDACTED]

Name:	KfW IPEX-Bank GmbH
Facility office and notice details	Palmengartenstraße 5-9 60325 Frankfurt am Main Germany Attention (documentation / credit matters): [REDACTED] Attention (loan administrative purposes): [REDACTED]

Name:	SpareBank 1 Sør-Norge ASA
Facility office and notice details	P.O. Box 250 N-4068 Stavanger Norway Attention: Loan Administration [REDACTED]
The Green Loan Advisor

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Loan Admin Corporate E-mail Address: [REDACTED]
The Original Hedging Providers

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Email address: [REDACTED]

Name:	SpareBank 1 Sør-Norge ASA
Facility office and notice details	Address: Christen Tranes gate 35 4007 Stavanger Norway Attention: Loan Administration [REDACTED]

Name:	KfW IPEX-Bank GmbH
Facility office and notice details	Address: Palmengartenstraße 5-9 60325 Frankfurt am Main Germany Attention (documentation / credit matters): [REDACTED]
The Account Bank

Name:	DNB Bank ASA
Address:	Dronning Eufemias Gate 30 0191, Oslo Norway
Schedule 2
Ship information

Ship
Name:	BO QIANG 3060 (tbr Wind Keeper)
Owner of Ship:	Wind Keeper Limited
Flag State:	The Republic of the Marshall Islands
IMO Number:	9972749
Classification:	CSA: Self-elevating Crane Unit / Offshore Wind Turbine Service Unit; HELDK; Loading Computer, (I); Lifting Appliance; PSPC(B); Ice Class B; IWS CSM: DP-2; Self-Propelled; AUT-0; G-ECO(BWM(T),VIB1,NOI1)
Classification Society:	American Bureau of Shipping
Major Casualty Amount:	€2,000,000
Initial Bareboat Charter description
Reference is made to the Initial Bareboat Charter between the
Borrower and Guarantor D the form of which shall be delivered by the Borrower to the Agent prior to the delivery of the Utilisation
Request relating to the Ship under this Agreement to the Agent.

Initial Charter and Initial Charterer description
Reference is made to the Initial Charter and the timeline and particulars of employment dated on or around the date of this
Agreement delivered by the Obligors’ Agent to the Agent prior to the date of this Agreement, detailing the scheduled delivery or commissioning of the Ship under the Initial Charter.

Schedule 3
Conditions precedent
Part 1
Initial conditions precedent
1Original Obligors’ corporate documents
(a)A copy of the Constitutional Documents of each Original Obligor.
(b)A copy of a resolution of the board of directors of each Original Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters):
(i)approving the terms of, and the transactions contemplated by, the Finance
Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;
(ii)authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request and any
Selection Notice) to be signed and/or despatched by it under or in connection with its Relevant Documents.
(c)If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.
(d)A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.
(e)If applicable, a copy of a resolution signed by all the holders of the issued shares in each
Original Obligor (other than Guarantor A), approving the terms of, and the transactions contemplated by, its Relevant Documents.
(f)A certificate of each Original Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor
(as applicable) to be exceeded.
(g)A copy of any power of attorney under which any person is appointed by any Original
Obligor to execute any of its Relevant Documents on its behalf.
(h)A copy of a certificate of no winding-up order in respect of the Borrower.
(i)A certificate of an authorised signatory of each relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.
2Legal opinions
The following legal opinions, each addressed to the Agent, the Security Agent, the Original
Lenders and the Original Hedging Providers, substantially in the form distributed to the Original
Lenders and the Original Hedging Providers and approved by the Agent prior to signing this
Agreement and capable of being relied upon by any persons who become Lenders or Hedging
Providers pursuant to the primary syndication of the Facility:
(a)a legal opinion of Norton Rose Fulbright LLP on matters of English law;
(b)a legal opinion of Moalem Weitemeyer Advokatpartnerselskab on matters of Danish law;
(c)legal opinion of Advokatfirmaet Wiersholm AS on matters of Norwegian law; and
(d)such other opinions or confirmations from relevant legal counsel selected by the Agent in respect of any matters in relation to this Agreement as the Agent shall deem necessary or desirable.
3Other documents and evidence
(a)Evidence that any process agent referred to in clause 56.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or around the date of this Agreement, has accepted its appointment.
(b)A copy of any other Authorisation or other document, opinion or assurance which the
Agent considers to be necessary or desirable (if it has notified the Borrower accordingly)
in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document provided that such Authorisation or other document, opinion or assurance is requested at least five Business Days prior to the date on which the Utilisation Request is delivered by the Borrower to the Agent pursuant to clause 5.1 (Delivery of the Utilisation Request).
(c)The Original Financial Statements.
(d)The Fee Letters duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 13 (Fees) and clause 18 (Costs and expenses) have been paid or will be paid by the Utilisation Date.
4People with Significant Control (PSC) regime
In respect of any Obligor incorporated in the United Kingdom, either:
(a)a certificate of an authorised signatory of the relevant Obligor certifying that:
(i)each Group Member has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Obligor;
and
(ii)no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of its shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the
Companies Act 2006) of the relevant Obligor, which is certified by an authorised signatory of the relevant Obligor to be correct, complete and not amended or superseded as at a date no earlier than the date three Business Days before the date of this Agreement; or
(b)a certificate of an authorised signatory of the relevant Obligor certifying that it is not required to comply with Part 21A of the Companies Act 2006.
5Hedging Master Agreement and Hedging Contract Security
If the Borrower elects to enter into a Hedging Master Agreement pursuant to clause 31.2
(Hedging), evidence that:
(a)the Hedging Master Agreement has been executed by the Borrower and the Hedging
Provider, if applicable;
(b)the Borrower has executed the Hedging Contract Security;
(c)any notice required to be given to the Hedging Provider under the Hedging Contract
Security has been given to it and acknowledged by it in the manner required by the
Hedging Contract Security; and
(d)duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.
6“Know your customer” information
Such documentation and information as any Finance Party may reasonably request through the
Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.
7Ancillary Facilities
A copy of any facility agreement entered into pursuant to clause 6 (Ancillary Facilities) between the Borrower and an Ancillary Lender duly executed by the Borrower, constituting an Ancillary
Facility.
Part 2
Conditions precedent before Utilisation
1Corporate documents
(a)A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended (or, to the extent that there have been any changes to such copy documents, the documents listed in paragraph 1 of Part 1 of this
Schedule).
(b)A certificate of an authorised signatory of each other Original Obligor which is party to any of the Original Security Documents required to be executed on or before Utilisation certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part
1 of this Schedule in relation to it have not been revoked or amended (or, to the extent that there have been any changes to such copy documents, the documents listed in paragraph 1 of Part 1 of this Schedule).
(c)If the Flag State in respect of the Ship is the Republic of the Marshall Islands, a Certificate
of Goodstanding issued by the Registrar of Corporations of the Republic of the Marshall
Islands in respect of the status of the Borrower as a Foreign Maritime Entity (or any equivalent certificate of goodstanding required by any other applicable Flag State).
2Bank accounts
Evidence that any Account required to be established under clause 29 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder(s) and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security.
3Share Security
Duly executed and dated copies of the Share Security, together with all duly executed notices, acknowledgments, letters, transfers, certificates and other documents required to be delivered thereunder.
4Security
(a)The Mortgage, the General Assignment and (if applicable) the Deed of Covenant in respect of the Ship duly executed by the Borrower.
(b)The General Assignment in respect of the executed by the relevant Bareboat Charterer.
(c)Duly executed notices of assignment (including notices of assignment of the Earnings or, with respect to the Initial Charter for which a Quiet Enjoyment Agreement is to be entered into, all the rights under the Initial Charter, subject to the terms of clause 24.8(e)(ii)
(Chartering)) and (on a reasonable efforts basis, unless such notice relates to an assignment of a Bareboat Charter or any charter commitment for which a Quiet
Enjoyment Agreement is to be entered into where the Ship has already been delivered under such charter commitment) acknowledgements of those notices as required by any of the above Security Documents, provided that no notices should be given in respect of a charter commitment or any guarantee in respect of such charter commitment (as applicable) if such charter commitment is not a Charter (and such guarantee is not a
Charter Guarantee) or if an assignment would be in conflict with the relevant charter commitment or guarantee (but without prejudice to the provisions of clause 24.8(e)
(Chartering)).
(d)A Subordination Deed, if and to the extent required under the provisions of 30.3 (Financial
Indebtedness) or 30.5 (Loans and credit) on account of any Financial Indebtedness incurred by the Borrower.
(e)Each Quiet Enjoyment Agreement required as a condition to the granting of the Mortgage over the Ship or under any charter commitment for the Ship and/or the assignment of any rights under any charter commitment for the Ship, where the Ship is to be delivered under such charter commitment on or has been delivered prior to the Utilisation Date, duly executed by the Borrower or, as applicable, Bareboat Charterer, the Security Agent and the relevant charterer (the Borrower hereby representing that no such charter commitment exists at the relevant time for the Ship).
5Delivery and registration of Ship
Evidence that the Ship:
(a)is (or will upon the release of the proceeds of the Utilisation be) legally and beneficially owned by the Borrower and registered in the name of the Borrower free from any Security
Interests (other than the Security Interests created under the Finance Documents)
through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)is classed with the relevant Classification free of overdue requirements and overdue recommendations of the relevant Classification Society affecting class (including by way of an interim class certificate);
(c)is insured in the manner required by the Finance Documents;
(d)has been delivered to, and accepted for service by, the Bareboat Charterer under the relevant Bareboat Charter;
(e)is free of any charter commitment (other than a Bareboat Charter and the Initial Charter)
which would require approval under the Finance Documents; and
(f)is not subject to any prior registration (other than through the relevant Registry in the relevant Flag State) or that any prior registration has been or will (within such period as may be approved) be cancelled.
6Mortgage registration
Evidence that the Mortgage in respect of the Ship has been (or will upon the release of the proceeds of the Utilisation be) registered against the Ship through the relevant Registry under the laws and flag of the relevant Flag State.
7Legal opinions
The following further legal opinions, each addressed to the Agent, the Security Agent, the
Original Lenders and the Original Hedging Providers, substantially in the form distributed to the
Original Lenders and the Original Hedging Providers and approved by the Agent prior to signing this Agreement in relation to Security Documents for the Ship and capable of being relied upon by any persons who become Lenders or Hedging Providers pursuant to the primary syndication of the Facility:
(a)a legal opinion of Norton Rose Fulbright LLP on matters of English law;
(b)a legal opinion of Moalem Weitemeyer Advokatpartnerselskab on matters of Danish law;
(c)legal opinion of Advokatfirmaet Wiersholm AS on matters of Norwegian law;
(d)a legal opinion from legal counsel on matters of law of the relevant Flag State of the Ship;
and
(e)such other opinions or confirmations from relevant legal counsel selected by the Agent in respect of any matters in relation to this Agreement as the Agent shall deem necessary or desirable.
8Insurance
In relation to the Ship’s Insurances:
(a)an opinion from insurance consultants appointed by the Agent on such Insurances;
(b)evidence that such Insurances have been placed in accordance with clause 26
(Insurance); and
(c)evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking (including fleet premium lien waivers) in favour of the Security Agent in an approved form in relation to the Insurances provided the same is requested at least
5 Business Days prior to the date on which the Utilisation Request is delivered.
9ISM and ISPS Code
Copies of:
(a)the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Ship for the purposes of that code; and
(b)if so requested by the Agent no later than 5 Business Days prior to the date on which the
Utilisation Request is delivered by the Borrower (or the Obligors’ Agent on its behalf), any other certificates issued under any applicable code required to be observed by the Ship or in relation to its operation under any applicable law.
10Value of security
Valuations of the Ship obtained (not more than 60 days before the Utilisation Date) in accordance with clause 27 (Minimum security value) showing that the Security Value at the relevant time will be not less than 140 per cent of the amount of the Loan and Ancillary
Commitments upon execution of the Security Documents specified in paragraph 4 (Security) of this Part 2 of this Schedule.
11Fees and expenses
Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 13 (Fees) and clause 18 (Costs and expenses) have been paid or will be paid by the
Utilisation Date.
12Inventory of Hazardous Materials
A copy of the certificate being the document listing all the potentially hazardous materials on board the Ship.
13Initial Bareboat Charter
In relation to the Ship’s Initial Bareboat Charter, a copy of such Initial Bareboat Charter executed by all parties to it (i) evidencing that the Initial Bareboat Charterer and the terms of such Initial
Bareboat Charter reflect the terms of the form of Initial Bareboat Charter provided to the Agent as described in Schedule 2 (Ship information) and, providing for charter hire which, for the entire tenor of the same, is not less than the Minimum Bareboat Charter Hire or (ii) in such form and substance acceptable to the Majority Lenders.
14Initial Charter
In relation to the Ship’s Initial Charter:
(a)a description of the main terms of the Initial Charter; and
(b)a copy of the timeline and particulars of employment provided to the Agent prior to the date of this Agreement and as described in Schedule 2 (Ship information) (updated to the extent that there have been any changes to such timeline and particulars of employment)
certified by an approved person as being a true and complete copy as at a date no earlier than a date approved for this purpose.
15Management
Where a manager of the Ship has been approved in accordance with clause 24.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of the Management
Agreement relating to the Ship in form and substance in all respects approved.
16Process Agent
Evidence that any process agent of any Obligor referred to in any provision of any Finance
Document to be entered into under this Part 2 has accepted its appointment.
17People with Significant Control (PSC) regime
In respect of any Obligor incorporated in the United Kingdom, either:
(a)a certificate of an authorised signatory of the relevant Obligor certifying that:
(i)each Group Member has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Obligor;
and
(ii)no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of its shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the
Companies Act 2006) of the relevant Obligor, which is certified by an authorised signatory of the relevant Obligor to be correct, complete and not amended or superseded as at a date no earlier than the date three Business Days before the proposed Utilisation Date; or
(b)a certificate of an authorised signatory of the relevant Obligor certifying that it is not required to comply with Part 21A of the Companies Act 2006.
18Existing Indebtedness
Evidence:
(a)in all respects satisfactory to the Agent that all of the Existing Indebtedness has been, or will be immediately following the Utilisation, repaid in full, and that any undrawn or available commitments in relation to it have been cancelled; and
(b)that all Security Interests created by the Borrower or any other Obligor securing the
Existing Indebtedness have been duly discharged and/or, as the case may be, re-
assigned.
Part 3
Conditions subsequent
1Security
No later than the date falling ten Business Days prior to delivery of the Ship to the relevant charterer:
(a)duly executed acknowledgements of any notice of assignment as required pursuant to paragraph 4 of Part 2 of Schedule 3 (Conditions precedent); and
(b)each Quiet Enjoyment Agreement required as a condition to the Mortgage and/or the assignment of rights under a charter commitment, in respect of any charter commitment in place at the time of Utilisation, duly executed by all parties thereto.
Part 4
Conditions precedent for Additional Guarantors
1An Accession Deed duly executed by the relevant Additional Guarantor and Guarantor A (until the Share Exchange Acceptance and including for the purposes of the accession by UK ListCo to the Facilities Agreement) and UK ListCo (on and from the Share Exchange Acceptance, but excluding for the purposes of the accession by UK ListCo to the Facilities Agreement).
2A copy of the Constitutional Documents of the relevant Additional Guarantor.
3A copy of a resolution of the board of directors of the relevant Additional Guarantor:
(a)approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession
Deed and any other Finance Document to which it is party;
(b)authorising a specified person or persons to execute the Accession Deed and other
Finance Documents on its behalf;
(c)authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and
(d)authorising Guarantor A  (until the Share Exchange Completion) or UK ListCo (on and from the Share Exchange Completion) to act as its agent in connection with the Finance
Documents.
4A specimen of the signature of each person authorised by the resolution referred to in paragraph
3 above.
5If applicable, a copy of a resolution signed by all the holders of the issued shares in the relevant
Additional Guarantor, approving the terms of, and the transactions contemplated by, the
Accession Deed and the Finance Documents.
6A certificate of the relevant Additional Guarantor (signed by an authorised signatory) confirming that guaranteeing or securing, as appropriate, the Total Commitments would not cause any guarantee, security or similar limit binding on it to be exceeded.
7A certificate of an authorised signatory of the relevant Additional Guarantor certifying that each copy document listed in this Part 4 of Schedule 3 (Conditions precedent) in respect of the
Additional Guarantor is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.
8A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any
Finance Document.
9If available, the latest audited financial statements of the relevant Additional Guarantor.
10The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:
(a)A legal opinion of Norton Rose Fulbright LLP, legal advisers to the Agent in England, as to
English law in the form distributed to the Lenders and the Agent prior to signing the
Accession Deed.
(b)A legal opinion of the legal advisers to the Agent in the jurisdiction of incorporation of the relevant Additional Guarantor and the jurisdiction of the governing law of each Finance
Document to which it is a party (an Applicable Jurisdiction) as to the law of each
Applicable Jurisdiction and in the form distributed to the Lenders and the Agent prior to signing the Accession Deed.
11If the relevant Additional Guarantor is incorporated in a jurisdiction other than England and
Wales, evidence that the process agent specified in clause 56.2 (Service of process), if not an
Obligor, has accepted its appointment in relation to that Additional Guarantor.
12Any Finance Documents which are required by the Agent to be executed by the relevant
Additional Guarantor.
13Such documentary evidence as legal counsel to the Agent may require, that the relevant
Additional Guarantor has complied with any law in its jurisdiction relating to financial assistance or analogous process.
Part 5
Utilisation Request
From:[Wind Keeper Limited]
[Cadeler A/S]
To:[DNB Bank ASA as Agent]
Dated:[]
Dear Sirs
Facility Agreement for a Green
Term Loan Facility of up to €125,000,000 dated [●] 2025 (the Facility Agreement)
1We refer to the Facility Agreement. This is the Utilisation Request. Terms defined in the Facility
Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2We wish to borrow the Loan under the Facility on the following terms:

Proposed Utilisation Date:	[] (or, if that is not a Business Day, the next Business Day)
Amount:	€[]
3The purpose of this Loan is [specify purpose complying with clause 3 (Purpose) of the Facility
Agreement] [and its proceeds should be credited to [●] [specify account]].
4We confirm that each condition specified in clause 4.3 (Further conditions precedent) of the
Facility Agreement is satisfied on the date of this Utilisation Request.
5We request that the first Interest Period for this Loan be [3] Months.
6This Utilisation Request is irrevocable and cannot be varied without the prior written consent of the Majority Lenders.
Yours faithfully
[…………………………………
authorised signatory for
Wind Keeper Limited]
[…………………………………
authorised signatory for
Cadeler A/S]
Schedule 4
Selection Notice
From:Wind Keeper Limited
To:[DNB Bank ASA as Agent]
Dated:[]
Dear Sirs
Facility Agreement for Green
Term Loan Facility of up to €125,000,000 dated [●] 2025 (the Facility Agreement)
1We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility
Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2We request that the next Interest Period for this Loan to be [●] Months.
3This Selection Notice is irrevocable.
Yours faithfully
…………………………………
authorised signatory for
Wind Keeper Limited
Schedule 5
Original Schedule of Repayment Amounts

First	€3,289,473.70
Second	€3,289,473.70
Third	€3,289,473.70
Fourth	€3,289,473.70
Fifth	€3,289,473.70
Sixth	€3,289,473.70
Seventh	€3,289,473.70
Eighth	€3,289,473.70
Ninth	€3,289,473.70
Tenth	€3,289,473.70
Eleventh	€3,289,473.70
Twelfth	€3,289,473.70
Thirteenth	€3,289,473.70
Fourteenth	€3,289,473.70
Fifteenth	€3,289,473.70
Sixteenth	€3,289,473.70
Seventeenth	€3,289,473.70
Eighteenth	€3,289,473.70
Nineteenth	€3,289,473.70
Twentieth	€3,289,473.40
Balloon Instalment	€59,210,526.30
Schedule 6
Form of Accession Deed
To:DNB Bank ASA as Agent and as Security Agent for the other Finance Parties to the Facility
Agreement referred to below
From:[insert Additional Guarantor name]
Dated: []
Dear Sirs
Facility Agreement for a Green Term Loan Facility of up to €125,000,000 dated [●] 2025 (the
Facility Agreement)
1We refer to the Facility Agreement. This deed (the Accession Deed) shall take effect as an
Accession Deed for the purposes of the Facility Agreement. Terms defined in the Facility
Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.
2With effect on the date of this Accession Deed, [] (the NewCo) agrees to become an Additional
Guarantor and to be bound by the terms of the Facility Agreement and the other Finance
Documents as an Additional Guarantor pursuant to clause 35.5 (Additional Guarantors) of the
Facility Agreement. [] is a [company duly incorporated] under the laws of [name of relevant jurisdiction] with registered number [].
3With effect on the date of this Accession Deed, the NewCo shall be, and is hereby made, an additional party to the Facility Agreement, as joint and several guarantor with the Guarantors as at the date of the Facility Agreement (the Original Guarantors) and any other Additional
Guarantor previously made a guarantor under the Facility Agreement (a Previously Acceded
Additional Guarantor), and the Facility Agreement shall henceforth be construed and treated in all respects as if references therein to “Guarantors” included references to the NewCo in addition to the Original Guarantors and any Previously Acceded Additional Guarantor.
4The NewCo hereby agrees with the Finance Parties, the Original Guarantors, any Previously
Acceded Additional Guarantor [and [Guarantor A] [UK ListCo] that, as and with effect from the date of this Accession Deed, it shall, jointly and severally with the Original Guarantors and any
Previously Acceded Guarantor:
(a)be bound by the terms of the Facility Agreement as if the NewCo had all times been named therein as Guarantor;
(b)duly and punctually perform all the liabilities and obligations whatsoever from time to time to be performed or discharged by the Original Guarantors and any Previously Acceded
Additional Guarantor under the Facility Agreement (and for which the Original Guarantors, any Previously Acceded Additional Guarantor and NewCo hereby agree to be jointly and severally liable); and
(c)without prejudice to the generality of paragraphs (a) and (b) above, be [indebted for][a guarantor under the Guarantee in respect of] the full amount of the Loan, interest thereon and all other sums which may be or become due to the Finance Parties pursuant to the
Facility Agreement.
5[Guarantor A] [UK ListCo] confirms that no Default is continuing or would occur as a result of
NewCo becoming an Additional Guarantor.
6NewCo’s administrative details for the purposes of the Facility Agreement are as follows:
Address:[]
Attention:[]
7This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
THIS ACCESSION DEED has been signed on behalf of the Agent, signed on behalf of the Security
Agent, executed as a deed by [Guarantor A] [UK ListCo] and executed as a deed by [Additional
Guarantor] and is delivered on the date stated above.
EXECUTED as a DEED)
by)
for and on behalf of) ......................................
[]) Attorney-in-fact
as NewCo and Additional Guarantor)
in the presence of:)
......................................
Witness
Name:
Address:
Occupation:
EXECUTED as a DEED)
by)
for and on behalf of) ......................................
CADELER A/S)  Attorney-in-fact
as Guarantor A)
in the presence of:)
......................................
Witness
Name:
Address:
Occupation:
THE AGENT
[DNB BANK ASA]
By:
THE SECURITY AGENT
[DNB BANK ASA]
By:
Schedule 7
Form of Transfer Certificate
To:[DNB BANK ASA] as Agent
From:[The Existing Lender], a company incorporated in [insert jurisdiction of incorporation] (the
Existing Lender), and [The New Lender], a company incorporated in [insert jurisdiction of incorporation] (the New Lender)
Dated:
Facility Agreement for a Green Term Loan Facility of up to €125,000,000 dated [●] 2025 (the
Facility Agreement)
1We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as a
Transfer Certificate for the purposes of the Facility Agreement. Terms defined in the Facility
Agreement have the same meaning in this Agreement unless given a different meaning in this
Agreement.
2We refer to clause 34.8 (Procedure for assignment) of the Facility Agreement:
(a)The Existing Lender assigns absolutely to the New Lender all the rights of the Existing
Lender under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment and participations in the Loan under the Facility Agreement as specified in Schedule 1.
(b)The Existing Lender is released from the obligations owed by it which correspond to that portion of the Existing Lender’s Commitment and participations in the Loan under the
Facility Agreement specified in Schedule 1 (but the obligations owed by the Obligors under the Finance Documents shall not be released).
(c)On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
(d)The proposed Transfer Date is [●].
(e)The Facility Office and address, email address and attention details for notices of the New
Lender for the purposes of clause 46.2 (Addresses) of the Facility Agreement are set out
in Schedule 1.
3The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 34.7 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.
4The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender].
5[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(i)a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)a partnership each member of which is:
(A)a company so resident in the United Kingdom; or
(B)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(iii)a company not so resident in the United Kingdom which carries on a trade in the
United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits
(within the meaning of section 19 of the CTA) of that company.]
6[The New Lender provides a QPP Certificate in the form set out in Schedule 2.]
7[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme
(reference number []) and is tax resident in [], so that interest payable to it by the Borrower is generally subject to full exemption from UK withholding tax and that that it wishes that scheme to apply to the Facility Agreement.]
8This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 34.9 (Copy of Transfer Certificate to Borrower) of the Facility
Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this
Agreement.
9This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
10This Agreement and any non-contractual obligations connected with it are governed by English law.
11This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note:The execution of this Transfer Certificate may not assign a proportionate share of the
Existing Lender's interest in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Existing Lender's interest in the Security
Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.
Schedule 1
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility Office address, email address and attention details for notices and account details for payments.]
[Existing Lender][New Lender]
By:By:
This Agreement is accepted by the Agent as a Transfer Certificate for the purposes of the Facility
Agreement and the Transfer Date is confirmed as [●].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
[DNB BANK ASA] as Agent
By:
1 A QPP Certificate is to be executed alongside the Transfer Certificate if the New Lender is a person eligible for the UK withholding tax exemption for qualifying private placements.
Schedule 2
Form of New Lender QPP Certificate1
To:Wind Keeper Limited as the Borrower
From:[Name of New Lender]
Dated:[●]
Facility Agreement for a Green Term Loan Facility of up to €125,000,000 dated [●] 2025 (the
Facility Agreement)
1We refer to the Facility Agreement. This is a QPP Certificate. Terms defined in the Facility
Agreement have the same meaning in this QPP Certificate unless given a different meaning in this QPP Certificate.
2We confirm that:
(a)we are beneficially entitled to all interest payable to us as a Lender under the Loan;
(b)we are a resident of a qualifying territory; and
(c)we are beneficially entitled to the interest which is payable to us on the Loan for genuine commercial reasons, and not as part of a tax advantage scheme.
These confirmations together form a creditor certificate.
3In this QPP Certificate the terms "resident", "qualifying territory", "scheme", "tax advantage scheme" and "creditor certificate" have the meaning given to them in the Qualifying Private
Placement Regulations 2015 (2015 No. 2002).
[Name of New Lender]
By:
[This QPP Certificate is required where a lender is a person eligible for the UK withholding tax exemption for qualifying private placements; a separate QPP Certificate should be provided by each such lender.]
Schedule 8
Form of Compliance Certificate
To: [DNB BANK ASA] as Agent
From:Cadeler A/S, a company incorporated in Denmark, as Guarantor A
Dated: []
Dear Sirs
Facility Agreement for a Green Term Loan Facility of up to €125,000,000 dated [●] 2025 (the
Facility Agreement)
1Financial Covenants
I/We confirm that as at the Measurement Period ended on [30 June] [31 December] []:
(a)Equity Ratio: the Equity Ratio is []:1.0, calculated as shown in Appendix A and compared against a minimum ratio which is 0.35:1.0.
(b)Liquidity: Cadeler A/S (on a consolidated basis) maintains Cash and Cash Equivalents of
€[], calculated as shown in Appendix B and compared against a minimum required amount of €[].
(c)Working Capital: the Working Capital was higher than zero (0), being €[], calculated as shown in Appendix C.
2Security Requirement
We confirm that the Security Value is €[] calculated as shown in Appendix D, compared against a Minimum Value of €[], calculated as shown in Appendix E.
3Distributions
For the purposes of clause 30.13 (Distributions and other payments by Group), the ratio of (a)
Net Interest Bearing Debt to (b) EBITDA, was [not] lower than 2.75:1.00.
4Default
[I/We confirm that no Default has occurred and is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]
Signed by:
……………………………………………………
Chief Financial Officer
[CADELER A/S] [UK ListCo]
Schedule 9
Form of Green Loan Compliance Certificate
To:[DNB BANK ASA as Agent]
From:Wind Keeper Limited
Dated:[]
Dear Sirs
Facility Agreement for a Green Term Loan Facility of up to €125,000,000 dated [●] 2025 (the
Facility Agreement)
1We refer to the Facility Agreement. This is a Green Loan Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Green Loan Compliance
Certificate unless given a different meaning in this Green Loan Compliance Certificate.
2This Green Loan Compliance Certificate is delivered with respect to the financial year ending [●]
(the Relevant Financial Year).
3We confirm that [Insert details re compliance with the Green Asset Criteria].
4As shown above, the Green Asset Criteria were [not] complied with. Accordingly:
(a)[the applicable Green Loan Margin Adjustment is an increase of the Margin of 0.10 per cent. per annum]/[there is no Green Loan Margin Adjustment];
(b)the Margin applicable to the Loan following the Green Loan Margin Adjustment is: []
5[Set out relevant calculations in reasonable detail]
6We confirm that the Green Loan Report relating to the Relevant Financial Year and attached hereto is a correct and complete copy of the original and has not been amended or superseded as at the date of this Green Loan Compliance Certificate.
Signed…………………..
Director
Wind Keeper Limited
Schedule 10
Forms of Notifiable Debt Purchase Transaction Notice
Part 1
Form of Notice on Entering into Notifiable Debt Purchase Transaction
To:DNB Bank ASA as Agent
From: [The Lender]
Dated:
Facility Agreement for a Green Term Loan Facility of up to €125,000,000 dated [●] 2025 (the
Facility Agreement)
1We refer to clause 35.3(b) (Disenfranchisement of Debt Purchase Transactions entered into by
Guarantor Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.
2We have entered into a Notifiable Debt Purchase Transaction.
3The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]
[Lender]
By:
Part 2
Form of Notice on Termination of Notifiable Debt Purchase Transaction /
Notifiable Debt Purchase Transaction ceasing to be with Guarantor Affiliate
To: DNB Bank ASA as Agent
From: [The Lender]
Dated:
Facility Agreement for a Green Term Loan Facility of up to €125,000,000 dated [●] 2025 (the
Facility Agreement)
1We refer to clause 35.2 (Prohibition on Debt Purchase Transactions by the Group) of the Facility
Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.
2A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [] has [terminated]/[ceased to be with a Guarantor Affiliate].
3The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]
[Lender]
By:
2 A QPP Certificate is to be executed if the Original Lender is a person eligible for the UK withholding tax exemption for qualifying private placements.
Schedule 11
Form of QPP Certificate2
To:Wind Keeper Limited as the Borrower
From:[Name of Lender]
Dated:[●]
Facility Agreement for a Green Term Loan Facility of up to €125,000,000 dated [●] 2025 (the
Facility Agreement)
1We refer to the Facility Agreement. This is a QPP Certificate. Terms defined in the Facility
Agreement have the same meaning in this QPP Certificate unless given a different meaning in this QPP Certificate.
2We confirm that:
(a)we are beneficially entitled to all interest payable to us as a Lender under the Loan;
(b)we are a resident of a qualifying territory; and
(c)we are beneficially entitled to the interest which is payable to us on the Loan for genuine commercial reasons, and not as part of a tax advantage scheme.
These confirmations together form a creditor certificate.
3In this QPP Certificate the terms "resident", "qualifying territory", "scheme", "tax advantage scheme" and "creditor certificate" have the meaning given to them in the Qualifying Private
Placement Regulations 2015 (2015 No. 2002).
[Name of Lender]
By:
[This QPP Certificate is required where a lender is a person eligible for the UK withholding tax exemption for qualifying private placements; a separate QPP Certificate should be provided by each such lender.]
€125m Refinancing – Wind Keeper Limited – Signature pages
SIGNATURES
THE BORROWER
WIND KEEPER LIMITED
By: Peter Brogaard Hansen/s/ Peter Brogaard Hansen
Authorised signatory
GUARANTOR A
CADELER A/S
By: Peter Brogaard Hansen/s/ Peter Brogaard Hansen
Authorised signatory
GUARANTOR B
CADELER INTERNATIONAL LIMITED
By: Peter Brogaard Hansen/s/ Peter Brogaard Hansen
Authorised signatory
GUARANTOR C
CADELER HOLDINGS LIMITED
By: Peter Brogaard Hansen/s/ Peter Brogaard Hansen
Authorised signatory
GUARANTOR D
CADELER UK LIMITED
By: Peter Brogaard Hansen/s/ Peter Brogaard Hansen
Authorised signatory
€125m Refinancing – Wind Keeper Limited – Signature pages
THE AGENT
DNB BANK ASA
By: /s/ Alexi George Remoundos
Title: Attorney-in-fact
THE SECURITY AGENT
DNB BANK ASA
By: /s/ Alexi George Remoundos
Title: Attorney-in-fact
THE BOOKRUNNER, CO-ORDINATOR and GREEN LOAN ADVISOR
DNB BANK ASA
By: /s/ Alexi George Remoundos
Title: Attorney-in-fact
€125m Refinancing – Wind Keeper Limited – Signature pages
THE ARRANGERS
DNB BANK ASA
By: /s/ Alexi George Remoundos
Title: Attorney-in-fact
KFW IPEX-BANK GMBH
By: /s/ Maria Papadopoulou
Title: Attorney-in-fact
SPAREBANK 1 SØR-NORGE ASA
By: /s/ Ioanna Kakavelaki
Title: Attorney-in-fact
€125m Refinancing – Wind Keeper Limited – Signature pages
THE ORIGINAL LENDERS
DNB BANK ASA
By: /s/ Alexi George Remoundos
Title: Attorney-in-fact
KFW IPEX-BANK GMBH
By: /s/ Maria Papadopoulou
Title: Attorney-in-fact
SPAREBANK 1 SØR-NORGE ASA
By: /s/ Ioanna Kakavelaki
Title: Attorney-in-fact
€125m Refinancing – Wind Keeper Limited – Signature pages
THE HEDGING PROVIDERS
DNB BANK ASA
By: /s/ Alexi George Remoundos
Title: Attorney-in-fact
KFW IPEX-BANK GMBH
By: /s/ Maria Papadopoulou
Title: Attorney-in-fact
SPAREBANK 1 SØR-NORGE ASA
By: /s/ Ioanna Kakavelaki
Title: Attorney-in-fact